Exhibit 99.2

Recent Development: Preliminary Financial Results

for the Quarter Ended September 30, 2006

We estimate sales for the third quarter of 2006 will total a third-quarter record of $1.66 billion, compared with third-quarter sales of $1.62 billion in 2005. Reported income from operations during the quarter is estimated to be $159 million, compared with $139 million during the same period last year. Depreciation and amortization during the third quarter are estimated at $60 million, the same as 2005.

When communicating to our Board of Directors and employees regarding the operating performance of the company, management excludes certain items, including those related to the company’s Chapter 11 proceedings, asbestos liabilities, restructuring and other activities. In the third quarter of 2006, such items amounted to a net credit of $5 million of additional income, compared with a net charge of $7 million during the same period of 2005. After excluding such items, adjusted income from operations for the third quarter of 2006 is estimated to be $154 million, compared with $146 million for the comparable period in 2005.

We have not yet finalized our financial results for the quarter ended September 30, 2006 and our preliminary financial results are subject to completion; accordingly, our actual results for the third quarter may differ from our estimated results. Final results for the quarter ended September 30, 2006 and the first nine months of 2006 are scheduled to be announced on Wednesday, October 25, 2006.

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in this offering memorandum before you decide to invest in the notes. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected.

Risks Related to Our Business and Our Industry

Downturns in residential and commercial construction activity or general business conditions could materially negatively impact our business and results of operations.

Construction activity has historically been cyclical and is influenced by prevailing economic conditions, including, in particular, the level of interest rates. A significant portion of our products are used in the residential and commercial construction, repair and improvement markets, and demand for certain of our products is affected in part by the level of new residential construction, although typically a number of months after the change in the level of construction. Leading economic indicators and forecasts during the second half of 2006 have indicated that the new residential construction market in the United States is weakening from historic highs. For example: (1) according to the U.S. Census Bureau, privately-owned housing starts in August 2006 were at a seasonally adjusted annual rate of 1.665 million, 6% below the revised July estimate of 1.772 million and 19.8% below the August 2005 rate of 2.075 million; and (2) according to the National Association of Home Builders, or NAHB, total housing starts in 2007 are estimated to be 1.620 million. This projected decline in housing starts ultimately would be expected to have a material negative impact on our future business results beginning in the near-term. While the Company does have certain businesses and products that are not as highly correlated with new residential construction, we cannot be certain that the revenue and income from these businesses would mitigate any decline in our results due to the forecasted weakening in residential housing construction activity. Other factors that may affect our business include employment levels, availability of financing, inflation, consumer confidence, demographic shifts, consumer income, and changes in federal, state and local government spending. Downturns in residential and commercial construction activity or general business conditions could materially negatively impact our business and results of operations.

Adverse weather conditions and natural disasters could materially negatively impact our results of operations.

Weather conditions and natural disasters can have a significant effect on residential and commercial construction activity. Generally, adverse weather negatively affects demand for our products; however, during the first, second and fourth quarters of 2005, we experienced increased demand for our residential roofing products in the southeastern United States driven in part by the rebuilding effort associated with the hurricanes in 2004 and 2005. We cannot predict and plan for the effects of changes in weather conditions with certainty. Adverse changes in weather conditions could lower the demand for and pricing of our products and cause our net sales and net income to decrease.

We may be exposed to increases in costs of energy, materials and transportation and reductions in availability of materials and transportation, which could reduce our margins and harm our results of operations.

Our business relies heavily on certain commodities and raw materials used in our manufacturing and distribution processes including minerals such as borates. Additionally, we spend a significant amount on inputs and services that are influenced by energy prices, such as natural gas, asphalt, a large number of chemicals and resins transportation costs related to the shipping of our products. Price increases for these inputs could raise costs and reduce our margins if we are not able to offset them either by increasing the prices of our products or by hedging where appropriate. Availability of certain of the raw materials we use has, from time to time, been limited, and our sourcing of some of these raw materials from a limited number of suppliers increases the risk of unavailability. Despite our contractual supply agreements with many of our suppliers, it is still possible that we could experience a lack of certain raw materials which could limit our ability to produce our products, thereby adversely affecting our business, financial condition and results of operations.

Our hedging activities to address energy price fluctuations may not be successful in offsetting future increases in those costs or may reduce or eliminate the benefits of any decreases in those costs.

In order to mitigate short-term variation in our operating results due to commodity price fluctuation, we partially hedge a portion of our near-term exposure to the cost of energy, primarily natural gas. The results of our hedging practice could be positive, neutral or negative in any period depending on price changes in the hedged exposures. For example the increases in natural gas and other energy commodities during 2005 were favorable to our hedging portfolio, resulting in the recognition of $26 million of income to offset increased cost of the hedged items. During 2006, declining natural gas cost have been unfavorable to our hedging portfolio, resulting in recognizing approximately $1 million in losses during the first six months of 2006.

Our hedging activities are not designed to mitigate long-term commodity price fluctuations and, therefore, will not protect us from long-term commodity price increases. In addition, in the future our hedging positions may not correlate to our actual energy costs, which would cause acceleration in the recognition of unrealized gains and losses on our hedging positions in our operating results.

We face significant competition in the markets we serve and we may not be able to compete successfully.

All of the markets we serve are highly competitive. We compete with manufacturers and distributors, both within and outside the United States, in the sale of insulation products and other glass fibers and glass fiber products. We also compete with other manufacturers and distributors in the sale of roofing materials, industrial asphalts, vinyl siding, windows and patio doors and other products. Principal methods of competition include quality of products, service, location, pricing, compatibility of systems, range of products and product design features. In some cases, we face competition from manufacturers in countries able to produce similar products at lower costs and we also face competition from the introduction by competitors of new products or technologies that may address our customers’ needs in a better manner, whether based on considerations of cost, useability or effectiveness. To achieve and/or maintain leadership positions in key product categories, we must continue to develop brand recognition and loyalty, enhance product quality and performance and customer service and develop our manufacturing and distribution capabilities. Market competition, new entrants or overcapacity may limit our ability to raise prices for our products when necessary, may force us to reduce prices and may also result in reduced levels of demand for our products. Our inability to compete in any of these categories and the loss of customers and pricing pressures caused by such competition or overcapacity could reduce the sales of our products and our revenues, thereby adversely affecting our business, financial condition and results of operations.

The seasonal nature of our building materials business may lead to variations in our quarterly earnings and cash flow.

Sales of building materials tend to follow seasonal home improvement, remodeling and renovation, and new construction patterns. The peak season for home construction and remodeling in our geographic markets generally corresponds with the second and third fiscal quarters. Sales levels for our building materials products, therefore, are typically higher during these quarters and lower in the first and fourth quarters, which correspond to the winter months in the United States. These variations in quarterly results could lead to variations in our quarterly earnings and cash flow.

Our sales may fall rapidly in response to declines in demand because we do not operate under long-term volume agreements to supply our customers and because of customer concentration in certain segments.

Our customer volume commitments are short-term, and we do not have a significant manufacturing backlog. As a result, we do not have the hedge provided by long-term volume contracts against downturns in customer demand and sales. Further, our costs are not susceptible to immediate adjustment in response to changes in sales. In addition, although no single customer represents more than 10% of our annual sales, sales of some of the products in our building materials product category are dependent on a limited number of customers, who account for a significant portion of such sales. The loss of such key customers for such products, or a significant reduction in sales to those customers, could significantly reduce our revenues in these products. In addition, if demand for our products is reduced and we are unable to operate our manufacturing facilities at high capacity levels, the fixed costs associated with these facilities may not be fully absorbed and productivity will be reduced, resulting in higher average unit costs and lower gross margins.

Our operations require substantial capital, leading to high levels of fixed costs that will be incurred regardless of our level of business activity.

Our businesses are capital intensive, and they regularly require capital expenditures to expand the operations, maintain the equipment, increase operating efficiency and comply with environmental laws, leading to high fixed costs, including depreciation expense. Total spending for capital investments, including investments in affiliates net of cash acquired, was $302 million during 2005 and we expect to spend approximately $350 million in 2006. We are limited in our ability to reduce fixed costs quickly in response to reduced demand for our products and these fixed costs may not be fully absorbed, resulting in higher average unit costs and lower gross margins.

We may be subject to liability under and may make substantial future expenditures to comply with environmental laws and regulations.

Our manufacturing facilities are subject to numerous foreign, federal, state and local laws and regulations relating to the presence of hazardous materials, pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage and transport of hazardous materials, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We have had environmental liabilities in the past and certain of these liabilities will not be discharged through the Debtors’ bankruptcy proceedings. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. As a result of these uncertainties, we may incur unexpected interruptions to operations, fines, penalties or other reductions in income which would negatively impact our business, financial condition and results of operations. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. In 2005, we expended approximately $6 million in capital related to environmental control activities and approximately $47 million in related operating costs. We also estimate a reserve of approximately $13 million at September 30, 2006 in accordance with generally accepted accounting principles to reflect environmental liabilities that have been asserted or are probable of assertion. Present and future environmental laws and regulations applicable to our operations, and changes in their interpretation, may require substantial capital expenditures or may require or cause us to modify or curtail our operations, which may have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with our international operations.

We sell products and operate plants throughout the world. Approximately 16% of our net sales in 2005 were outside of the United States. Our international sales and operations are subject to risks and uncertainties, including:

•	possible government legislation;

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in regulatory environments;

•	economic and political conditions;

•	tax rates that may exceed those in the United States;

•	tax inefficiencies and currency exchange controls that may adversely affect our ability to repatriate cash from non-United States subsidiaries;

•	the imposition of tariffs or other import or export restrictions;

•	costs and availability of shipping and transportation;

•	nationalization of properties by foreign governments; and

•	currency exchange rate fluctuations between the United States dollar and foreign currencies.

As we continue to expand our business globally, we may have difficulty anticipating and effectively managing these and other risks that our international operations may face, which may adversely affect our business outside the United States and our financial condition and results of operations.

We may not be able to successfully integrate newly acquired businesses, joint ventures and other partnerships into our operations or achieve expected profitability from our acquisitions.

We have recently announced certain possible strategic acquisitions and may explore additional acquisitions in the future. If we cannot complete or successfully integrate these or future acquisitions, joint ventures and other partnerships, we may be unable to generate sufficient revenue to offset acquisition costs, we may incur costs in excess of what we anticipate or we may be unable to profitably grow our businesses. Acquisitions involve substantial risks, including:

•	unforeseen difficulties in integrating operations, technologies, services, accounting and personnel;

•	diversion of financial and management resources from existing operations;

•	unforeseen difficulties related to entering geographic regions where we do not have prior experience;

•	risks relating to obtaining sufficient equity or debt financing;

•	potential loss of key employees; and

•	potential loss of customers.

In addition, we could finance an acquisition with debt, resulting in higher leverage and interest costs.

Our intellectual property rights may not provide meaningful commercial protection for our products or brands, which could adversely affect our business.

Owens Corning relies on its proprietary intellectual property, including numerous registered trademarks, as well as its licensed intellectual property. We monitor and protect against activities that might infringe, dilute, or otherwise harm our patents, trademarks and other intellectual property and rely on the patent, trademark and other laws of the United States and other countries. However, we may be unable to prevent third parties from using our intellectual property without our authorization. To the extent we cannot protect our intellectual property, unauthorized use and misuse of our intellectual property could harm our competitive position and have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of some non-U.S. jurisdictions provide less protection for our proprietary rights than the laws of the United States. If we are unable to maintain certain exclusive licenses, our brand recognition could be adversely affected.

We could face potential product liability claims relating to products we manufacture, we may not accurately estimate costs related to such claims, and we may not have sufficient insurance coverage available to cover product liability claims.

Our products are used in a wide variety of residential and commercial applications. We face an inherent business risk of exposure to product liability or other claims in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or to property. Aside from asbestos-related claims which will be resolved through our bankruptcy proceedings, we may in the future incur liability if other product liability lawsuits against us are successful. Moreover, any such lawsuits, whether or not successful, could result in adverse publicity to us, which could cause our sales to decline.

In addition, consistent with industry practice, we provide warranties on many of our products and we may experience costs of warranty or breach of contract claims if our products have defects in manufacture or design or they do not meet contractual specifications. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs and thereby fail to establish adequate warranty reserves for them. We maintain insurance coverage to protect us against product liability claims, but that coverage may not be adequate to cover all claims that may arise or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or that exceeds our established reserves could materially and adversely affect our results of operations and financial condition.

We are subject to litigation in the ordinary course of business.

We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. While management believes the Company has responsible and prudent insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated, we cannot assure that the outcome of all current or future litigation will not have a material adverse effect on the Company and its results of operations. For a more detailed discussion of the Company’s legal proceedings see “Business—Legal Proceedings” and the notes to the Consolidated Financial Statements.

We depend on our senior management team and other skilled and experienced personnel to operate our business effectively, and the loss of any of these individuals could adversely affect our business and our future financial condition or results of operations.

We are highly dependent on the skills and experience of our senior management team and other skilled and experienced personnel. These individuals possess sales, marketing, manufacturing, logistical, financial and administrative skills that are important to the operation of our business. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy and could adversely affect our business and our future financial condition or results of operations. Although we will implement an incentive plan in connection with our emergence from bankruptcy, we cannot assure you that we will be able to retain all of our existing senior management personnel or to attract additional qualified personnel when needed.

Increases in the cost of labor, union organizing activity, labor disputes and work stoppages at our facilities could delay or impede our production, reduce sales of our products and increase our costs.

The costs of labor are generally increasing, including the costs of employee benefit plans. Currently, approximately 50% of our employees are represented by labor unions. We are subject to the risk that strikes or other types of conflicts with personnel may arise or that we may become the subject of union organizing activity at additional facilities. In particular, renewal of collective labor agreements typically involves negotiation, with the potential for work stoppages at affected plants. Currently, all of our union employees are covered by collective bargaining agreements. Any interruption in the production of our products could reduce sales of our products and increase our costs. We also may not be able to renew our labor agreements on terms that are favorable to us, which could result in increased labor costs and adversely affect our business, results of operations and financial condition.

Uninsured judgments or a rise in insurance premiums may adversely impact our results of operations.

In the ordinary course of business, we are subject to various claims and litigation. In accordance with customary practice, we maintain insurance against some, but not all, of these potential claims. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. The levels of insurance we maintain are in amounts that management believes to be prudent, but they may not be adequate to fully cover any and all losses or liabilities. Further, we may not be able to maintain insurance at commercially acceptable premium levels or at all. If any significant accident, judgment, claim or other event is not fully insured or indemnified against, it could have a material adverse effect on our business, financial condition and results of operations.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

After our emergence from bankruptcy, on a pro forma basis as of June 30, 2006, assuming that the FAIR Act is not passed and the Contingent Note is paid in full, our consolidated indebtedness would have been approximately $2.0 billion, including $1.8 billion outstanding under our Credit Facilities and the issuance of the notes.

Our degree of leverage after our emergence from bankruptcy could have important consequences, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other business purposes;

•	certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

In addition, the credit agreement governing our Credit Facilities and the indenture governing the notes will contain various covenants that will impose significant operating and financial restrictions on us and/or our subsidiaries. Please see “Description of Indebtedness” for a description of the Credit Facilities.

We also expect to have a $1.0 billion revolving credit facility, under which we would be able to incur debt for working capital and/or for other general corporate purposes. We may also be able to incur additional debt in the future, which may intensify the risks set forth above.

Our obligations under the Contingent Note and with respect to the issuance and delivery of the Contingent Shares are secured by the pledge of 51% of the voting stock of OCD and any other direct subsidiaries of Reorganized Owens Corning. If we were to default on our obligations under the Contingent Note or we failed to deliver the Contingent Shares if and when required, the Asbestos Trust could foreclose on the voting stock of our subsidiaries that serve as collateral.

We will not be insured against all potential losses and could be seriously harmed by natural disasters, catastrophes or sabotage.

Many of our business activities involve substantial investments in manufacturing facilities and many products are produced at a limited number of locations. These facilities could be materially damaged by natural disasters such as floods, tornados, hurricanes and earthquakes or by sabotage. We could incur uninsured losses and liabilities arising from such events, including damage to our reputation, and/or suffer material losses in operational capacity, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Capital Structure

A small number of our stockholders could be able to significantly influence our business and affairs.

Upon emergence, a few financial institutions may own substantial amounts of our outstanding common stock. In addition, if the Asbestos Trust receives the 28.2 million Contingent Shares, the Asbestos Trust will hold approximately 21% of our common stock. Large holders such as these parties may be able to affect matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. In addition, pursuant to the terms of the Plan, our bylaws will confer upon each of the Asbestos Trust, directors designated by holders of our pre-petition bonds and the currently serving directors of OCD certain rights to fill certain vacancies in our board of directors. Our bylaws will also give the Asbestos Trust the right to nominate two directors for as long as the Asbestos Trust holds shares representing at least 1% of our common stock. Please see “Management—Directors and Executive Officers—Directors” for a more detailed description of the rights granted to certain holders of our common stock with respect to our board of directors.

We are a holding company with no operations of our own and depend on our subsidiaries for cash.

We are a holding company and most of our assets are held by our direct and indirect subsidiaries and we will primarily rely on dividends and other payments or distributions from our subsidiaries to meet our obligations under the notes. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, agreements with co-investors in non-wholly-owned subsidiaries, the terms of our new senior credit facilities and the covenants of any future outstanding indebtedness we or our subsidiaries may incur. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the debt securities upon the occurrence of a change of control and certain other events, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Decreases in the value of our common stock will lower the value of our net operating losses and may result in our paying federal taxes sooner than we have anticipated.

The pro forma financial information set forth in this offering memorandum reflects reduced tax obligations based on deferred tax assets such as net operating losses. The net operating losses we have generated will be reduced by the amount of any cancellation of indebtedness income we recognize in connection with the Debtors’ emergence from bankruptcy. The amount of cancellation of indebtedness income generated with respect to the claims of the bondholders increases as the value of the equity issued to the bondholders under the Plan decreases, with the result that additional net operating losses must be used to offset the increased cancellation of indebtedness income. Similarly, the net operating losses created as a result of the distribution of the Contingent Shares to the Asbestos Trust is dependent upon the value of the Contingent Shares when they are actually distributed to the Asbestos Trust. The projected net operating losses of $2.9 billion, representing a $1.1 billion deferred tax asset, used in our pro forma calculations were based on the assumption that our common stock would be worth $30 per share at the time the shares were issued to the bondholders and the Contingent Shares were distributed to the Asbestos Trust. If our shares are valued at less than $30 at the time the bondholders are issued shares, or when the Contingent Shares are actually issued to the Asbestos Trust, our actual net operating losses will likely be lower than we have projected. For every $1 reduction in the value of our shares from the $30 assumption, our net operating losses would be reduced by approximately $55 million, resulting in an approximate $22 million reduction in our deferred tax assets. A significant reduction in our deferred tax assets, such as our net operating losses, may result in our paying federal taxes sooner than we have anticipated.

Provisions in our amended and restated certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change in control of our company or changes in our management.

Our amended and restated certificate of incorporation and bylaws will contain provisions that could act to discourage, delay or prevent a change in control of our company or changes in our management that our holders of our notes may deem advantageous. These provisions will:

•	require a 75% super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;

•	require approval of the Asbestos Trust with respect to the amendment of certain provisions in our amended and restated certificate of incorporation and bylaws, if the amendment could adversely effect certain rights granted to the Asbestos Trust;

•	authorize the issuance of “blank check” preferred stock that our board of directors has a restricted right to increase the number of outstanding shares to discourage a takeover attempt;

•	create a staggered board of directors;

•	prohibit stockholder action by written consent, and require that all stockholder actions be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, amend or repeal our bylaws except in limited circumstances; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change in control of our company.

Our capital structure is subject to change if the FAIR Act is passed.

Pursuant to the Plan, on the Effective Date the Asbestos Trust will be provided with a contingent right to receive:

•	$1.39 billion in cash, plus 7% simple interest from the Effective Date to the date such payment is made, which contingent right is evidenced by the Contingent Note, and

•	28.2 million Contingent Shares of our common stock that will be reserved and held in treasury for future issuance and delivery.

The Asbestos Trust will be entitled to the $1.39 billion plus interest payable under Contingent Note and the Contingent Shares if the FAIR Act is not enacted into law on or before the Trigger Date or if the FAIR Act is enacted into law on or before the Trigger Date and is subject to a constitutional challenge prior to March 31, 2007 that is ultimately successful.

If the FAIR Act is not enacted and made law by the Trigger Date, then the $1.39 billion plus interest payable under Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than January 8, 2007.

In addition, on the Effective Date, holders of OCD common stock will receive warrants to obtain 7,836,992 shares of our common stock, with an exercise price of $45.25 per share, and holders of certain subordinated claims will receive warrants to obtain 17,502,848 shares of our common stock, with an exercise price of $43.00 per share.

If the FAIR Act is enacted and made law prior to Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or is constitutionally challenged on or before March 31, 2007 but such challenge is unsuccessful, the Contingent Note will be cancelled and no Contingent Shares will be issued or delivered to the Asbestos Trust. If the FAIR Act is enacted by the Trigger Date but is subject to a constitutional challenge to its validity on or before March 31, 2007, the distribution of the amounts payable under the Contingent Note and the Contingent Shares will be suspended until the challenge is resolved by a final non-appealable judgment. In addition, if the 28.2 million Contingent Shares are not issued and delivered to the Asbestos Trust, holders of OCD common stock will have the right to exchange the warrants obtained pursuant to the Plan, without further consideration, for an aggregate of 19,241,988 shares of our common stock, and holders of the subordinated claims will have the right to exchange their warrants, without further consideration, for an aggregate of 8,012,165 shares of our common stock. Accordingly, our capital structure is subject to change after our emergence from bankruptcy. Uncertainty regarding our ultimate capital structure may have an impact on the trading market for our notes.

Risks Related to Emergence from Bankruptcy

Our actual financial results may vary significantly from the projections filed with the bankruptcy court.

In connection with the plan process, the Debtors were required to prepare projected financial information to demonstrate to the bankruptcy court the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from bankruptcy. These projections are not part of this offering memorandum and should not be relied upon in connection with the purchase of our notes. At the time they were last filed with the USBC on July 11, 2006, the projections reflected numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our and the Debtors’ control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. Our actual results will vary from those contemplated by the projections and the variations may be material.

Because our consolidated financial statements will reflect fresh-start accounting adjustments made upon emergence from bankruptcy, financial information in our future financial statements will not be comparable to OCD’s financial information from prior periods.

Upon emergence from Chapter 11, we will adopt fresh-start accounting in accordance with Statement of Position 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, the purchase method of accounting for business combinations. We will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as excess reorganizational value, which is subject to periodic evaluation for impairment. In addition, under fresh-start accounting the accumulated deficit will be eliminated. Thus, our future balance sheets and results of operations will not be comparable in many respects to balance sheets and consolidated statements of operations data for periods prior to adoption of fresh-start accounting. You will not be able to compare information reflecting our post-emergence financial statements to information for periods prior to emergence from bankruptcy, without making adjustments for fresh-start accounting. The lack of comparable historical information may discourage investors from purchasing our notes. Additionally, the financial information contained in this offering memorandum may not be indicative of future financial information.

Our final fresh-start accounting adjustments may vary significantly from the preliminary fresh-start accounting adjustments used to calculate the pro forma financial data that is included in this offering memorandum.

We have prepared the unaudited pro forma condensed consolidated financial data set forth in this offering memorandum to give effect to fresh-start accounting adjustments, as reflected in “Unaudited Pro Forma Condensed Consolidated Financial Information” based on the assumptions described in the footnotes to the pro forma financial information contained in this offering memorandum. These assumptions include initial fresh-start valuations made as of the Effective Date of the Plan. However, updates to these valuations will be completed after the Effective Date and we anticipate that such updates may reflect a significant difference in valuations than that presented as of the Effective Date. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and that such adjustments will be material.

We expect that the actual valuations that support the fair value of the assets and liabilities may differ significantly from those used to prepare the unaudited pro forma condensed consolidated financial data included in this offering memorandum, these differences will be reflected in our future balance sheets and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the pro forma financial data contained in this offering memorandum may not accurately represent the post-emergence financial condition of the Company and any differences may be material.

We cannot be certain that the bankruptcy proceeding will not adversely affect our operations going forward.

We have been operating in bankruptcy for the past six years and, as a result, have been required to make only limited payments on our pre-petition indebtedness and our pre-petition liabilities. We cannot assure you of our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers upon emergence from bankruptcy or that the requirement to make payments on our indebtedness or other liabilities on a current basis will not adversely affect our business. The failure to obtain such favorable terms and retain customers and the requirement to make payments on our debt and other liabilities could adversely affect our financial performance.

We may be subject to claims that were not discharged in the bankruptcy proceedings, which could have a material adverse effect on our results of operations and profitability.

Substantially all of the material claims against the Debtors that arose prior to the date of the bankruptcy filing were addressed during the Chapter 11 proceedings or will be resolved in connection with the Plan and Confirmation Order. In addition, the Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation and certain debts arising afterwards. Circumstances in which claims and other obligations that arose prior to the bankruptcy filing were not discharged primarily relate to certain actions by governmental units under police power authority, where we have agreed to preserve a claimant’s claims, as well as, potentially, instances where a claimant had inadequate notice of the bankruptcy filing. In addition, except in limited circumstances, claims against non-debtor subsidiaries, including foreign subsidiaries, are generally not subject to discharge under the Bankruptcy Code. To the extent any pre-filing liability remains, the ultimate resolution of such claims and other obligations may have a material adverse effect on our results of operations, profitability and financial condition.

THE REORGANIZATION

This section provides a description of the Debtors’ reorganization and emergence from bankruptcy reflecting the acceptance of the Plan by all classes entitled to vote and confirmation of the Plan by the USBC and the approval of that confirmation by the United States District Court for the District of Delaware and assuming that the Effective Date of the Plan has occurred. The description in this section is qualified in its entirety by reference to the Plan. The terms of the Plan are more detailed than the description provided in this section, which may have omitted descriptions of items which may be of interest to particular investors. Therefore, please carefully consider the actual provisions of the Plan for more complete information about the transactions to be consummated in connection with the Debtors’ emergence from bankruptcy. For further detail regarding the bankruptcy proceeding, please see the Notes to the Consolidated Financial Statements.

On October 5, 2000, OCD and the other Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the USBC with the goal of resolving asbestos claims and other liabilities in a fair and equitable manner and protecting the long-term value of OCD’s businesses. During the course of the bankruptcy proceedings, OCD has continued to operate its business as a debtor in possession.

Plan of Reorganization

In May 2006, OCD and its major creditor and equity constituencies entered into a term sheet, which we refer to as the Term Sheet, outlining the principal terms of a plan of reorganization that would potentially allow the Debtors to emerge from bankruptcy in the fourth quarter of 2006 with the protection of an asbestos personal injury and wrongful death channeling injunction pursuant to Section 524(g) of the Bankruptcy Code. The economic terms set forth in the Term Sheet were agreed to among the Debtors, the committee representing asbestos personal injury and wrongful death claimants, which we refer to as the Asbestos Claimants’ Committee, the legal representative for future asbestos personal injury and wrongful death claimants, who we refer to as the Future Claimants’ Representative, the official representatives of bondholders and trade creditors, the ad hoc bondholders’ committee and the ad hoc equity holders’ committee.

In May 2006, OCD, the Asbestos Claimants’ Committee, the Future Claimants’ Representative and certain holders of pre-petition bonds issued by OCD also entered into a plan support agreement, which we refer to as the Plan Support Agreement, whereby the supporting holders of pre-petition bonds agreed to accept the treatment provided for their claims in the Term Sheet and, subject to the terms of the Plan Support Agreement and the Bankruptcy Code, to support a plan of reorganization consistent with the terms of the Term Sheet. The USBC entered a final order approving the Plan Support Agreement on June 29, 2006.

Consistent with the Term Sheet, the Debtors filed a plan of reorganization with the USBC on July 10, 2006, as well as a disclosure statement relating to that plan of reorganization, which we refer to as the Disclosure Statement. On July 11, 2006, the USBC entered an order that, among other things, approved in all respects the Disclosure Statement and scheduled a hearing on the confirmation of the Plan to commence on September 18, 2006. The USBC confirmed the Plan in an order entered on September 26, 2006, and that order was affirmed by the United States District Court for the District of Delaware on September 28, 2006. Once each of the conditions precedent to the Plan’s effectiveness is satisfied or waived within the relevant timeframes, the Plan will become effective and each of the Debtors will emerge from bankruptcy. The Debtors’ current objective is for the Effective Date to occur on or about October 31, 2006.

Upon the Effective Date, the Asbestos Trust will be created and funded by the Debtors pursuant to Section 524(g) of the Bankruptcy Code, and all qualifying holders of present and future asbestos personal injury and wrongful death claims will be paid from such Asbestos Trust. The Plan and the order confirming the Plan each contain an injunction channeling asbestos personal injury and wrongful death claims to the Asbestos Trust and precluding any individual or entity from bringing asbestos personal injury and wrongful death claims against the parties protected by the “channeling” injunction as set forth in the Plan. On the Effective Date, the Asbestos Trust will be funded with an approximate aggregate amount of approximately $2.7 billion, with $1.25 billion paid from the Company’s available cash and the remainder paid from funds held in the Fibreboard Insurance Settlement

Trust, certain insurance escrows and other restricted cash. As described in “—Contingent Note and Contingent Shares” below, the Plan also provides for the Asbestos Trust to receive a contingent right to receive payment from Reorganized Owens Corning of $1.390 billion in cash, plus 7% simple interest from the Plan Effective Date to the payment date, and issuance and delivery by Reorganized Owens Corning of 28.2 million shares of Reorganized Owens Corning common stock that, on the Effective Date, will be reserved and held in treasury for future issuance and potential distribution depending on the future outcome of the FAIR Act. Pursuant to the Plan, the Contingent Note will be payable and the reserved shares will be distributed to the Asbestos Trust if the FAIR Act has not been enacted into law by the Trigger Date or the FAIR Act is enacted into law on or before the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful. If the FAIR Act is not enacted into law by the Trigger Date, then the Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than January 8, 2007. If the FAIR Act is enacted by the Trigger Date, but is subject to a constitutional challenge to its validity on or before March 31, 2007, the vesting of the payments to be made under the Contingent Note and the Contingent Shares will be suspended until the legal challenge is resolved by a final non-appealable judgment.

Under the Plan, holders of claims related to OCD’s pre-petition bank facility will be paid in full, including post-petition interest, in an amount in cash totaling approximately $2.405 billion. Pursuant to the Plan, holders of OCD’s pre-petition bonds will receive an aggregate of 27.0 million shares of Reorganized Owens Corning common stock and non-bondholder senior and junior creditors of the various Debtors will receive an aggregate of approximately $284 million in cash. Also consistent with the Plan, holders of OCD common stock will receive warrants to obtain 7,836,992 shares of our common stock, at an exercise price of $45.25 per share, and holders of certain subordinated claims will receive warrants to obtain 17,502,848 shares of our common stock, at an exercise price of $43.00 per share. If the 28.2 million Contingent Shares are not issued and delivered to the Asbestos Trust, holders of OCD common stock and holders of certain subordinated claims may have the right under the Plan to exchange the aforementioned warrants for 19,241,988 shares of our common stock and 8,012,165 shares of our common stock, respectively. Additionally, as part of incentive arrangements contained in the Plan, certain directors and employees of the Company will receive at emergence an aggregate of up to 3.3 million restricted shares of our common stock and options to purchase approximately 2.1 million shares of our common stock. In total, in connection with the Plan, on the Effective Date all of OCD’s previously issued stock, options and warrants will be cancelled, and up to 103.2 million shares of Reorganized Owens Corning common stock will be distributed to certain creditors, Backstop Purchasers, directors and employees.

Formation of Reorganized Owens Corning

In connection with its emergence from bankruptcy, OCD will undertake an internal restructuring of its legal entity structure, to realign its overall structure along business unit lines. As part of that internal restructuring, on July 21, 2006, Reorganized Owens Corning was formed as a Delaware corporation and a direct subsidiary of OCD. Pursuant to the terms of the Plan, on the Effective Date all of OCD’s previously issued stock, options and warrants will be cancelled and OCD will issue 100 shares of its common stock to Reorganized Owens Corning. Concurrently with that issuance, OCD will forfeit its ownership of Reorganized Owens Corning. As a result, following the consummation of the transactions contemplated by the Plan, Reorganized Owens Corning will become the direct parent of OCD, will be the parent holding company for OCD and OCD’s subsidiaries, will be the issuer of the common stock offered hereby, will be the borrower under the Credit Facilities, and is the issuer of the notes. Please see “Description of Indebtedness—Senior Credit Facilities” for more information on the Credit Facilities. We anticipate that, at the time of the Debtors’ emergence from Chapter 11, OCD will change its name to Owens Corning Sales, Inc. and Owens Corning (Reorganized) Inc. will be renamed “Owens Corning.” We further anticipate that, as part of the internal restructuring conducted following the Debtors’ emergence from Chapter 11, Owens Corning Sales, Inc. will be converted into Owens Corning Sales, LLC, a Delaware limited liability company.

Rights Offering

Pursuant to the Plan and an order of the USBC approving the Rights Offering subscription procedures, OCD initiated the Rights Offering, whereby holders of OCD’s pre-petition bonds and certain non-bondholder creditors of OCD were offered the right to purchase up to their pro rata share of 72.9 million shares of Reorganized Owens Corning common stock at a purchase price of $30.00 per share. To exercise these rights, each subscribing holder was required to enter into a subscription agreement with OCD, which had been distributed to the holder together with its ballot as part of the solicitation materials relating to approval of the Plan, and pay to a subscription agent (on behalf of the Debtors) on or before the expiration of the Rights Offering an amount equal to the aggregate purchase price for the shares of our common stock elected to be purchased by that holder pursuant to the Rights Offering. A total of 2,886,860 shares of our common stock were subscribed for pursuant to the Rights Offering.

In the event that the Plan does not become effective, the subscription agent, OCD or Reorganized Owens Corning, as the case may be, will, within five business days of the failure to consummate the Plan, return to each holder that exercised a right under the Rights Offering, the aggregate purchase price paid by that holder, with any simple interest actually earned thereon after the expiration of the Rights Offering.

Equity Commitment Agreement

In connection with the Rights Offering, OCD entered into the Equity Commitment Agreement with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to the Rights Offering that are not subscribed for and issued pursuant to the Rights Offering. In consideration for this commitment from J.P. Morgan Securities Inc., OCD paid a $100 million fee, which we refer to as the Backstop Fee, to J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. is committed to purchase, pursuant to the terms of the Equity Commitment Agreement, the 70,013,140 shares of our common stock that were not subscribed for and issued pursuant to the Rights Offering.

In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other Backstop Purchasers, whereby each other Backstop Purchaser agreed to purchase from J.P. Morgan Securities Inc. a portion of any shares of our common stock purchased by J.P. Morgan Securities Inc. under the Equity Commitment Agreement. The other Backstop Purchasers will receive a pro rata portion of the Backstop Fee in consideration for their commitments under the syndication agreement.

The commitment of J.P. Morgan Securities Inc. to purchase shares of our common stock that are not otherwise issued pursuant to the exercise of rights in the Rights Offering is subject to the satisfaction of various conditions under the Equity Commitment Agreement, such that the Backstop Purchasers will not be obligated to purchase our common stock subject to the terms of the Equity Commitment Agreement and the related syndication agreement unless certain conditions precedent are satisfied, including the following:

•	a confirmation order has been entered by the USBC and that order is non-appealable, has not been appealed within ten calendar days of its entry or, if the order is appealed, has not been stayed pending appeal, and there has not been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the confirmation order, which we refer to as the finality condition;

•	the Reorganized Owens Corning common stock issuable upon exercise of the rights has been approved for trading on the New York Stock Exchange or Nasdaq, subject to official notice of issuance; and

•	a registration statement has been filed with the SEC and has been declared effective on or prior to the Effective Date of the Plan.

The commitment of J.P. Morgan Securities Inc. to purchase shares of our common stock expires on October 31, 2006. Under specified circumstances, we can extend this obligation to December 15, 2006 for an additional non-refundable fee of $30 million. On October 12, 2006 a motion filed by Joel Ackerman, which we refer to as the Ackerman Motion, was docketed by the USBC. The Ackerman Motion was dismissed as moot by the USBC on October 17, 2006 and the District Court denied the motion and declared the confirmation order final on October 19, 2006. To help remove any uncertainty under applicable law and procedural rules respecting the ability of Owens Corning to meet the pre-conditions to the Equity Commitment Agreement on October 31,

2006, Owens Corning intends to enter into a waiver agreement with respect to the Equity Commitment Agreement. The waiver agreement provides that Owens Corning will pay J.P. Morgan Securities, Inc. a fee of $15 million in return for a waiver of the finality condition as it relates to the Ackerman Motion and certain other matters, which fee will be shared pro rata with the other Backstop Purchasers. Owens Corning has filed a motion asking the USBC to grant it permission to make such a payment. The $15 million waiver fee, if paid, will be credited against any potential payment of the $30 million extension fee.

The Equity Commitment Agreement also contains certain representations and warranties made by us and J.P. Morgan Securities Inc. to each other. Further details concerning these representations and warranties and the other terms of the Equity Commitment Agreement may be obtained through a review of the Equity Commitment Agreement.

Contingent Note and Contingent Shares

Pursuant to the Plan, the Asbestos Trust will be provided with a contingent right to receive:

•	payment by Reorganized Owens Corning of $1.390 billion in cash, plus 7% simple interest from the Effective Date to the date such payment is made, which contingent payment right is evidenced by the Contingent Note, and

•	the 28.2 million Contingent Shares of Reorganized Owens Corning that will be reserved and held in treasury for future issuance and potential distribution.

The Company’s obligations under the Contingent Note and with respect to the issuance and delivery of the Contingent Shares are secured by the pledge of 51% of the voting stock of OCD and any other direct subsidiaries of Reorganized Owens Corning.

If the FAIR Act is enacted and made law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or is constitutionally challenged on or before March 31, 2007 but such challenge is unsuccessful, the Contingent Note will be cancelled and no Contingent Shares shall be distributed to the Asbestos Trust. In those circumstances, the Plan provides that former holders of OCD common stock will be entitled to exchange the warrants received under the Plan for 19,241,988 shares of our common stock, and the holders of certain subordinated claims will be entitled to exchange the warrants received under the Plan for 8,012,165 shares of our common stock. If the FAIR Act is enacted by the Trigger Date, but is subject to a constitutional challenge to its validity on or before March 31, 2007, the vesting of the Contingent Note and the Contingent Shares will be suspended until the legal challenge is resolved by a final non-appealable judgment.

If the FAIR Act is not enacted and made law by the Trigger Date or the FAIR Act is enacted into law on or before the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful, the amounts payable under the Contingent Note will be paid and the Contingent Shares shall be issued and delivered to the Asbestos Trust. If the FAIR Act is not enacted into law by the Trigger Date, then the Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than January 8, 2007. The Company’s funding obligation with respect to the Asbestos Trust is fixed under the Plan, depending only upon passage of the FAIR Act and the other factors described above. As set forth in the Plan, the Company will not be obligated to make additional payments to the Asbestos Trust beyond the payments described above and the other payments to be made to the Trust under the Plan.

Put/Call Arrangements

The Company has entered into Collar Agreements with each of the Investment Firms. Each of the Collar Agreements has been approved by the USBC, the Asbestos Claimants’ Committee and the Future Claimants’ Representative and will be assigned by the Company to the Asbestos Trust upon the effectiveness of the Plan. Pursuant to the Collar Agreements, if the Contingent Shares are issued to the Asbestos Trust, each Investment Firm will have a call right to purchase all or a portion of the Contingent Shares set forth in its respective Collar

Agreement from the Asbestos Trust at an exercise price of $37.50 per share. These call options will, in each case, expire twelve months after the date on which the Contingent Shares are delivered to the Asbestos Trust. In addition, each of the respective Collar Agreements grants the Asbestos Trust an option to sell all or a portion of the Contingent Shares to the Investment Firm that is a party to such Collar Agreement at an exercise price of $25.00 per share. These put options will, in each case, expire three months after the date on which the Contingent Shares are delivered to the Asbestos Trust.

Each Investment Firm is either an affiliate of a Backstop Purchaser or entered into one or more separate agreements with certain Backstop Purchasers, under which the individual Backstop Purchaser agreed to accept put and call rights for the Contingent Shares that were similar to the rights that the Investment Firm had granted to the Asbestos Trust. Please see “Certain Transactions—Put/Call Arrangements” for a more detailed description of the call options and the put options granted pursuant to the Collar Agreements. If the Contingent Shares are delivered to the Asbestos Trust on or after March 28, 2010, the Collar Agreements shall not become effective. Please see “Certain Transactions—Put/Call Arrangements” for a more detailed description of the Collar Agreements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information sets forth selected historical consolidated financial information for OCD and its consolidated subsidiaries. The data provided for the year ended December 31, 2005 and as of and for the six and twelve months ended June 30, 2006 are derived from OCD’s audited and unaudited consolidated financial statements included elsewhere in this offering memorandum. The unaudited consolidated financial statements have been prepared on a similar basis to that used in the preparation of OCD’s audited financial statements. We refer to this information collectively as the Pro Forma Financial Information.

The Pro Forma Financial Information is provided for informational purposes only. Results for the six months ended June 30, 2006 and the twelve months ended June 30, 2006 are not necessarily indicative of results to be expected for the year ending December 31, 2006, and historical results are not indicative of future performance. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included elsewhere in this offering memorandum. In addition, the historical financial statements of OCD will not be comparable to the financial statements of Reorganized Owens Corning following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for fresh-start accounting.

The following Pro Forma Financial Information gives effect to fresh-start adjustments and reorganization entries as if the effective date of the Plan and the resulting transactions had occurred on the first day of the periods presented for the pro forma condensed consolidated statements of operations and on the date of the pro forma condensed consolidated balance sheet. Each of these adjustments is described more fully below and within the notes of the Pro Forma Financial Information.

The following tables include the measure EBITDA, with a reconciliation of EBITDA to net income. EBITDA is generally defined as earnings before interest, taxes, depreciation, and amortization. EBITDA is not calculated the same way by all companies. The Company uses EBITDA as a metric in determining performance related compensation, because we feel it provides a more complete understanding of our underlying results. The Company calculates EBITDA as income (loss) from operations plus depreciation and amortization. This non-GAAP financial measure is presented solely as a supplemental disclosure because management believes it provides useful information. EBITDA is not presented as an alternative to income (loss) from operations as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles, or GAAP, and is not indicative of income from operations determined under GAAP.

Reorganization Adjustments

The reorganization adjustments reflect the implementation of the Plan including the discharge of administrative claims and of estimated claims allowed by the USBC upon confirmation and the recapitalization of the Company upon emergence from Chapter 11. These adjustments give effect to the cancellation of all of OCD’s existing securities and distribution to holders of certain classes of claims cash, Reorganized Owens Corning common stock, and/or warrants. The gains resulting from the cancellation of indebtedness pursuant to the Plan have not been reflected in our reorganization adjustments for any period presented, as these gains will not continue on an on-going basis.

For the distributions under our Plan to occur, the Company will issue notes pursuant to this offering memorandum and will borrow under the new Credit Facilities. The proceeds from such borrowings will be used to make the distributions under the Plan and for ongoing business purposes and are reflected as such in the reorganization adjustments in our Pro Forma Financial Information. The Pro Forma Financial Information assumes the Contingent Note is paid with available cash and other sources. For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Fresh-Start Adjustments

The following Pro Forma Financial Information also gives effect to fresh-start accounting adjustments, in accordance with Statement of Position 90-7, or SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Financial Accounting Standard No. 141, or FAS 141. The fresh-start adjustments are based on an estimated Reorganized Owens Corning equity value of $3.843 billion before adjusting for fees relating to the Equity Commitment Agreement of approximately $115 million. Under SOP 90-7, reorganization value is generally allocated first to tangible and identifiable intangible assets, and lastly to excess reorganization value. The initial valuations used in this offering memorandum are made as of the Effective Date of the Plan. However, updates to these valuations will be completed as of the Effective Date based on the actual value of the deferred tax asset, which will be based on the value of newly issued Reorganized Owens Corning common stock (see note (t) below), required asset appraisals and liability valuations and we anticipate that such updates may reflect a significant difference from the valuations presented as of the Effective Date. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and that such adjustments may be material. The differences between the actual valuations and those made as of the Effective Date to prepare the following Pro Forma Financial Information will be reflected in our future balance sheets and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the following Pro Forma Financial Information may not accurately represent the post-emergence financial condition of the Company and any differences may be material.

The Company will realize expenses in the first quarter post emergence related to certain asset write ups under fresh-start accounting that have been excluded from the pro forma adjustments. In particular, expenses include increases to cost of sales for the portion of the inventory write up that will not remain capitalized as a part of our LIFO reserve of approximately $25 million and increases to science and technology expenses for capitalized in-process research and development that will reverse in the first month following emergence of approximately $22 million. As these expenses will not continue on an ongoing basis, the Company has not reflected them in the fresh-start adjustment amounts or for any period presented.

For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Owens Corning

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

for the Year Ended December 31, 2005

	Year Ended December 31, 2005 Historical	Reorganization Adjustments		Fresh Start Adjustments		Year Ended December 31, 2005 Pro Forma
	(Dollars in millions, except per share data)
Net sales	$6,323	$—		$—		$6,323
Cost of sales	5,165	—		(15	)(e,f,g,h)	5,150

Gross margin	1,158	—		15		1,173

Marketing and administrative expenses	565	39	(i)	(10	)(h)	594
Science and technology expenses	58	—		—		58
Chapter 11 related reorganization items	45	(45	)(a)	—		—
Provision (credit) for asbestos litigation claims	4,267	(4,267	)(a)	—		—
Other expenses	(34)	—		—		(34)

Total operating expenses	4,901	(4,273)		(10)		618

Income (loss) from operations	(3,743)	4,273		25	(j)	555

Interest expense (income), net	739	(599	)(b)	—		140

Income (loss) before income taxes	(4,482)	4,872		25		415

Income tax expense (benefit)	(387)	543		10		166	(c)

Income (loss) before minority interest and equity in net income (loss) of affiliates	(4,095)	4,329		15		249
Minority interest and equity in net earnings (loss) of affiliates	(4)	—		—		(4)

Net income (loss)	$(4,099)	$4,329	(d)	$15		$245

Pro forma net income (loss) per share
Basic						$1.91	(v)
Diluted						$1.86	(v)

EBITDA Reconciliation
Net income (loss)	$(4,099)	$4,329		$15		$245
Less: Minority interest and equity in net earnings (loss) of affiliates	(4)	—		—		(4)
Add: Income tax expense (benefit)	(387)	543		10		166
Add: Interest expense (income), net	739	(599)		—		140

Income (loss) from operations	(3,743)	4,273		25		555
Add: Depreciation and amortization	231	—		19		250

EBITDA	$(3,512)	$4,273		$44		$805

Owens Corning

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

for the Twelve Months Ended June 30, 2006

	Twelve Months Ended June 30, 2006 Historical	Reorganization Adjustments		Fresh Start Adjustments		Twelve Months Ended June 30, 2006 Pro Forma
	(Dollars in millions, except per share data)
Net sales	$6,654	$—		$—		$6,654
Cost of sales	5,478	—		(15	)(e,f,g,h)	5,463

Gross margin	1,176	—		15		1,191

Marketing and administrative expenses	571	39	(i)	(10	)(h)	600
Science and technology expenses	61	—		—		61
Chapter 11 related reorganization items	40	(40	)(a)	—		—
Provision (credit) for asbestos litigation claims	(78)	78	(a)	—		—
Other expenses	(70)	—		—		(70)

Total operating expenses	524	77		(10)		591

Income (loss) from operations	652	(77)		25	(j)	600

Interest expense (income), net	889	(754	)(b)	—		135

Income (loss) before income taxes	(237)	677		25		465

Income tax expense (benefit)	(617)	793		10		186	(c)

Income (loss) before minority interest and equity in net income (loss) of affiliates	380	(116)		15		279
Minority interest and equity in net earnings of affiliates	5	—		—		5

Net income (loss)	$385	$(116	)(d)	$15		$284

Pro forma net income (loss) per share
Basic						$2.22	(v)
Diluted						$2.16	(v)

EBITDA Reconciliation
Net income (loss)	$385	$(116)		$15		$284
Less: Minority interest and equity in net earnings of affiliates	5	—		—		5
Add: Income tax expense (benefit)	(617)	793		10		186
Add: Interest expense (income), net	889	(754)		—		135

Income (loss) from operations	652	(77)		25		600
Add: Depreciation and amortization	234	—		19		253

EBITDA	$886	$(77)		$44		$853

Owens Corning

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

for the Six Months Ended June 30, 2006

	Six Months Ended June 30, 2006 Historical	Reorganization Adjustments		Fresh Start Adjustments		Six Months Ended June 30, 2006 Pro Forma
	(Dollars in millions, except per share data)
Net sales	$3,323	$—		$—		$3,323
Cost of sales	2,758	—		(8	)(e,f,g,h)	2,750

Gross margin	565	—		8		573

Marketing and administrative expenses	271	20	(i)	(5	)(h)	286
Science and technology expenses	31	—		—		31
Chapter 11 related reorganization items	27	(27	)(a)	—		—
Provision (credit) for asbestos litigation claims	(3)	3	(a)	—		—
Other expenses	(44)	—		—		(44)

Total operating expenses	282	(4)		(5)		273

Income (loss) from operations	283	4		13	(j)	300

Interest expense (income), net	151	(86	)(b)	—		65

Income (loss) before income taxes	132	90		13		235

Income tax expense (benefit)	(179)	268		5		94	(c)

Income (loss) before minority interest and equity in net income (loss) of affiliates	311	(178)		8		141
Minority interest and equity in net earnings of affiliates	3	—		—		3

Net income (loss)	$314	$(178	)(d)	$8		$144

Pro forma net income (loss) per share
Basic						$1.12	(v)
Diluted						$1.10	(v)

EBITDA Reconciliation
Net income (loss)	$314	$(178)		$8		$144
Less: Minority interest and equity in net earnings of affiliates	3	—		—		3
Add: Income tax expense (benefit)	(179)	268		5		94
Add: Interest expense (income), net	151	(86)		—		65

Income (loss) from operations	283	4		13		300
Add: Depreciation and amortization	124	—		10		134

EBITDA	$407	$4		$23		$434

Owens Corning

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2006

	As of June 30, 2006 Historical		Reorganization Adjustments		Fresh-Start Adjustments		As of June 30, 2006 Pro Forma
	(Dollars in millions)
Assets
Cash and cash equivalents	$1,493		$(1,429	)(k)	$—		$64
Accounts receivable, net	826		—		—		826
Inventories	528		—		242	(e)	770
Other current assets	48		—		—		48

Total current assets	2,895		(1,429)		242		1,708

Net plant and equipment	2,082		—		246	(s)	2,328
Goodwill	215		—		(215	)(f)	—
Intangible assets	10		—		1,196	(f)	1,206
Excess reorganizational value	—		—		2,088	(f)	2,088
Debt issuance costs	—		17	(b)	—		17
Restricted cash, securities and other—Fibreboard	1,441		(1,441	)(l)	—		—
Restricted cash and other—asbestos and insurance related	274		(274	)(m)	—		—
Deferred tax assets	1,653		(543	)(t)	(925	)(t)	185
Pension related assets	441		—		(441	)(h)	—
Other non-current assets	208		—		15	(s)	223

Total assets	$9,219		$(3,670)		$2,206		$7,755

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$1,008		$(36	)(o)	$—		$972
Short-term debt	8	(n)	—		—		8
Non-debtor long-term debt—current portion	13	(n)	—		—		13
Contingent note	—		—	(b)	—		—
Accrued post-petition interest expense/fees	890		(890	)(p)	—		—

Total current liabilities	1,919		(926)		—		993

New debt	—		2,009	(b)	—		2,009
Non-debtor debt	42	(n)	—		—		42
Liabilities subject to compromise	13,515		(13,515	)(q)	—		—

Total long-term debt	13,557		(11,506)		—		2,051

Pension plan liabilities	702		—		(339	)(h)	363
Other employee benefit liabilities	405		—		(48	)(g)	357
Other non-current liabilities	215		—		—		215

Total liabilities	16,798		(12,432)		(387)		3,979

Minority interest	48		—		—		48
Monthly income preferred securities (MIPS)	200		(200	)(r)	—		—

New equity	—		3,728	(u)	—		3,728
Stockholders’ deficit	(7,827)		5,234	(d)	2,593	(d)	—

Total Liabilities and Stockholders’ Equity (Deficit)	$9,219		$(3,670)		$2,206		$7,755

Notes

(a)	Reflects the elimination of our Chapter 11-related reorganization items and our asbestos liability. However, the Company expects the remaining post emergence Chapter 11-related reorganization charges to be between $30 million and $40 million. These post emergence Chapter 11-related expenses are not included in the Pro Forma Financial Information. Reorganized Owens Corning will no longer have asbestos liability.
(b)	The Company intends to raise approximately $1.8 billion from a combination of issuing notes pursuant to this offering memorandum and borrowings under its Credit Facilities as of the Effective Date and will also issue approximately $89 million of new Tax Notes to the IRS in satisfaction of the Allowed Priority Tax Claim. This Pro Forma Information assumes that the $1.390 billion Contingent Note granted to the Asbestos Trust has been paid from available cash and other sources. See “The Reorganization—Contingent Note and Contingent Shares.” All of the new debt has been classified as long-term debt in the balance sheet.

In conjunction with new borrowings, the Company estimates it will incur approximately $17 million of capitalized debt issuance costs. Such debt issuance costs will be amortized to interest expense at an annual amount of approximately $3 million. The amortization expense recorded for the six months ended June 30, 2006 represents half of the estimated annual expense.

The interest expense adjustment reflects the elimination of the impact of post-petition interest, including certain fees, recorded on OCD’s pre-petition liabilities. Offsetting this elimination is an estimated annual interest expense of $133 million to reflect interest costs on expected post emergence indebtedness related to borrowings to implement our Plan. The Company expects its weighted average interest rate on outstanding debt post emergence to be approximately 7% and its outstanding indebtedness to be approximately $1.9 billion. The estimated interest expense amount recorded for the six months ended June 30, 2006 represents half of the estimated annual expense.

(c)	Income tax expense (benefit) has been adjusted to reflect a 40% effective income tax rate on Pro-forma Income (loss) before taxes.
(d)	The gain resulting from the cancellation of indebtedness pursuant to the Plan has been excluded from the pro forma adjustments because this amount will not continue post-emergence. The existing OCD common stock will be cancelled pursuant to the Plan and the pre-emergence stockholders’ deficit is eliminated.
(e)	In accordance with SOP 90-7, inventory is recorded at fair value. In adjusting inventory to fair value in accordance with SOP 90-7, the Company estimates inventory will be increased approximately $242 million. Due to the Company’s decision to continue to utilize the last in first out method of accounting for inventory, the Company estimates that cost of sales will only increase by approximately $25 million during the first inventory turn post emergence. This cost has been excluded from the pro forma adjustments because this amount will not continue, as the Company does not anticipate a decrease in inventory levels.
(f)	In accordance with SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates an increase in value of intangible assets of approximately $1.196 billion, including approximately $850 million of indefinite life intangible assets. The Company estimates a one-time expense of $22 million immediately following emergence for fair value assigned to in-process research and development projects. This one-time expense has been excluded from the pro forma adjustments because this amount will not continue. The adjustment to intangible assets will result in an increase in annual amortization expense of approximately $19 million. The amortization expenses recorded for the six months ended June 30, 2006 represents half of the estimated annual expense.
(g)	In accordance with SOP 90-7, the post-retirement benefit liability is recorded at fair value. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates the post-retirement benefits liability should be decreased by approximately $48 million. The Company estimates an increase to post-retirement benefit expense of approximately $11 million due to the recognition in fresh-start accounting of the decreased liability for gains deferred pre-emergence in accordance with Statement of Financial Accounting Standards No. 106. The adjustment amount related to amortization expenses recorded for the six months ended June 30, 2006 represents half of the estimated annual expense.

(h)	In accordance with SOP 90-7, the pension liability is recorded at fair value. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates a $339 million adjustment is required to record pension liabilities at fair value and a related $441 million adjustment is required to eliminate pension related assets. The Company estimates a reduction to pension expense of approximately $55 million annualized due to the recognition in fresh-start accounting of the additional liability for any plan costs that had been deferred pre-emergence in accordance with Statement of Financial Accounting Standards No. 87. The Company estimates $45 million of this amount will impact cost of goods sold and $10 million will impact marketing and administrative expenses. The amount recorded for the six months ended June 30, 2006 represents half of the estimated annual expense.
(i)	The Company estimates annual expenses of $30 million and $9 million for deferred stock compensation related to restricted shares and options issued to management, respectively, at emergence. These shares and options vest over three years. The amount recorded for the six months ended June 30, 2006 represents half of the estimated annual expense. As restricted stock vests, it would be recorded as equity.
(j)	The following table summarizes the impact of the various adjustments to income from operations:

	Year Ended December 31, 2005	Twelve Months Ended June 30, 2006	Six Months Ended June 30, 2006
	(Dollars in millions)
Income From Operations Reconciliation
Amortization of intangible assets	$19	$19	$10
Reduction in pension expense	(55)	(55)	(28)
Increase post-retirement benefit expense	11	11	5

Total fresh-start adjustments affecting income from operations	$(25)	$(25)	$(13)

(k)	The Company’s cash and cash equivalents reflect the use of $1.429 billion to implement the Plan. This amount includes $1.412 billion to fund payments under the Plan and $17 million to fund fees and expenses related to the Credit Facilities and the notes offered pursuant to this offering memorandum. The remaining balance of $64 million will be used to fund working capital requirements and for general corporate purposes.
(l)	The restricted cash, securities and other—Fibreboard will be transferred to the Asbestos Trust or otherwise distributed pursuant to the Plan.
(m)	The restricted cash and other—asbestos and insurance related escrows will be transferred to the Asbestos Trust or otherwise distributed pursuant to the Plan.
(n)	Debt of non-filing subsidiaries includes debt owed primarily by foreign Non-Debtor Subsidiaries including consolidated joint ventures.
(o)	Reflects payment of Chapter 11-related accrued expenses pursuant to the Plan consisting primarily of accrued professional fees.
(p)	Reflects elimination of accrued expenses for post-petition interest, including certain fees, recorded on OCD’s pre-petition liabilities.
(q)	The liabilities subject to compromise, including asbestos related liabilities, will be eliminated at emergence pursuant to the Plan’s discharge, channeling injunction, and other injunction provisions.
(r)	The Monthly Income Preferred Securities will be discharged at emergence pursuant to the Plan.
(s)	In accordance with SOP 90-7, property, plant and equipment and investment in affiliates are recorded at fair value. In adjusting property, plant and equipment to fair value in accordance with SOP 90-7, the Company estimates net property, plant and equipment will be increased approximately $246 million. The Company currently estimates there will be no increase to pre-emergence depreciation expense as the increase in net plant and equipment primarily relates to land, which is not subject to depreciation, and buildings, where asset lives were extended to reflect projected remaining useful lives. In adjusting investment in affiliates to fair value in accordance with SOP 90-7, the Company estimates investment in affiliates will be increased approximately $15 million.

(t)	Reorganized Owens Corning will receive tax deductions for cash and the value of stock distributed to the Asbestos Trust upon such distribution. These tax deductions will more than offset the gain on the cancellation of indebtedness pursuant to the Plan and will create future tax net operating loss carryovers, which we refer to as NOL. The Company estimates the NOL deferred tax asset at emergence to be $1.120 billion, offset by net deferred tax credits resulting in a net deferred tax asset of approximately $185 million at emergence. The projected NOL deferred tax asset used in our pro forma calculations was based on the assumption that our common stock would be worth $30 per share at the time the shares were issued to the bondholders and the Contingent Shares are distributed to the Asbestos Trust. If our shares are valued at less than $30 at the time the bondholders are issued shares, or when the Contingent Shares are actually issued to the Asbestos Trust, we will be required to decrease our actual NOL deferred tax asset. For every $1 reduction in the value of our shares from the $30 assumption, our NOL deferred tax asset would be reduced by approximately $22 million.
(u)	Reorganized Owens Corning common stock will be issued with an estimated value of $3.843 billion, less approximately $115 million of fees relating to the Equity Commitment Agreement, resulting in Stockholders’ Equity of $3.728 billion based on the aforementioned items.
(v)	For purposes of our basic pro forma per share calculations, we have assumed 128.1 million shares of Reorganized Owens Corning common stock will be outstanding, including 27.0 million shares issued to creditors, the 28.2 million Contingent Shares and 72.9 million shares issued in connection with the Rights Offering and the Equity Commitment Agreement. Additionally, there will be up to 3.3 million restricted shares issued to certain directors and employees as contemplated in the Plan. For purposes of our diluted pro forma per share calculations, we have assumed 131.4 million shares will be outstanding. We did not include shares of Reorganized Owens Corning common stock reserved for issuance as restricted stock or upon the exercise of stock options available, in each case, for grants to directors and employees under the Owens Corning 2006 Stock Plan or 25.3 million shares of Reorganized Owens Corning Common Stock that are reserved for issuance upon the potential conversion of warrants, as such shares would have no impact or be anti-dilutive to the per share calculations.

The Unaudited Pro Forma Condensed Consolidated Financial Information provided herein has been generated under the assumption that the FAIR Act is not enacted into law prior to the Trigger Date, or that the FAIR Act is enacted into law prior to the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful. If the FAIR Act is enacted and made law prior to the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or such challenge is unsuccessful, the Contingent Note of $1.39 billion would not need to be paid resulting in $1.39 billion more cash. Approximately 27.3 million of the 28.2 million Contingent Shares would be issued in exchange for warrants issued under the Plan, resulting in approximately 946,000 fewer shares outstanding but no change in the amount of new stockholder’s equity recorded on the Reorganized Owens Corning consolidated balance sheet.

UNAUDITED ADJUSTED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Because of the nature of certain items related to our Chapter 11 proceedings, asbestos liability, and restructuring activities, management does not find reported income from operations to be the most useful financial measure of the Company’s year-to-year operational performance. These items are related primarily to the Chapter 11 process and activities necessitated by our anticipated plan of reorganization, rather than items that are the result of current operations of the Company. Management does not expect these items to continue on an ongoing basis after the Company emerges from bankruptcy.

Management measures operating performance by excluding Chapter 11-related reorganization items, provisions for asbestos litigation claims and the other items referenced in the preceding paragraph for various purposes, including reporting results of operations to the Board of Directors of the Company, and for analysis of performance and related employee compensation measures. Although management believes that these adjustments to income from operations provide a more meaningful representation of the Company’s performance, our operating performance excluding these items should not be considered in isolation or as a substitute for income from operations prepared in accordance with GAAP. In addition, such presentation is not necessarily indicative of the results that the Company would have achieved if the Company was not subject to Chapter 11 proceedings.

The Pro Forma Financial Information has already been adjusted for the Chapter 11-related reorganization items and provisions for asbestos litigation claims that management considers items impacting comparability. Other items impacting comparability include the following, all of which were recorded as other expenses in our historical consolidated financial statements:

•	$13 million ($8 million after-tax) of gains, recorded during the second quarter of 2005, associated with new Ohio tax legislation representing the present value of the net operating losses that will be taken as credits against future taxes.

•	$5 million ($3 million after-tax) of gains relating to the forgiveness of certain Asian debt that was renegotiated during the fourth quarter of 2005.

•	$7 million ($4 million after-tax) of gains during the fourth quarter of 2005, $8 million ($5 million after-tax) of gains during the first quarter of 2006 and $27 million ($16 million after-tax) of gains during the second quarter of 2006 realized as a result of our taking advantage of favorable market conditions by changing the ratio of metals comprising an alloy used in certain production tooling. The recognition of these gains was a result of disposing of a certain amount of one metal and purchasing an equal dollar amount of another with no resulting impact to cash.

The following tables adjust the Pro Forma Financial Information for the other items impacting comparability listed above and include a reconciliation of Net Income to EBITDA for each of the periods presented.

For the year ended December 31, 2005	Pro Forma Information Historical	Items Impacting Comparability	Adjusted Pro Forma Information
	(Dollars in millions)
Net income (loss)	$245	$(15)	$230
Minority interest expense and equity in net loss (earnings) of affiliates	4	—	4
Income tax expense (benefit)	166	(10)	156

Income (loss) before income tax expense (benefit)	415	(25)	390
Interest expense, net	140	—	140

Income (loss) from operations	555	(25)	530
Depreciation and amortization	250	—	250

EBITDA(1)	$805	$(25)	$780

For the 12 months ended June 30, 2006	Pro Forma Information Historical	Items Impacting Comparability	Adjusted Pro Forma Information
	(Dollars in millions)
Net income (loss)	$284	$(28)	$256
Minority interest expense and equity in net loss (earnings) of affiliates	(5)	—	(5)
Income tax expense (benefit)	186	(19)	167

Income (loss) before income tax expense (benefit)	465	(47)	418
Interest expense, net	135	—	135

Income (loss) from operations	600	(47)	553
Depreciation and amortization	253	—	253

EBITDA(1)	$853	$(47)	$806

For the six months ended June 30, 2006	Pro Forma Information Historical	Items Impacting Comparability	Adjusted Pro Forma Information
	(Dollars in millions)
Net income (loss)	$144	$(21)	$123
Minority interest expense and equity in net loss (earnings) of affiliates	(3)	—	(3)
Income tax expense (benefit)	94	(14)	80

Income (loss) before income tax expense (benefit)	235	(35)	200
Interest expense, net	65	—	65

Income (loss) from operations	300	(35)	265
Depreciation and amortization	134	—	134

EBITDA(1)	$434	$(35)	$399

(1)	EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not calculated the same way by all companies. The Company uses EBITDA as a metric in determining performance related compensation, because we feel it provides a more complete understanding of our underlying results. The Company calculates EBITDA as income (loss) from operations plus depreciation and amortization. This non-GAAP financial measure is presented solely as supplemental disclosure because management believes it provides more useful information. EBITDA is not presented as an alternative to income from operations as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles or GAAP, and is not indicative of income from operations determined under GAAP.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth selected consolidated historical financial information for OCD and its consolidated subsidiaries. The selected consolidated historical financial data as of and for the years ended December 31, 2003, 2004 and 2005 are derived from OCD’s audited consolidated financial statements included elsewhere in this offering memorandum. The selected consolidated historical financial data as of and for the years ended December 31, 2001 and 2002 are derived from OCD’s audited consolidated financial statements. The selected financial data as of and for the six months ended June 30, 2005 and 2006 and the twelve months ended June 30, 2006 are derived from OCD’s audited and unaudited consolidated financial statements included elsewhere in this offering memorandum. The unaudited consolidated financial statements have been prepared on a similar basis to that used in the preparation of our audited financial statements. Results for the six months ended June 30, 2006 and the twelve months ended June 30, 2006 are not necessarily indicative of results to be expected for the year ending December 31, 2006, and historical results are not indicative of future performance. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated financial statements and related notes included elsewhere in this offering memorandum. In addition, the historical financial statements of OCD will not be comparable to the financial statements of Reorganized Owens Corning following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for fresh-start accounting. In particular, the per share information and weighted average number of shares is based on the historical capital structure of OCD, which will be different from the capital structure of Reorganized Owens Corning following emergence from bankruptcy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a detailed discussion of the effects of the consummation of the Plan as well as adjustments made for fresh-start accounting.

	Year ended December 31,					Six months ended June 30,		Twelve months ended June 30, 2006
	2001(a)	2002(b)	2003(c)	2004(d)	2005(e)	2005	2006
	(Dollars in millions, except per share data and where noted)
Statement of Income
Net sales	$4,762	$4,872	$4,996	$5,675	$6,323	$2,992	$3,323	$6,654
Cost of sales	3,938	4,130	4,170	4,649	5,165	2,445	2,758	5,478

Gross Margin	824	742	826	1,026	1,158	547	565	1,176
								—
Marketing, administrative and other expenses	565	505	438	522	565	265	271	571
Science and technology expenses	37	42	43	47	58	28	31	61
Restructure costs	26	61	(2)	—	—	—	—	—

Provision (credit) for asbestos litigation claims	(7)	2,351	(5)	(24)	4,267	4,342	(3)	(78)
Chapter 11 related reorganization items	87	96	85	54	45	32	27	40
Income (loss) from operations	116	(2,313)	267	427	(3,743)	(4,112)	283	652
Interest expense (income), net	16	16	8	(12)	739	1	151	889

Other	(2)	—	—	—	—	—	—	—
Income (loss) before income tax expense (benefit)	102	(2,329)	259	439	(4,482)	(4,113)	132	(237)
Income tax expense (benefit)	57	31	145	227	(387)	51	(179)	(617)
Cumulative effect of change in accounting principle	—	(441)	—	—	—	—	—	—
Net income (loss)	$39	$(2,809)	$115	$204	$(4,099)	$(4,170)	$314	$385

	Year ended December 31,					Six months ended June 30,		Twelve months ended June 30, 2006
	2001(a)	2002(b)	2003(c)	2004(d)	2005(e)	2005	2006
	(Dollars in millions, except per share data and where noted)
Net income (loss) before cumulative effect of change in accounting principle per share
Basic	$0.72	$(43.01)	$2.08	$3.68	$(74.08)	$(75.38)	$5.67	$6.96
Diluted	$0.66	$(43.01)	$1.92	$3.40	$(74.08)	$(75.38)	$5.24	$6.42
Net income (loss) per share
Basic	$0.72	$(51.02)	$2.08	$3.68	$(74.08)	$(75.38)	$5.67	$6.96
Diluted	$0.66	$(51.02)	$1.92	$3.40	$(74.08)	$(75.38)	$5.24	$6.42
Weighted-average number of shares outstanding (in thousands)
Basic	55,056	55,054	55,196	55,307	55,324	55,322	55,337	55,341
Diluted	59,945	55,054	59,874	59,933	55,324	55,322	59,931	59,932

Statement of Cash Flows
Net cash flow from operations	$478	$357	$295	$449	$746	$54	$79	$771
Additions to plant and equipment	$270	$248	$208	$232	$288	$114	$189	$363
Balance Sheet Data (at period end)
Total assets	$7,162	$7,016	$7,358	$7,639	$8,735	$7,766	$9,219	$9,219
Long-term debt	5	71	73	38	36	36	42	42
Stockholders’ equity (deficit)	(1,617)	(4,468)	(4,328)	(4,080)	(8,147)	(8,274)	(7,827)	(7,827)
Liabilities subject to compromise(f)	$6,804	$9,236	$9,258	$9,171	$13,520	$13,506	$13,515	$13,515

No dividends were declared or paid for any of the periods presented above.

(a)	During 2001, OCD recorded pretax charges of $140 million ($89 million after-tax) for restructuring and other charges and $87 million ($54 million after-tax) for Chapter 11-related reorganization expenses, and pretax income of $7 million ($4 million after-tax) for asbestos-related insurance recoveries.
(b)	During 2002, OCD recorded pretax charges of $166 million ($103 million after-tax) for restructuring and other charges, $96 million ($48 million after-tax) for Chapter 11-related reorganization expenses, $2.351 billion ($2.351 billion after-tax) for asbestos litigation claims, and $491 million ($441 million after-tax) for the cumulative effect of change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002.
(c)	During 2003, OCD recorded pretax charges of $34 million ($18 million after-tax) for restructuring and other charges and $85 million ($37 million after-tax) for Chapter 11-related reorganization expenses, and pretax income of $5 million ($3 million after-tax) for asbestos-related insurance recoveries.
(d)	During 2004, OCD recorded pretax income of $5 million ($3 million after-tax) for restructuring and other charges, pretax charges of $54 million ($27 million after-tax) for Chapter 11-related reorganization expenses, and pretax income of $24 million ($14 million after-tax) for asbestos-related insurance recoveries.
(e)	During 2005, OCD recorded pretax charges of $4.267 billion ($3.958 billion after tax) for additional provision for asbestos liability claims net of asbestos-related insurance recoveries, pretax charges of $735 million ($445 million after-tax) for accrued post petition interest for the period from October 5, 2000, the Petition Date, through December 31, 2005 on OCD’s primary pre-petition bank credit facility, pretax charges of $45 million ($27 million after-tax) for Chapter 11-related reorganization expenses, pretax income of $13 million ($8 million after-tax) due to changes in the Ohio tax law during 2005, and pretax income of $5 million ($3 million after tax) in gains on the early extinguishment of Asian debt.

(f)	On October 5, 2000, OCD and 17 of its United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. In accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, beginning in October 2000, OCD classified substantially all pre-petition liabilities of the Debtors (see Note 1 to the Consolidated Financial Statements) as “Liabilities Subject to Compromise” on the Consolidated Balance Sheet. Included in this item at June 30, 2006 and December 31, 2005 and 2004 were:

	December 31,					June 30,
	2001	2002	2003	2004	2005	2005	2006
	(Dollars in millions)
Accounts payable and accrued liabilities	$231	$233	$213	$209	$227	$209	$228
Accrued interest payable	40	40	42	40	40	40	40
Debt	2,843	2,854	2,896	2,958	2,952	2,952	2,952
Income taxes payable	209	235	233	90	85	89	79
Reserve for asbestos litigation claims—OCD	2,197	3,564	3,565	3,565	7,000	7,000	7,000
Reserve for asbestos-related claims—Fibreboard	1,284	2,310	2,309	2,309	3,216	3,216	3,216

Total consolidated	$6,804	$9,236	$9,258	$9,171	$13,520	$13,506	$13,515

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section provides a discussion of OCD’s historical financial condition and results of operations for the periods indicated. In this discussion the terms “we”, “our”, “Owens Corning”, and the “Company” refer to OCD and its subsidiaries prior to their emergence from bankruptcy and do not refer to Reorganized Owens Corning and its subsidiaries. Other terms defined in this section only apply to this section. Except where otherwise noted, the discussion in this section does not reflect, among other things, any effects of the transactions contemplated by the Plan or any fresh-start accounting, and may not be representative of Reorganized Owens Corning’s performance or financial condition after the Effective Date.

Overview

General Business Overview

Founded in 1938 and headquartered in Toledo, Ohio, Owens Corning is a leading global producer of residential and commercial building materials and glass fiber reinforcements and other materials for composite systems. We operate within two general product categories: building materials, which includes our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services reportable segments, and composites systems, which includes our Composite Solutions reportable segment. Through these lines of business, we manufacture and sell products primarily in the United States, Canada, Europe, Asia Pacific and Latin America. We maintain leading market positions in all of our major product categories.

Chapter 11 Overview

On October 5, 2000, OCD and 17 of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in order to resolve asbestos claims against OCD and certain of its subsidiaries in a fair and equitable manner and protect the long-term value of OCD’s business.

Since OCD’s filing for Chapter 11, we have worked diligently and consistently to formulate a plan of reorganization that would serve to resolve our Company’s historic asbestos liability in a manner that treats all of our creditors fairly and equitably. Our objective has been to work with all of our creditor groups in an attempt to reach a consensus as to the terms of such a plan of reorganization so that it could be fully supported as we move toward emerging from Chapter 11. The resulting consensus is reflected in the Debtors’ Plan, which was confirmed by the USBC on September 26, 2006 and the USBC’s order was subsequently affirmed by the District Court on September 28, 2006. We expect to satisfy the conditions of our plan of reorganization and anticipate emerging from bankruptcy in the fourth quarter of 2006, focusing particularly on emerging on or about October 31, 2006, with our asbestos-related liabilities resolved through such plan of reorganization. A more detailed description of our bankruptcy proceedings appears in Note 1 to the Consolidated Financial Statements.

Fresh-Start Accounting

In connection with emergence from Chapter 11, we will adopt the fresh-start accounting provisions of SOP 90-7 for Reorganized Owens Corning. Under SOP 90-7, OCD will establish its reorganization value which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. In implementing fresh-start accounting, Reorganized Owens Corning will allocate the reorganization value to the fair value of assets in conformity with procedures specified by Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS No. 141, “Business Combinations”, and will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. In addition, all prospective changes in accounting principles required to be adopted within twelve months of the date of emergence will be adopted in conjunction with fresh-start accounting. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as excess reorganization value which is subject to periodic evaluation for impairment. The effects of the allocation of the reorganization value to tangible and intangible assets and recording liabilities at present values expected to be paid will result in increased income from operations due to lower pension costs, partially offset by a combination of higher depreciation and amortization and higher post-employment and post-retirement costs. However, additional compensation expenses related to restricted stock and options to be issued as part of the Plan will more than offset this net increase in income from operations. Earnings before interest, income taxes and depreciation and amortization will improve due to lower pension cost, partially offset by higher post-employment and post-retirement costs. In addition, under fresh-start accounting the stockholders’ deficit will be eliminated and a new equity value will be established.

Items Affecting Comparability

Because of the nature of certain items related to our Chapter 11 proceedings, asbestos liability, and restructuring activities, management does not find reported income from operations to be the most useful financial measure of the Company’s year-to-year operational performance. These items are related primarily to the Chapter 11 process and activities necessitated by our anticipated plan of reorganization, items that are not the result of current operations of the Company. Management does not expect these items to continue on an ongoing basis after the Company emerges from bankruptcy.

Management measures operating performance by excluding Chapter 11-related reorganization items, provisions for asbestos litigation claims and the other items referenced in the preceding paragraph for various purposes, including reporting results of operations to the Board of Directors of the Company, and for analysis of performance and related employee compensation measures. Although management believes that these adjustments to income from operations provide a more meaningful representation of the Company’s performance, our operating performance excluding these items should not be considered in isolation or as a substitute for income from operations prepared in accordance with GAAP. In addition, such presentation is not necessarily indicative of the results that the Company would have achieved if the Company was not subject to Chapter 11 proceedings.

Some of the significant items impacting the year over year comparability of reported income from operations are noted in the table below (Dollar in millions):

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Chapter 11-related reorganization items	$27	$32	$45	$54	$85
Provision (credit) for asbestos litigation claims (recoveries)—OCD	(3)	3,435	3,365	(24)	(5)
Provision for asbestos litigation claims—Fibreboard	—	907	902	—	—
Restructuring and other charges (credits)	(35)	(13)	(25)	(5)	34

Total of items	$(11)	$4,361	$4,287	$25	$114

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Reported income (loss) from operations was income of $283 million for the first half of 2006 compared to a loss of $4,112 million in 2005. Excluding the items affecting comparability reflected in the table above, income from operations improved to $272 million for the first half of 2006 compared to $249 million in 2005.

During the first six months of 2006, several major factors affected the performance of our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services segments (all of which are included in our building materials product category), including the following:

•	Continued strength in the United States housing markets resulting from continued high demand for our products. While prices were higher compared to the first half of 2005, particularly in the Insulating Systems and Roofing and Asphalt segments, they are largely the result of our recovery of higher energy, material, and transportation costs.

•	Increases in costs for energy-related commodities (including natural gas, asphalt, and resin) and services (including delivery costs) impacted most of our building materials product lines. While not the case for each product line, on a consolidated basis we have been able to mitigate the impact of these higher costs through improved operating efficiencies and by achieving price increases where appropriate.

•	Continued high demand for our insulation and roofing products has allowed us to maintain many manufacturing facilities at high utilization rates, a primary contributor to improved operating efficiency.

Major factors affecting the performance during the first six months of 2006 of our Composite Solutions segment included the following:

•	Prices decreased slightly due to the increasingly competitive global environment in the glass fiber materials market.

•	Volume increased, largely as a result of the second quarter acquisition of reinforcement capacity in Japan.

•	Continued increases in costs of energy-related commodities and services, partially offset by productivity gains, continued to adversely impact this segment and created margin compression.

•	The ratio of metals comprising an alloy used in certain production tooling was changed to take advantage of favorable market conditions. As a result, the Company disposed of a certain amount of one metal and purchased an equal dollar amount of another, which resulted in a gain of approximately $35 million year to date, with no resulting impact to cash.

•	The resumption of production at our manufacturing facility in Taloja, India in the second quarter of 2006 following a shutdown related to capacity expansion and recovery from the July 2005 flood of this facility. We estimate that comparable results were negatively impacted by approximately $8 to $10 million as a result of this facility shutdown during the first six months of 2006. In the second half of the year we expect improvement in our performance as a result of the Taloja facility resuming production.

•	The resumption in the second half of 2006 of full production at our Brazilian facility, which was shut down for a furnace rebuild during a portion of the first half of 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and Year Ended December 31, 2003

Reported income (loss) from operations was a loss of $3,743 million in 2005 and income of $427 million in 2004 and $267 million in 2003. Excluding the items affecting comparability noted above, our income from operations increased to $544 million in 2005, compared with $452 million in 2004, and $381 million in 2003. The improvement in 2005 was largely driven by favorable pricing actions and our ability to leverage costs over a larger sales base, partially offset by higher energy, material and delivery costs.

Major factors affecting performance during 2005 of our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services segments, which are included in our building materials product category, included the following:

•	A continued attractive interest rate environment for mortgages and refinancing in 2005 resulted in continued strength in the United States housing markets, positively impacting demand for products, particularly insulation and roofing.

•	The high demand for building materials products enabled us to improve our operating efficiency, with several of our manufacturing facilities in the Insulating Systems and Roofing and Asphalt segments continuing to operate at very high utilization rates.

•

Continued increases in costs for energy related commodities (including natural gas, asphalt, and resin) and services (including delivery costs) impacted our product lines. Within the Insulating Systems and Roofing and Asphalt segments, we have offset these cost increases with increased pricing. In the Other

Building Materials and Services segment, particularly in vinyl siding and manufactured stone veneer building products, we were unable to increase price to offset the increased cost because of the competitive environment.

•	During the first half of 2005, we experienced increased demand for our residential roofing products in the southeastern United States driven in part by the rebuilding effort associated with the Florida hurricanes in 2004. Although this demand returned to historical levels during the third quarter of 2005, increased demand returned in the fourth quarter due in part to the rebuilding effort resulting from the 2005 hurricanes.

Major factors affecting the performance of our Composite Solutions segment during 2005 included:

•	Overall global demand for glass fiber reinforcements remained strong during 2005 with favorable growth in certain regions. We focused on composite products that create value for our customers while providing us with growth and investment opportunities.

•	We have maintained market share in regions where growth is not as robust and have capitalized on our strategy of obtaining long-term contracts with industry-leading customers.

•	Continued increases in costs of energy-related commodities and services adversely impacted this segment and created some margin compression which was partially offset through productivity gains.

•	The ratio of metals comprising an alloy used in certain production tooling was changed to take advantage of favorable market conditions. As a result, the Company disposed of a certain amount of one metal and purchased an equal dollar amount of another, which resulted in a gain of approximately $7 million. Additionally, the Company sold certain surplus assets and recorded a $3 million gain. Partially offsetting these gains were approximately $6 million in costs associated with the 2005 flood of our manufacturing facility in Taloja, India. All of these costs were recovered through insurance proceeds in 2006.

Major factors affecting performance during 2004 of our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services segments, which are included in our building materials product category, included the following:

•	Particularly in our Insulation Systems and Roofing and Asphalt segments, the low mortgage rates resulted in strength in the United States housing markets, positively impacting demand for products and our ability to achieve price increases to recover energy, material, and labor cost inflation.

•	The high demand for building materials products enabled us to improve our operating efficiency, with several of our manufacturing facilities in the Insulating Systems and Roofing and Asphalt segments continuing to operate at very high utilization rates.

•	The costs for energy-related commodities (including natural gas, asphalt and resin) and services (including delivery costs) adversely impacted all of our segments within this product category to some extent. Due primarily to our Insulating Systems and Roofing and Asphalt segments, our building materials product category in total was able to achieve price increases to offset the impact of these higher costs.

•	The acquisition of the remaining 60% ownership interest in Vitro Fibras, which we refer to as OC Mexico, in April 2004 positively contributed to our financial performance. This strategic acquisition provides both the Insulating Systems and the Composite Solutions segments a greater presence in Latin America and low cost operations that can provide product to serve the North American markets.

Major factors affecting the performance of our Composite Solutions segment during 2004 included:

•	An improved global economy increased the demand for glass fibers used in the construction, transportation, consumer, industrial, and infrastructure markets. This increased demand allowed us to realize increased volume and improved operating performance in our Composite Solutions segment.

•	Increased costs for energy-related commodities and services adversely impacted this segment, primarily through increased raw material costs.

•	As global economies improved during 2004, the dollar weakened against most other currencies. Since we have operations around the world, this resulted in favorable foreign currency exchange gains during the latter half of 2004.

•	During 2004, we invested $19 million in our joint venture manufacturing affiliate, Violet Reinforcements, which provides low cost operations in Latin America to serve our United States markets.

Safety

Working safely is a condition of employment at Owens Corning. We believe this organization-wide expectation provides for a safer work environment for employees, improves our manufacturing processes, reduces our costs and enhances our reputation. Furthermore, striving to be a world-class leader in safety provides a platform for all employees to understand and apply the resolve necessary to be a high-performing, global organization. We measure our progress on safety based on Recordable Incidence Rate as defined by OSHA, which we refer to as RIR. For the first six months of 2006 our RIR improved 17% from the year ended December 31, 2005, which was a 36% improvement over our 2004 performance.

Outlook For 2006

Our building materials demand remained generally strong during the third quarter of 2006. The continued weakening of the U.S. housing market began to impact our business in September.

Leading economic indicators and forecasts during the second half of 2006 show that the new residential construction market in the United States is clearly weakening from historic highs. For example: (1) according to the U.S. Census Bureau, privately-owned housing starts in August 2006 were at seasonally adjusted annual rate of 1.665 million, 6% below the revised July estimate of 1.772 and 19.8% below the August 2005 rate of 2.075 million; and (2) according to NAHB, 2007 total housing starts are estimated to be 1.620 million.

The reported slowing of housing starts from record highs, recent increases in the U.S. housing inventory and reported consumer uncertainty regarding the economy is beginning to weaken demand for some of our building materials products. In addition to these economic factors, the Roofing and Asphalt segment has experienced lower than usual storm-related demand and margin compression associated with high asphalt cost. Combined, these factors would likely impact our capacity utilization, selling prices and margin for certain of our products in the fourth quarter of 2006.

While the Company does have certain businesses and products, including those within its Composite Solutions Business, that are not as sensitive to new residential construction, we cannot be certain that the revenue and income from these businesses would materially mitigate any decline in our results due to a decline in residential housing construction.

Partially offsetting the recent softening of the housing-start related demand, we believe that the Energy Policy Act of 2005 may serve to stimulate some demand for our qualifying insulation products in the United States due to the potential tax credits offered to homebuilders for the construction of more energy efficient homes, and to home-owners for certain energy efficient home improvements. The Company is also launching marketing programs that are intended to expand the use of Owens Corning products in residential and commercial applications. We believe the Composite Solutions segment will continue to see improvement in the fourth quarter over the first half of the year in its glass reinforcement product lines due to improved productivity as a result of our India and Brazil manufacturing facilities resuming production.

Global demand for energy-related commodities and services have caused us to continue to experience cost inflation during 2006. While these pressures are lessening somewhat compared with earlier in 2006, we anticipate such inflation may not be recovered completely through price increases and will require us to achieve additional productivity gains in order to avoid margin compression.

We will continue to focus on managing our capacity, introducing product offerings, and eliminating inefficiencies in our business and manufacturing processes to offset the effects of any softening in demand and to achieve planned results. If we cannot achieve targeted productivity gains, our margins, results of operations, and financial condition could be adversely affected.

Recent Developments

On May 1, 2006, the Company completed its acquisition of Asahi Glass Co. Ltd.’s composite manufacturing facility located near Tokyo, Japan. The purchase price was approximately $8 million, subject to adjustment up to an additional $5 million, to be paid out in the future, if certain income thresholds are met. We believe this acquisition will support the growth of customers in the automotive, consumer and electrical, building and construction, and infrastructure markets and will position us to capitalize on emerging opportunities within the Asia Pacific region.

On July 25, 2006, the Company announced it has signed a purchase agreement to acquire the Modulo™/ParMur Group, a leading producer and distributor of manufactured stone veneer in Europe. The acquisition will further the global expansion of the Company’s manufactured stone veneer business, which is included in the Other Building Materials and Services segment in the European building products market. The transaction, valued at approximately $32 million, closed in September 2006.

On July 27, 2006, OCD and Saint-Gobain Group jointly announced that they are in discussions to merge OCD’s reinforcements business (a part of OCD’s Composite Solutions business segment) and Saint-Gobain’s reinforcement and composites businesses (a part of the entity known as Vetrotex) into a new company. The combination of these two businesses would establish a global company in reinforcements and composite fabrics products, with worldwide revenues of approximately $1.8 billion and 10,000 employees. The new company would have operations across Europe, North and South America, and Asia, including the following key emerging markets: China, India, Russia, Mexico and Brazil.

The parties anticipate the transaction would be structured as a joint venture, with Owens Corning owning a 60% equity interest and Saint-Gobain owning the remaining 40%. No definitive transaction agreements have been entered into by the parties and therefore there can be no assurance that any transaction will be consummated or, if consummated, what definitive terms and conditions may ultimately be agreed upon by the parties.

Based upon our confirmed plan of reorganization and management’s current estimates of distributions under such plan, the Company will generate substantial income tax net operating losses. As a result we would expect to pay little, if any, U.S. federal income taxes for the near to medium term. The Company’s ability to utilize net operating losses will be subject to the limitations of section 382 of the Internal Revenue Code, and if Reorganized Owens Corning undergoes an ownership change following the effective date of the Plan, the Company’s ability to utilize any future net operating losses will be subject to further limitations. However, it is not expected that such limitations will have a material impact on the Company’s U.S. federal income tax liability for any taxable year.

Results of Operations

We refer to earnings before interest, taxes, depreciation and amortization as EBITDA, which is not defined under accounting principles generally accepted in the United States of America, which we refer to as GAAP. The Company uses EBITDA as a metric in determining performance related compensation because it provides a more complete understanding of our underlying results. Please see “Non-GAAP Measure” below for a reconciliation of this measure to net income (loss).

Consolidated Results

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in millions)
Net sales	$3,323	$2,992	$6,323	$5,675	$4,996
Gross margin	$565	$547	$1,158	$1,026	$826
As a percent of sales	17.0%	18.3%	18.3%	18.1%	16.5%
Marketing and administrative	$271	$265	$565	$530	$459
As a percent of sales	8.2%	8.9%	8.9%	9.3%	9.2%
Provision (credit ) for asbestos litigation claims (recoveries)	$(3)	$4,342	$4,267	$(24)	$(5)
Income (loss) from operations	$283	$(4,112)	$(3,743)	$427	$267
Interest expense	$151	$1	$739	$(12)	$8
Income tax (benefit) expense	$(179)	$51	$(387)	$227	$145
Net income (loss)	$314	$(4,170)	$(4,099)	$204	$115
EBITDA	$407	$(3,991)	$(3,512)	$655	$473

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales

Net sales for the six months ended June 30, 2006 were $3.323 billion, an 11.1% increase from the 2005 level of $2.992 billion. All segments improved, with about two-thirds of the increase resulting from higher prices primarily in Insulating Systems and Roofing and Asphalt, largely as a result of passing through increased costs to our customers.

Sales outside the United States represented 17% of total sales for the six months ended June 30, 2006, compared to 16% during the same time period in 2005.

Gross Margin

Gross margin as a percent of sales for the six months ended June 30, 2006 decreased by 1.3 percentage points compared to the same period of 2005. The decrease was primarily due to the negative impact of increased costs associated with the Taloja, India manufacturing facility being shutdown in conjunction with a capacity expansion, lower prices, and higher materials, energy and transportation costs in our Composite Solutions segment. The Insulating Systems segment gross margin as a percent of sales improved primarily as a result of continued strong demand in the U.S. housing and remodeling markets as well as commercial and industrial markets. The Roofing and Asphalt and Other Building Materials and Services segments gross margin as a percent of sales remained constant.

Gross margin was also negatively impacted by approximately $14 million related primarily to the revaluation of inventories to the last-in, first-out method. Most of the revaluation in last-in, first-out expense can be attributed to rising asphalt cost.

Marketing and Administrative Expenses

Marketing and administrative expenses for the first six months of 2006 were $271 million, a 2.3% increase from the 2005 level of $265 million. As a percent of net sales, marketing and administrative expense in the first six months ended June 30, 2006 were 8.2%, as compared to 8.9% in 2005. The decline as a percent of net sales is primarily due to increased sales and lower performance based expense in 2006.

Provision for Asbestos Litigation Claims

During the first quarter of 2005, the District Court provided an estimate of $7 billion for OCD’s contingent personal injury asbestos liability. As a result of this ruling, the Company determined that this estimate was a more likely outcome than any other in the range of possible outcomes and recorded an additional provision for asbestos litigation claims for OCD of $3.435 billion, bringing the total reserve recorded for OCD to $7 billion. The Company also re-evaluated its reserve for Fibreboard Corporation’s asbestos claims. Although the Court did not provide an estimate for Fibreboard Corporation’s liability, management evaluated the Court’s process for determining OCD’s liability and determined that the range of possible outcomes had narrowed. Consequently, the Company determined that an additional $907 million liability should be recorded for Fibreboard Corporation, which we refer to as Fibreboard, bringing the total reserve recorded for Fibreboard to $3.216 billion. The total provision recorded for asbestos litigation claims during the first quarter of 2005 was $4.342 billion. As of June 30, 2006, the total reserve for asbestos litigation claims remained at $7 billion for OCD and $3.216 billion for Fibreboard. See the Notes to the Consolidated Financial Statements for further information concerning the provision for asbestos litigation claims.

Income (Loss) from Operations

The increase in income from operations in the first six months of 2006 compared to the first six months of 2005 was primarily due to the impact of the $4.342 billion provision for asbestos litigation claims during the earlier period. Income was also positively impacted by strong sales and our ability to achieve some operating efficiencies derived from the strong demand in our largest markets. Additionally, our Composite Solutions segment also recognized approximately $35 million in gains in the United States related to the disposition of certain assets and approximately $8 million in gains related to insurance recoveries associated with the July 2005 flood of our manufacturing facility in Taloja, India, both of which are recorded in the Consolidated Statement of Income (Loss) under the caption of gain on sale of fixed assets and other. The Company also reached a settlement for the remaining claim under its global insurance policy and recorded an additional gain of $12 million in the third quarter of 2006. Offsetting the gains for the first six months of 2006 were $9 million in losses related to a mark to market adjustment on energy related derivative instruments in the first quarter of 2006. Included in 2005 income from operations was $13 million of other income recorded as the result of new Ohio state tax legislation during the second quarter of 2005 to establish a long-term asset for credits that can be used to offset certain future Ohio tax obligations. See “Income Tax Expenses” below.

Interest Expense

The results for the first six months of 2006 include expenses of $125 million with respect to OCD’s pre-petition bank facility relating to post-petition interest and certain other fees, in light of the terms of the Plan. Of these expenses, $12 million was recorded as an additional adjustment for the period from the Petition Date through December 31, 2005. The Plan also provides that certain holders of allowed unsecured trade claims against Debtors other than Owens Corning shall be paid post-petition interest on their claims calculated at the applicable federal judgment rate under certain circumstances set forth in the Plan. In light of such terms of the Plan, Owens Corning recorded, for the sixth month period ended June 30, 2006, additional expenses of (i) $26 million for the period from the Petition Date through December 31, 2005, and (ii) $4 million for the first six months of 2006, in each case reflecting post-petition interest with respect to such unsecured trade claims.

While operating in Chapter 11 proceedings, a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Debtors’ bankruptcy filing, contractual interest expense on pre-petition debt of the Debtors other than OCD’s pre-petition bank facility and certain allowed unsecured trade claims against Debtors other than Owens Corning has not been accrued or recorded since the Petition Date. From the Petition Date through June 30, 2006, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $590 million, of which $52 million relate to the first six months of 2006 and $52 million relate to the first six months of 2005.

Income Tax Expenses

On an ongoing basis, the Company records valuation allowances related to realization of certain tax assets, including deferred tax assets related to asbestos-related liabilities. In light of the Company’s financial position and Chapter 11 proceedings, including the current plan of reorganization, the Company decreased its valuation allowance for tax assets related to asbestos-related liabilities by $40 million during the first quarter of 2006, resulting in a $40 million tax benefit in the quarter. In the second quarter of 2006, the Company further decreased its valuation allowance, due to an additional change in the plan of reorganization, by an additional $225 million for tax assets related to asbestos-related tax liabilities, resulting in a $225 million tax benefit in the quarter.

On May 18, 2006, new Texas state tax legislation, which substantially changes the state’s tax system, was enacted. The legislation impacted the Company’s ability to utilize its deferred tax assets, including previously recorded State of Texas net operating loss carryforwards. As a result of this new legislation, the Company incurred $10 million of additional tax expense during the second quarter to record its deferred tax assets and net operating loss carryforwards at realizable value.

In the first quarter of 2005, the Company increased its asbestos-related reserves through charges to income of $3.435 billion for OCD asbestos-related liabilities and $907 million for Fibreboard asbestos-related liabilities, for an aggregate charge of $4.342 billion. Management evaluated the realization of the $1.720 billion deferred tax assets resulting from the aggregate $4.342 billion charge in light of the Company’s financial position and the Chapter 11 proceedings. As a result of such assessment, management increased its valuation allowance related to charges for asbestos-related liabilities by $1.645 billion, resulting in a $75 million net tax benefit in the first quarter of 2005.

On June 30, 2005, new Ohio state tax legislation was signed into law, the net impact of which was expected to be favorable to the Company in the future. However, the impact of this new legislation on net income during 2005 was a charge of $18 million. This charge was the result of an additional tax provision of approximately $31 million, primarily due to the write-off of Ohio deferred tax assets, including net operating loss carryforwards that can no longer be utilized to offset income taxes. This charge was offset by a credit of $13 million recorded as other income representing the present value of a portion of the amounts written off that may be used as credits against a new gross receipts tax in the future.

Net Income (Loss)

For the first half of 2006, the Company reported net income of $314 million, or $5.24 per share, compared to net loss of $4.170 billion, or ($75.38) per share, for the first six months of the prior year. The net loss in 2005 reflected the $4.342 billion provision for asbestos litigation claims and the other items mentioned above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales

Net sales for the year ended December 31, 2005, were $6.323 billion, an 11% increase from the 2004 level of $5.675 billion. This increase was primarily the result of increased pricing actions and higher volumes in all reportable segments. The increased volumes were a result of growth in the United States housing and remodeling markets, an improved global economy, and strong demand for our residential roofing products in the southeastern United States, driven in part by the rebuilding efforts related to the hurricanes in 2004 and 2005. Sales outside the United States represented 16% of total sales during both 2005 and 2004. The effect of translating sales denominated in foreign currencies into U.S. dollars, principally in our Composite Solutions segment, was favorable and contributed approximately $15 million to the $648 million sales increase in 2005.

Gross Margin

Gross margin as a percent of sales improved only slightly during 2005. Strong demand in the markets in which we operated enabled us to improve our margin in 2005 through increased pricing for some of our products and realization of some operating efficiencies. However, these price increases and efficiency improvements were substantially offset by higher costs associated with energy related commodities (particularly oil, natural gas, and resin) and transportation. As previously described, to mitigate near-term volatility in our operating results, we partially hedged our exposures to the cost of energy and some energy related commodities. During 2005, such hedges resulted in a $26 million reduction in prices paid for the purchases of the underlying commodities.

Partially offsetting the margin improvement was business interruption losses associated with the July, 2005 flood of our composite solutions manufacturing facility in Taloja, India. We estimate we incurred approximately $6 million in business interruption losses in 2005. In addition the margin improvement was negatively impacted by a $5 million gain realized on the sale of a manufacturing facility during the first quarter of 2004. The assets associated with this sale were previously written down when the facility was shutdown in 2002.

Marketing and Administrative Expenses

Marketing and administrative expenses were $565 million for the year ended December 31, 2005, compared to $530 million for the year ended December 31, 2004. As a percent of sales, these expenses improved 0.4%.

Provision (Credit) for Asbestos Litigation Claims

During the first quarter of 2005, the District Court that oversees our Chapter 11 proceedings provided an estimate of $7 billion for OCD’s contingent personal injury asbestos liability. As a result of this ruling, the Company determined that this estimate was a more likely outcome than any other in the range of possible outcomes and recorded an additional provision for asbestos litigation claims for OCD of $3.435 billion, bringing the total reserve recorded for OCD to $7 billion.

The Company also re-evaluated its reserve for Fibreboard’s asbestos claims. Although the District Court did not provide an estimate for Fibreboard’s asbestos liability, management evaluated the District Court’s process for determining OCD’s liability and determined that the range of possible outcomes had narrowed. Consequently, the Company determined that an additional $907 million liability should be recorded for Fibreboard, bringing the total reserve recorded for Fibreboard to $3.216 billion. The total non-cash provision recorded for asbestos litigation claims during the first quarter 2005 was $4.342 billion.

During both 2005 and 2004, the Company also received various recoveries from insurance carriers for asbestos litigation claims reducing the total net asbestos related provision for 2005 to $4.267 billion compared to a credit of $24 million in 2004.

Income (Loss) from Operations

The decrease in income from operations was primarily due to the $4.267 billion net provision for asbestos litigation claims taken during 2005. Our 2004 results for the Composite Solutions segment also reflect recoveries of insurance proceeds related to the 2003 flood at our L’Ardoise, France facility resulting in $28 million in gains. The overall decline in income from operations was partially offset through improved sales and our ability to achieve some operating efficiencies derived from the strong demand in our largest markets, a decrease of approximately $9 million in Chapter 11-related expenses in 2005 compared to 2004, foreign exchange gains of approximately $3 million in 2005 compared to losses of $4 million in 2004 and a $5 million gain on the extinguishment of certain debt in Asia. Our Composite Solutions segment changed the ratio of metals comprising an alloy used in certain production tooling to take advantage of favorable market conditions. As a result, the Company disposed of a certain amount of one metal and purchased an equal amount of another in 2005, which resulted in a gain of approximately $7 million. Additionally, the Composite Solutions segment sold certain surplus assets and recorded a $3 million gain. Additionally, as described more fully below, as the result of Ohio state tax legislation during the second quarter of 2005, the Company recorded $13 million of other income to establish a long-term asset for credits that can be used to offset certain future Ohio tax obligations.

Interest Expense

The 2005 results included expenses of $735 million with respect to OCD’s pre-petition bank facility for the period from the Petition Date through December 31, 2005 relating to post-petition interest and certain other fees. Of these expenses, (a) $538 million were recorded for the period ended September 30, 2005 as the result of the Third Circuit Court of Appeal’s reversal of the District Court’s order on substantive consolidation and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of OCD and certain of it’s Debtor and non-Debtor subsidiaries, and (b) the remaining $197 million were recorded for the period ended December 31, 2005 in light of the terms of the Debtors’ then proposed plan of reorganization and Owens Corning’s view of the likelihood of the amounts that may be paid under such plan to holders of debt under OCD’s pre-petition bank facility.

The 2004 results included a $16 million pretax gain due to the reversal of accrued interest from the settlement of certain guaranteed subsidiary debt. During 2004, we finalized a settlement with certain holders of third-party debt by allowing the releasing debtholders various claims in our Chapter 11 proceedings. This settlement resulted in recording interest income in 2004 for the reversal of $16 million of accrued interest. This settlement also resulted in approximately $32 million of short-term debt and $35 million of long-term debt being reclassified as liabilities subject to compromise in our Consolidated Balance Sheet.

Income Taxes

During the first quarter of 2005, in connection with the incremental provision for asbestos litigation claims, management recorded deferred taxes and a valuation allowance to record the asset at realizable value. This resulted in a net tax benefit of $75 million. In addition, primarily due to the plan of reorganization filed in December of 2005 which contained a distributable value of the Company upon emergence that is greater than previously estimated, management recorded a reduction of its valuation allowance for deferred tax assets related to asbestos litigation claims of approximately $282 million with a corresponding tax benefit. Primarily as a result of these items, our effective tax rate for 2005 was 9%.

On June 30, 2005, new Ohio state tax legislation was signed into law, the net impact of which was expected to be favorable to the Company in the future. However, the impact of this new legislation on net income during 2005 was a charge of $18 million. This charge was the result of an additional tax provision of approximately $31 million, primarily due to the write-off of Ohio deferred tax assets, including net operating loss carryforwards that are no longer be utilized to offset income taxes. This charge was offset by a credit of $13 million recorded as other income representing the present value of a portion of the amounts written off that may be used as credits against a new gross receipts tax in the future.

Income tax expense included approximately $12 million of additional tax provision for the impact of our decision under the American Jobs Creation Act to repatriate approximately $220 million of earnings previously considered permanently reinvested outside of the United States.

During 2004, we reached an agreement in principle with the Internal Revenue Service to settle all issues from open tax years from 1986-1999 for an estimated $99 million. The recording of the settlement resulted in several balance sheet reclassifications between various deferred, accrued, and subject to compromise tax related accounts. We also adjusted our tax reserves based on our review of the likelihood of the deductibility of Chapter 11-related reorganization items, as well as new legislation and other developments during 2004 related to the deductibility of certain items at the state tax level. Due in part to these tax adjustments, our effective tax rate for 2004 was 52%.

Net Income (Loss)

Net income for the year ended December 31, 2005 was a loss of $4.099 billion, or ($74.08) per share, compared to income of $204 million, or $3.40 per share, for the prior year. The decrease in 2005 reflected the non-cash provision for asbestos litigation claims, the accrual of post-petition interest and fees on OCD’s pre-petition bank facility and other items mentioned above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales

Net sales for the year ended December 31, 2004, were $5.675 billion, a 14% increase from the 2003 level of $4.996 billion. This increase was primarily the result of increased volumes in all of our segments and improved pricing in our Insulating Systems and Roofing and Asphalt segments. The increased volumes are a result of growth in the United States housing and remodeling markets and an improving global economy. Our Insulating Systems and Roofing and Asphalt segments were able to achieve some price increases in 2004 which, on a consolidated basis, more than offset the price lost in our Composite Solutions segment. The effect of foreign currency, principally in our Composite Solutions segment, was favorable and contributed approximately $42 million to the $679 million sales increase.

Sales outside the United States represented 16% of total sales in 2004, compared to 15% during 2003. This increase was primarily attributable to our expansion in Mexico through the acquisition of the outstanding interest in OC Mexico in 2004 and the sale of our U.S.-based metal systems assets and the exiting of certain other U.S.-based product lines in 2003.

Gross Margin

Gross margin as a percent of sales improved by 1.6% during 2004, as compared to 2003. Strong demand in the markets in which we operated enabled us to gain operating efficiencies which improved our margin. Contributing to the increase in margin was an increase in pricing for some of our products. However, the price increases we were able to achieve were substantially offset by higher costs associated with energy related commodities (particularly oil, natural gas, and resin) and transportation.

Additionally, the margin improvement was impacted by a pretax credit of approximately $5 million representing a gain realized on the sale of a manufacturing facility during the first quarter of 2004 compared to a pretax charge of $23 million in 2003. The $23 million charge includes a $28 million impairment charge, offset by a credit of $5 million to reduce the reserve for certain facility closure costs to the current estimate.

Marketing and Administrative Expenses

Marketing and administrative expenses were $530 million for the year ended December 31, 2004, compared to $459 million for the year ended December 31, 2003. As a percent of sales, these expenses were essentially flat for the two years.

Income from Operations

Income from operations increased $160 million, or 59.9%, during 2004 compared to 2003. Approximately $89 million of this increase was due to a $39 million decrease in restructuring and other charges, a $31 million decrease in Chapter 11-related charges, and an additional $19 million of recoveries for asbestos litigation claims in 2004 compared to 2003. Additionally, during the fourth quarter of 2004 we finalized our recoveries of insurance proceeds related to the December 2003 flood at our L’Ardoise, France facility. As a result, we recognized $7 million in gains on the replacement of equipment and $21 million of other income representing business interruption losses (primarily attributable to the first half of 2004). The balance of the improvement in income from operations was primarily driven by increased sales and improved operating efficiencies derived from the strong demand for our residential insulation products. Partially offsetting our improvement in income from operations compared to 2003 were foreign exchange losses of approximately $4 million in 2004 compared to gains of $12 million in 2003, and an additional allowance for doubtful accounts of $5 million in 2004 compared to a reduction of $6 million in 2003.

The decrease in restructuring and other charges was due to a credit of approximately $5 million representing a gain realized on the sale of a manufacturing facility in 2004 compared to approximately $34 million of restructuring charges during 2003. The 2003 charges were comprised of an impairment charge of $28 million and a $15 million loss on the sale of the Company’s metal systems assets partially offset by approximately $8 million in credits related to reserve reductions for facility closures and gains on the sale of assets.

The Chapter 11-related charges were larger in 2003 than 2004 as the 2003 charges included approximately $21 million related to a restructuring of our world headquarters lease and $18 million related to a restructuring of our Asian credit facility resulting in a reduction of the outstanding debt for an allowed guarantee claim in our bankruptcy the full amount of the facility. The impact of these larger charges in 2003 was partially offset by approximately $7 million of additional investment income in 2003 compared to 2004.

Net Income (Loss)

Net income for the year ended December 31, 2004 was $204 million, or $3.40 per share, compared to $115 million, or $1.92 per share, for the prior year. In addition to the items discussed above, the 2004 results included the $16 million in income related to the release of certain guaranteed subsidiary debt.

Segment Results

The Company’s business operations fall within two general product categories, building materials and composites. The Company has determined (i) that the operating segments comprising the building materials product category be aggregated into three reportable segments: (1) Insulating Systems; (2) Roofing and Asphalt; and (3) Other Building Materials and Services, and (ii) that the operating segments comprising the composites product category is a single reportable segment: Composite Solutions.

Income (loss) from operations by segment consists of net sales less related costs and expenses and is presented on a basis that is used internally for evaluating segment performance. Certain categories of expenses—such as cost of borrowed funds, general corporate expenses or income, and certain other expense or income items—are excluded from the internal evaluation of segment performance. Accordingly, these items are not reflected in income (loss) from operations for the Company’s reportable segments and are included in the Corporate, Other and Eliminations category, which is presented following the discussion of our reportable segments.

Insulating Systems

The table below provides a summary of sales, income from operations, and a reconciliation to EBITDA for the Insulating Systems segment, dollar amounts in millions.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Net sales	$1,041	$911	$1,976	$1,818	$1,508
Percent change from prior year	14.3%		8.7%	20.6%

Income from operations	$235	$190	$424	$373	$217
Depreciation and amortization	38	34	68	63	57

EBITDA	$273	$224	$492	$436	$274

Percent change from prior year	21.9%		12.8%	59.1%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales

Net sales for the six months ended June 30, 2006 were $1.041 billion, a 14.3% increase from the 2005 level of $911 million. This increase was primarily the result of the continued strong demand in the U.S. housing and remodeling markets as well as the commercial and industrial market. Favorable pricing in major product categories, allowed us to recover energy, material and transportation costs increases, also contributed to the increase in revenues.

Income from Operations

Income from operations for the six months ended June 30, 2006 was $235 million, a 23.7% increase from the 2005 level of $190 million. Favorable pricing, higher volume and improved operating efficiencies more than offset inflation.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales

Net sales for the year ended December 31, 2005 were $1.976 billion, an 8.7% increase from the 2004 level of $1.818 billion. This increase was primarily the result of favorable pricing actions. Strong demand for insulating products kept industry capacity utilization high allowing the segment to increase prices in order to counter significant cost increases.

Income from Operations

Income from operations for the year ended December 31, 2005 was $424 million, a 13.7% increase from the 2004 level of $373 million. The increase was due to pricing actions, productivity initiatives, and leveraging of selling, general and administrative costs which more than offset the affect of increased costs relating to energy, materials, labor and transportation.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales

Net sales for the year ended December 31, 2004 were $1.818 billion, a 20.6% increase from the 2003 level of $1.508 billion. A favorable economic environment with historically low interest rates provided stimulus for volume growth in all major product categories. Also contributing to the increase in sales were higher prices to recover energy, material and transportation costs increases. Sales also increased as a result of the acquisition of the remaining 60% interest in Vitro Fibras, which we refer to as OC Mexico, in April of 2004.

Income from Operations

Income from operations for the year ended December 31, 2004 was $373 million, a 71.9% increase from the 2003 level of $217 million. The improvement reflected higher volumes and prices combined with high levels of capacity utilization which led to improved operating efficiencies.

Roofing and Asphalt

The table below provides a summary of sales, income from operations, and a reconciliation to EBITDA for the Roofing and Asphalt segment, dollar amounts in millions.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Net sales	$962	$861	$1,806	$1,558	$1,400
Percent change from prior year	11.7%		15.9%	11.3%

Income from operations	$78	$63	$139	$73	$85
Depreciation and amortization	16	20	35	33	28

EBITDA	$94	$83	$174	$106	$113

Percent change from prior year	13.3%		64.2%	(6.2)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales

Net sales for the six months ended June 30, 2006 were $962 million, an 11.7% increase from the 2005 level of $861 million. This increase was primarily the result of price increases, generally reflecting the effects of a partial pass through of higher energy, material, and transportation costs, which more than offset volume declines.

Income from Operations

Income from operations for the six months ended June 30, 2006 was $78 million, a 23.8% increase from the 2005 level of $63 million. The increase was due to price increases and productivity which more than offset raw material inflation.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales

Net sales for the year ended December 31, 2005 was $1.806 billion, a 15.9% increase from the 2004 level of $1.558 billion. Sales were positively impacted by increased price, due to market demand and the partial recovery of escalating raw materials costs, along with volume. Volume increases were driven by the rebuilding effort associated with the 2004 and 2005 Florida hurricanes and to a lesser extent the 2005 hurricanes impacting the remaining south east United States.

Income from Operations

Income from operations for the year ended December 31, 2005 was $139 million, a 90.4% increase from the 2004 level of $73 million. The increase was due to favorable pricing, higher volumes and leveraging of selling, general, and administrative costs partially offset by higher raw materials and transportation costs.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales

Net sales for the year ended December 31, 2004 were $1.558 billion, an 11.3% increase from the 2003 level of $1.400 billion. The primary driver for the sales increase was related to volume growth due to strong remodeling markets and the rebuilding effort related to the 2004 Florida hurricanes. Additionally increases in price partially offset higher costs.

Income from Operations

Income from operations for the year ended December 31, 2004 was $73 million, a 14.1% decrease from the 2003 level of $85 million. The decreases in earnings were driven by increased raw materials costs related to energy, asphalt and transportation which were not entirely offset in price.

Other Building Materials and Services

The table below provides a summary of sales, income from operations and a reconciliation to EBITDA for the Other Building Materials and Services segment, dollar amounts in millions.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Net sales	$639	$567	$1,234	$1,112	$1,022
Percent change from prior year	12.7%		11.0%	8.8%

Income from operations	$5	$(2)	$17	$32	$35
Depreciation and amortization	9	7	13	15	16

EBITDA	$14	$5	$30	$47	$51

Percent change from prior year	180.0%		(36.2)%	(7.8)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales

Net sales for the six months ended June 30, 2006 were $639 million, a 12.7% increase from the 2005 level of $567 million. This increase was primarily the result of volume growth in all of the businesses within this segment.

Income from Operations

Income from operations for the six months ended June 30, 2006 was $5 million, an increase from the 2005 loss of $2 million. The increase was due to favorable pricing that slightly exceeded energy, material and transportation inflation.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales

Net sales for the year ended December 31, 2005 were $1.234 billion, an 11.0% increase from the 2004 level of $1.112 billion. The increase was primarily the result of growth in our construction services business and pricing increases for our vinyl siding and stone veneer products to partially offset escalating raw material costs.

Income from Operations

Income from operations for the year ended December 31, 2005 was $17 million, a 46.9% decrease from the 2004 level of $32 million. The decrease was primarily the result of higher manufacturing costs and service issues associated with the expansion of one of our stone veneer facilities.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales

Net sales for the year ended December 31, 2004 were $1.112 billion, an 8.8% increase from the 2003 level of $1.022 billion. The increase in sales was primarily due to volume growth in all major product categories. Historically high levels of new housing construction and residential remodeling activity during 2004 contributed to the strong demand for these products.

Income from Operations

Income from operations for the year ended December 31, 2004 was $32 million, an 8.6% decrease from the 2003 level of $35 million. The decrease was due to the inflation impact of energy, materials, labor and transportation partially offset by volume growth, pricing actions and productivity initiatives.

Composite Solutions

The table below provides a summary of sales, income from operations and a reconciliation to EBITDA for the Composite Solutions segment, dollar amounts in millions.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Net sales	$784	$751	$1,495	$1,368	$1,210
Percent change from prior year	4.4%		9.3%	13.1%

Income from operations	$65	$63	$139	$136	$112
Depreciation and amortization	45	44	82	84	73

EBITDA	$110	$107	$221	$220	$185

Percent change from prior year	2.8%		(0.5)%	18.9%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Net Sales

Net sales for the six months ended June 30, 2006 were $784 million, a 4.4% increase from the 2005 level of $751 million. The increase in sales was primarily attributable to the acquisition of a manufacturing facility in Japan from Asahi Glass Co. Ltd. which occurred on May 1, 2006. Modest volume increases offset the impact of lower pricing.

Income from Operations

Income from operations for the six months ended June 30, 2006 was $65 million, a 3.2% increase from the 2005 level of $63 million. Gains on the sale of metals used in certain production tooling accounted for $35 million of the improvement. Without this gain, income from operations would have declined by $33 million, largely due to the negative impact of approximately $8 to $10 million associated with the Taloja, India manufacturing facility being shutdown in conjunction with a capacity expansion, lower prices, and inflation in raw materials, energy and transportation. Partially offsetting these reductions was an $8 million gain related to insurance recoveries associated with the 2005 flood of our manufacturing facility in Taloja, India.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales

Net sales for the year ended December 31, 2005 were $1.495 billion, a 9.3% increase from the 2004 level of $1.368 billion. This increase was primarily the result of favorable pricing actions and higher volumes in glass reinforcements in North America and Europe, glass-reinforced mat, and aluminum and fiberglass parts sold into the recreational vehicle and cargo container market. The effect of translating sales denominated in foreign currencies into U.S. dollars was favorable and contributed approximately $15 million to the sales increase.

Income from Operations

Income from operations for the year ended December 31, 2005 was $139 million, a 2.2% increase from the 2004 level of $136 million. This increase was primarily the result of favorable pricing, higher volumes, productivity and $7 million in gains on the sale of metals used in certain production tooling and a $3 million gain on the sale of surplus assets. Offsetting this increase was a volume shift to lower margin products and approximately $6 million in costs associated with the 2005 flood of our manufacturing facility in Taloja, India.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Sales

Net sales for the year ended December 31, 2004 were $1.368 billion, a 13.1% increase from the 2003 level of $1.210 billion. An improving global economy increased the demand for glass fibers used in the construction, transportation, consumer, industrial, and infrastructure markets. This increased demand allowed us to realize increased volume which more than offset the impact of slightly lower prices. The effect of translating sales denominated in foreign currencies into U.S. dollars was favorable and contributed approximately $42 million to the sales increase in 2004.

Income from Operations

Income from operations for the year ended December 31, 2004 was $136 million, a 21.4% increase from the 2003 level of $112 million. This increase was primarily the result of higher volumes combined with improved operating efficiencies. Additionally, during the fourth quarter of 2004 we finalized our recoveries of insurance proceeds related to the 2003 flood at our L’Ardoise, France facility. As a result, we recognized $7 million in gains on the replacement of equipment and $21 million of other income representing business interruption losses (primarily attributable to the first half of 2004).

Corporate, Other and Eliminations

The table below provides a summary of loss from operations and a reconciliation to EBITDA for the Corporate, Other and Eliminations category, dollar amounts in millions.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Restructure costs and other credits (charges)	$—	$13	$18	$5	$(34)
Chapter 11-related reorganization items	(27)	(32)	(45)	(54)	(85)
(Provision) credit for asbestos litigation (claims) recoveries	3	(4,342)	(4,267)	24	5
General corporate expense	(76)	(65)	(168)	(162)	(68)

Loss from operations	$(100)	$(4,426)	$(4,462)	$(187)	$(182)
Depreciation and amortization	16	16	33	33	32

EBITDA	$(84)	$(4,410)	$(4,429)	$(154)	$(150)

Percent change from prior year	NA		NA	(2.7)%

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Loss from Operations

The improvement in loss from operations in 2006 was primarily due to the $4.342 billion provision for asbestos litigation claims recorded in 2005, and a decrease of $5 million in Chapter 11-related reorganization items due to higher investment returns on the Fibreboard Settlement Trust assets and cash and cash equivalents during 2006. General corporate expenses increased approximately $11 million from $65 million to $76 million for the six months ended June 30, 2006. This increase was primarily the result of $14 million of additional costs of sales related to adjusting inventory to the last-in-first-out methodology and $9 million in losses related to a mark to market adjustment on energy related instrument in the first quarter of 2006, partially offset by lower performance based expense.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Loss from Operations

The increase in the loss from operations was primarily due to the $4.267 billion net provision for asbestos litigation claims taken during 2005. The overall increase in loss from operations was partially offset through a decrease of approximately $9 million in Chapter 11-related expenses in 2005 compared to 2004. Additionally, as the result of Ohio state tax legislation during the second quarter of 2005, the Company recorded $13 million of other income to establish a long-term asset for credits that can be used to offset certain future Ohio tax obligations. General corporate expenses remained relatively flat year over year.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Loss from Operations

General corporate expenses increased $94 million, primarily resulting from increased pension costs, increased cost of goods sold related to the revaluation of inventories to the last-in, first-out method, the impact of unfavorable foreign exchange rates, and a gain in 2003 related to the settlement of certain vendor payables at a discount. Partially offsetting the increase in general corporate expenses were a $39 million decrease in restructuring and other charges, a $31 million decrease in Chapter 11-related charges, and an additional $19 million of recoveries for asbestos litigation claims in 2004 compared to 2003.

Non-GAAP Measure

We sometimes refer to data derived from consolidated financial information but not required by GAAP to be presented in financial statements. Certain of these data are considered “non-GAAP financial measures”. The non-GAAP measure used throughout our Management’s Discussion and Analysis of Financial Condition and Results of Operations is EBITDA or earnings before interest, taxes, depreciation, and amortization. We use this non-GAAP measure as a metric in determining performance related compensation because it provides a more complete understanding of our underlying results. Although we believe that the non-GAAP financial measures presented enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP. The following table reconciles consolidated net income (loss) to the non-GAAP measure, EBITDA.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in millions)
Net income (loss)	$314	$(4,170)	$(4,099)	$204	$115
Less: Minority interest and equity in net earnings of affiliates	3	(6)	(4)	(8)	1
Add: Income tax (benefit) expense	(179)	51	(387)	227	145
Add: Interest expense (income), net	151	1	739	(12)	8

Income (loss) from operations	$283	$(4,112)	$(3,743)	$427	$267
Add: Depreciation and amortization	124	121	231	228	206

EBITDA	$407	$(3,991)	$(3,512)	$655	$473

Chapter 11 Financing, Liquidity and Capital Resources

Chapter 11-Related Liquidity

The Plan was confirmed by the USBC on September 26, 2006 and the USBC’s order was affirmed by the District Court on September 28, 2006. The timing of cash inflows and outflows related to the Plan will depend on whether and when the Plan becomes effective and the outcome of the FAIR Act.

If the Plan becomes effective, the Company’s cash obligations under the Plan include the following:

•	$1.250 billion in cash payable to the Asbestos Trust.

•

A contingent payment of approximately $1.390 billion to the Asbestos Trust. The contingent right to payment will be payable to the Asbestos Trust depending upon whether the FAIR Act is enacted into law on or before the Trigger Date. With certain exceptions, if the FAIR Act has been enacted into law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, the contingent right to payment will be cancelled without any payment. If the FAIR Act has not been enacted into law by the Trigger Date, the Company will be obligated to satisfy the contingent right to payment by cash payment no later than January 8, 2007. If the FAIR Act is enacted by the Trigger Date, but is subject to a constitutional challenge to its validity on or before March 31, 2007, the vesting of the payments to be made under the Contingent Note and the Contingent Shares will be suspended until the legal challenge is resolved by a final non-appealable judgment.

•	Certain assets held in the Fibreboard Settlement Trust and certain asbestos-related escrow and administrative accounts.

•	$2.405 billion in cash (calculated as of October 31, 2006) payable to holders of debt under OCD’s pre-petition bank facility.

•	$284 million in cash (calculated as of October 31, 2006) payable to general unsecured creditors.

Please see “The Reorganization” and “Capitalization” for a description of the Company’s obligations under the Plan in connection with emergence.

Other than amounts payable with respect to the Fibreboard Settlement Trust and the asbestos-related insurance escrows and restricted cash, which would be paid directly from those sources, the Company expects to fund its cash obligations under the Plan from its accumulated cash and cash equivalents, cash available from operations, as well as:

•	a rights offering and related backstop commitment expected to raise gross proceeds of approximately $2.187 billion through the sale of 72.9 million shares of Reorganized Owens Corning common stock; and

•	a combined amount of approximately $1.8 billion in from the issuance of these notes and draws under the new Credit Facilities.

Please see “Description of Indebtedness” for a description of the Credit Facilities and “The Reorganization—Rights Offering” and “—Equity Commitment Agreement” for a description of the Rights offering and related backstop commitment.

The Company believes, based on information currently available to it, that its cash and cash equivalents, cash available from operations, and cash available from external sources will provide sufficient liquidity to meet its obligations in connection with its emergence from Chapter 11 and to satisfy its normal course cash requirements following emergence.

Liquidity and Capital Resources

The following table provides information regarding our liquidity (in millions, except ratios).

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Cash balance	$1,493	$1,048	$1,559	$1,125	$1,005
Cash flow from operations	$79	$54	$746	$449	$295
Cash flow used in investing activities	$(158)	$(115)	$(283)	$(320)	$(145)
Unused committed credit lines	$79	$103	$81	$113	$167

Working capital analysis
Net working capital	$976	$1,391	$919	$1,177	$1,024
Current ratio	1.51	2.51	1.51	2.24	2.19
Days sales outstanding(a)	N/A	N/A	35	34	34
Days of inventory on hand(b)	N/A	N/A	44	44	42
Days payable outstanding(c)	N/A	N/A	37	35	29

(a)	Days sales outstanding is defined as receivables divided by average daily sales. Average daily sales is calculated by dividing annual sales by 365.
(b)	Days of inventory on hand is defined as FIFO inventory, divided by cost of sales divided by 365.
(c)	Days payable outstanding is defined as accounts payable, excluding subject to compromise, divided by cost of sales divided by 365.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

We ended the second quarter of 2006 with a cash balance of $1.493 billion, a decrease of $66 million from December 31, 2005. The preceding table provides information regarding our liquidity.

Cash flow from operations was a positive $79 million for the first six months of 2006, compared to $54 million for the same period of 2005. This increase in cash from operations was primarily driven by improved income from operations. Net working capital and the ratio of current assets to current liabilities at June 30, 2006 were $976 million and 1.51, respectively, compared to $1.391 billion and 2.51 as of June 30, 2005. The declines in net working capital and the current ratio of current assets to current liabilities are primarily the result of continuing to accrue unpaid interest on certain pre-petition liabilities beginning in the third quarter of 2005.

Investing activities consumed $158 million in cash during the first half of 2006, compared to $115 million during the same period in 2005. Under expected market conditions, we anticipate spending approximately $200 million in capital investments in the last two quarters of 2006, substantially all of which are uncommitted as of June 30, 2006. We expect these expenditures will be funded from the Company’s operations and existing cash on hand.

Financing activities during the first six months of 2006 provided cash of $8 million, compared to a use of cash of $9 million for the same period in 2005. The cash provided by financing in the first half of 2006 primarily resulted from additional borrowings to refinance debt in India. The use of cash in 2005 primarily related to payments of outstanding debt in India, partially offset by additional borrowings to refinance debt in India.

At June 30, 2006, we had $2.952 billion of debt subject to compromise and $63 million of other debt, compared to $2.952 billion of debt subject to compromise and $55 million of other debt at December 31, 2005.

The Company has several defined benefit pension plans. The Company made cash contributions of approximately $5 million to the plans during the first six months of 2006, and an additional $5 million in July 2006. We expect to make additional cash contributions of $34 million to $38 million during the remainder of 2006. The contributions will be made from the Company’s current cash balance and cash generated from operations. The Company’s pension related assets decreased to $441 million at June 30, 2006, from $471 million at December 31, 2005. The Company’s recorded long-term pension plan liability increased to $702 million at June 30, 2006, from $684 million at December 31, 2005, primarily due to the acquisition of a manufacturing facility in Japan on May 1, 2006. The ultimate cash flow impact to the Company, if any, of the pension plan liability and the timing of any such impact will depend on numerous variables, including future changes in actuarial assumptions, legislative changes to pension funding laws, and market conditions.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 and December 31, 2003

The increase in cash flow from operations in 2005 compared to 2004 was primarily the result of improved income excluding non-cash charges for asbestos and interest and fees on pre-petition debt. Net working capital and the ratio of current assets to current liabilities decreased to $919 million and 1.51, respectively, for 2005 primarily due to the accrual of $735 million of interest and fees with respect to OCD’s pre-petition bank facility. We were able to decrease our overall cash collection cycle (defined as days sales outstanding plus days of inventory on hand less days payable outstanding) to 42 days, from 43 days in 2004. Cash flow from operations on a comparable basis also reflects contributions of $49 million to the Company’s pension plans during 2005, compared to contributions of $231 million in 2004.

Although our spending on additions to plant and equipment increased to $288 million in 2005 from $232 million in 2004, overall investing activities consumed only $283 million in cash during 2005, compared to $320 million during 2004. The decrease in net cash used in investing activities during 2005 is primarily attributable to:

•	A decrease in the amount of cash invested in affiliates or used to acquire new entities in 2005 compared to 2004.

•	Larger proceeds from the sale of surplus assets during 2005 than 2004.

Total spending for capital and investments, including investments in affiliates net of cash acquired, was $302 million in 2005 and $328 million in 2004.

Financing activities resulted in a use of cash of $30 million in 2005 compared to $24 million in 2004. The use of cash in 2005 primarily relates to payments of $13 million to reduce outstanding debt in China, payments of $14 million to reduce debt in India partially offset by $7 million in new borrowings in India, and payments of approximately $6 million on short term debt in Asia. The cash usage in 2004 includes payments of $20 million to reduce outstanding debt in India.

At December 31, 2005, we had $2.952 billion of debt subject to compromise and $55 million of other debt. At December 31, 2004, we had $2.958 billion of debt subject to compromise and $80 million of other debt. Of the other debt amounts for 2005 and 2004, $7 million was in default as a consequence of the Debtors’ bankruptcy filing and therefore classified as current on the Consolidated Balance Sheet.

To mitigate some of the near-term volatility in our earnings and cash flows, we use financial and derivative financial instruments to hedge certain exposures, principally currency and energy related. Our current hedging practice has been to hedge a variable percentage of certain energy and energy related exposures on a rolling 12-36 month forward basis. The unprecedented increases in energy and energy related commodities during 2005 were favorable to our hedging portfolio, resulting in unrealized gains in commodity derivatives of approximately $16 million as of December 31, 2005, the majority of which relates to hedges maturing in the next 12 months. Should prices remain at year-end 2005 levels, such gains would be realized through income in 2006 to partially offset purchases of the hedged items. During 2005, we recognized $26 million of income to offset increased costs of purchases of energy and energy related commodities. Going forward, the results of our hedging practice could be positive, neutral, or negative in any period depending on price changes in the hedged exposures, and will tend to mitigate near-term volatility in the exposures hedged. The practice is neither intended nor expected to mitigate longer term exposures.

The Company contributed $49 million to its pension plans in 2005. The Company’s pension-related assets decreased to $471 million at December 31, 2005, from $499 million at December 31, 2004, primarily due to additional service costs, interest cost accrued and amortization of prior actuarial losses exceeding contributions to the pension plans and return on plan assets. The Company’s recorded long-term pension plan liability decreased to $684 million at December 31, 2005, from $731 million at December 31, 2004.

Off Balance Sheet Arrangements

The Company enters into certain off balance sheet arrangements, as defined under Securities and Exchange Commission rules, in the ordinary course of business. The Company does not believe these arrangements will have a material effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. These arrangements include securitization of accounts receivable and guarantees with respect to unconsolidated affiliates and other entities (see the Notes to the Consolidated Financial Statements for further information regarding these arrangements).

Contractual Obligations

In the ordinary course of business, the Company enters into contractual obligations to make payments to third parties. The Company’s known contractual obligations as of December 31, 2005 are as follows:

	Payments due by period
(Dollars in millions)	2006	2007	2008	2009	2010	2011 and Beyond	Total
Long-term debt obligations	$17	$19	$5	$—	$—	$—	$41
Capital lease obligations	3	3	3	3	1	5	18
Operating lease obligations	72	57	42	26	18	104	319
Purchase obligations*	228	97	82	26	15	26	474
Other long-term liabilities reflected in the Company’s consolidated balance sheet	—	—	—	—	—	—	—

Total	$320	$176	$132	$55	$34	$135	$852

*	Purchase obligations include all take-or-pay arrangements, capital expenditures, and contractual commitments to purchase equipment. We did not include ordinary course of business purchase orders in this amount as the majority of such purchase orders may be canceled and are reflected in historical operating cash flow trends. We do not believe such purchase orders will adversely affect our liquidity position.

The contractual obligations above exclude obligations subject to compromise, post-petition interest on pre-petition debt, obligations to fund our employee benefit or pension plans, and all new obligations described under the “Chapter 11-related liquidity” section above.

Critical Accounting Policies

The Company’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments related to these assets, liabilities, revenues and expenses. Management bases its estimates and judgments on historical experience, expected future outcomes, and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Bankruptcy Related.    The Company’s Consolidated Financial Statements have been prepared in accordance with SOP 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Debtors’ bankruptcy filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to USBC approval or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements. Our confirmed plan of reorganization was affirmed, pending a thirty day appeals period, by the District Court on September 28, 2006. Although our plan of reorganization has been affirmed, several assumptions have been made to record amounts related to our bankruptcy, changes in facts or additional information regarding these assumptions could result in a material change the amounts and classifications reported in the consolidated historical financial statements.

Fresh-Start Accounting.    In connection with emergence from Chapter 11, we will be adopting the fresh-start accounting provisions of SOP 90-7 for Reorganized Owens Corning. Under SOP 90-7, reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. In implementing fresh-start accounting, Reorganized Owens Corning will allocate reorganization value to the fair value of assets in conformity with procedures specified by SFAS No. 141 and will state liabilities, other than deferred taxes, at a present value of amounts expected to be paid. In addition, all prospective changes in accounting principles required to be adopted within 12 months of the date of emergence will be adopted in conjunction with fresh-start accounting. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as excess reorganization value, subject to periodic evaluation for impairment. The effects of the allocation of the reorganization value to tangible and intangible assets and recording liabilities at present values expected to be paid will result in increased income from operations due to lower pension costs, partially offset by higher depreciation and amortization, and higher post-employment and post-retirement costs. However, additional compensation expenses related to restricted stock and options to be issued as part of the Plan will more than offset this net increase in income from operations. Earnings before interest, income taxes and depreciation and amortization will improve due to lower pension cost, partially offset by higher post-employment and post-retirement costs. In addition, under fresh-start accounting the stockholders’ deficit will be eliminated and recorded at the reorganization value.

The unaudited pro forma condensed consolidated financial data set forth in this offering memorandum gives effect to fresh-start accounting adjustments, in accordance with SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with SFAS No. 141. The initial fresh-start valuations used in this offering memorandum are made as of the Effective Date of the Plan. However, updates to these valuations will be completed after the Effective Date and we anticipate that such updates may reflect a significant difference from the valuations presented as of the Effective Date. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and that such adjustments may be material. The differences between the actual valuations and those made as of the Effective Date to prepare the pro forma financial information in this offering memorandum will be reflected in our future balance sheets and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the pro forma financial data contained in this offering memorandum may not accurately represent the post-emergence financial condition of the Company and any differences may be material.

Revenue Recognition.    The Company recognizes revenue when title and risk pass to the customer, generally when goods are shipped. Provisions for discounts and rebates to customers, returns, warranties and other adjustments are provided in the same period that the related sales are recorded.

Inventory Valuation.    Inventories are stated at lower of cost or market value. Inventory costs include material, labor and manufacturing overhead. Approximately half of our inventories are valued using the first-in, first-out method and the balance of inventories is generally valued using the last-in, first-out method.

Impairment of Tangible and Intangible Long-Lived Assets.    The Company exercises judgment in evaluating tangible and intangible long-lived assets for impairment. This requires estimating useful lives, future operating cash flows and estimated fair value of the assets under review. Changes in management intentions, market conditions or operating performance could indicate that impairment charges might be necessary that would be material to the Company’s consolidated financial statements in any given period.

Pensions and Other Postretirement Benefits.    Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions, such as inflation, investment returns, mortality, turnover, medical costs and discount rates through a collaborative effort by management and outside advisors such as consultants, lawyers and actuaries. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements. Changes in assumptions used could result in a material impact to the Company’s consolidated financial statements in any given period.

Two key assumptions that have a significant impact on the measurement of pension liability and pension expense are the discount rate and expected return on plan assets. For the Company’s largest plan, the U.S. plan, the discount rate was derived by performing a bond matching exercise using a bond portfolio of non-callable bonds rated AA- or better. The bonds were selected so that the expected cash flows of the pension plan were reasonably matched by available coupons and maturities. In developing the hypothetical portfolio, the use of any specific issue was limited to 30% of the outstanding bonds available as of the measurement date, and the amount of the projected benefit obligation that could be matched by any one bond issue was limited to 20%. This bond matching exercise supported a discount rate of 5.80% for the pension plan’s October 31, 2005 measurement, a decrease from 5.85% in the previous year. The lower discount rate for 2005 reflects market interest rate conditions, which generally increased for short-term instruments and decreased for long-term instruments. A 25 basis point increase in the discount rate would decrease the U.S. pension projected benefit obligation by approximately $32 million and 2006 pension expense by approximately $2 million. A 25 basis point decrease in the discount rate would increase the benefit obligation by approximately $33 million and 2006 pension expense by approximately $2 million.

The discount rate for the Company’s U.S. postretirement plan was selected using the same method as described for the pension plan. The bond matching exercise supported a discount rate of 5.80% for the plan’s October 31, 2005 measurement, a decrease from 5.85% in the previous year. A 25 basis point increase in the discount rate would decrease the U.S. postretirement benefit obligation by approximately $7 million and 2006 postretirement benefit expense by a nominal amount. A 25 basis point decrease in the discount rate would increase the benefit obligation by approximately $9 million and 2006 postretirement benefit expense by a nominal amount.

The expected return on plan assets was derived by taking into consideration the current plan asset allocation, historical rates of return on those assets and projected future asset class returns. An asset return model was used to develop an expected range of returns on plan investments over a 20 year period, with the expected rate of return selected from a best estimate range within the total range of projected results. This process resulted in the selection of an expected return of 7.50% at the October 31, 2004 measurement date, which was used to determine 2005 pension expense. The expected rate of return used to determine pension expense in 2003 and 2004 was 8.00%. The decrease from 8.00% in 2003 and 2004 to 7.50% in 2005 was the result of a change in the asset allocation. At the October 31, 2005 measurement date, the calculation resulted in the selection of an expected return on plan assets of 7.50%, which is consistent with the prior year. This rate will be used to determine the Company’s 2006 pension expense. A 25 basis point increase (decrease) in return on plan assets assumption would result in a decrease (increase) of 2006 pension expense by $2 million.

Asbestos Related Estimates.    The Company estimates a reserve for asbestos-related liabilities that have been asserted or are probable of assertion. The estimate of liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict, and such uncertainties significantly increased as a result of the Chapter 11 Cases. The Company will continue to review its asbestos reserve on a periodic basis and make such adjustments as may be appropriate. Any such adjustment could be material to the Company’s consolidated financial statements in any given period. Please see the Notes to the Consolidated Financial Statements for further discussion.

Tax Estimates.    The determination of the Company’s tax provision is complex due to operations in several tax jurisdictions outside the United States. In addition, realization of certain deferred tax assets is dependent upon our ability to generate future taxable income. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. While the Company has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. With respect to the valuation allowance for deferred tax assets related to charges for asbestos-related liabilities, the amount of the valuation allowance was determined in part by assumptions relating to the expected enterprise value at the time of emergence from bankruptcy and other matters that will ultimately be resolved through the bankruptcy process. Changes in the plan of reorganization could result in a material increase or decrease in the valuation allowance. In addition, the Company maintains tax reserves to cover Internal Revenue Service, which we refer to as IRS, claims for income taxes and interest attributable to audits of open tax years. While the Company believes that the existing reserves are appropriate in light of the audit issues involved, its defenses, its prior experience in resolving audit issues, and its ability to realize certain challenged deductions in subsequent tax returns if the IRS were successful, there can be no assurance that such reserves will be sufficient. The Company will continue to review its tax reserves on a periodic basis and make such adjustments as may be appropriate. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”, or SFAS No. 151. SFAS No. 151 amends the guidance in ARB No. 43 and clarifies accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement became effective for the Company as of January 1, 2006. The effect of adoption of this standard is not material.

In December 2004, the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment.” This statement eliminates the intrinsic value method as an allowed method for valuing stock options granted to employees. Under the intrinsic value method, compensation expense was generally not recognized for the issuance of stock options. The revised statement requires compensation expense to be recognized in exchange for the services received based on the fair value of the equity instruments on the grant-date. The Company adopted the provisions of this statement during 2005. The effect of adoption of this standard was not material as none of the Company’s previously issued stock-based awards were materially impacted. Additionally, the Company does not expect to issue stock-based compensation while it remains in Chapter 11 proceedings.

In March 2005, the Financial Accounting Standards Board issued Interpretation Number 47, “Accounting for Conditional Asset Retirement Obligations”, or FIN 47. This statement clarifies the meaning of the term “conditional asset retirement” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. The statement requires the accelerated recognition of certain asset retirement obligations when a fair value of such obligations can be estimated. This statement became effective for the Company in the fourth quarter of 2005. The effect of adoption of this standard was not material.

In June 2006, the FASB issued Statement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”, or FIN 48. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return, and it will likely cause greater volatility in the consolidated statement of income as more items are recognized discretely within income tax expense. This statement becomes effective for annual periods beginning after December 15, 2006. The Company is still evaluating the impact of the adoption of FIN 48 on its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within that fiscal year. The Company is in the process of evaluating the impact of adopting this statement.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB statements No. 87, 88, 106, and 132(R)”, or SFAS No. 158. SFAS No. 158 amends the guidance in various standards related to pensions and other post-retirement benefit plans. In addition to new disclosure requirements, this statement requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements. The disclosure and recognition requirements of this statement become effective as of the end of the fiscal year ending after December 15, 2006 while the requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

The Company plans to adopt all of the provisions of this statement at the time we emerge from bankruptcy. In connection with emergence the Company will apply fresh-start accounting as required by SOP 90-7 and therefore all previously unrecognized pension and other postretirement actuarial gains and losses will be recorded. Accordingly, the impact of adopting this statement will not be material to the financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which we refer to as SAB 108. SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. It requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. The provisions of SAB 108 must be applied to annual financial statements no later than the first fiscal year ending after November 15, 2006. The Company has assessed the effect of adopting this guidance and has determined that there will be no impact on our Consolidated Financial Statements.

All prospective changes in accounting principles required to be adopted within 12 months of the date of emergence will be adopted in conjunction with fresh-start accounting.

Environmental Matters

The Company is committed to complying with all environmental laws and regulations that are applicable to our operations.

We have not experienced a material adverse effect upon our capital expenditures or competitive position as a result of environmental control legislation and regulations. Operating costs associated with environmental compliance were approximately $47 million in 2005. We continue to invest in equipment and process modifications to remain in compliance with applicable environmental laws and regulations worldwide.

The 1990 Clean Air Act Amendments provide that the EPA will issue regulations on a number of air pollutants over a period of years. The EPA issued final regulations for wool fiberglass and mineral wool in June 1999, for wet formed fiberglass mat production in April 2002, and for reinforced plastic composites production and asphalt roofing and processing in April 2003. The Company may also become subject to EPA regulations concerning large burners and boilers. Based on information now known to the Company, including the nature and limited number of regulated materials Owens Corning emits, we do not expect the 1990 Clean Air Act Amendments to have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

The Company has been deemed by the United States Environmental Protection Agency, who we refer to as the EPA, to be a Potentially Responsible Party, or PRP, with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act. The Company has also been deemed a PRP under similar state or local laws. In other instances, other PRPs have brought suits against the Company as a PRP for contribution under such federal, state or local laws. At September 30, 2006, a total of 61 such PRP designations remained unresolved by the Company. In most cases the Company is only one of many PRPs with potential liability for investigation and remediation at the applicable site. The Company is also involved with environmental investigation or remediation at a number of other sites at which it has not been designated a PRP.

The Company estimates a reserve in accordance with generally accepted accounting principles to reflect environmental liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. At September 30, 2006, the Company’s reserve for such liabilities was $13 million. In connection with the Debtors’ bankruptcy filing, the Company initiated a program to identify and discharge contingent environmental liabilities as part of its plan or plans of reorganization. Under the program, the Company is seeking settlements, subject to approval of the USBC, with various federal, state and local authorities, as well as private claimants. On July 23, 2003, the USBC approved one such settlement agreement with the United States resolving certain environmental liabilities with respect to the EPA, including liabilities associated with some of the PRP designations noted above. The Company will continue to review its environmental reserve in light of such program and make such adjustments as may be appropriate.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to the impact of changes in foreign currency exchange rates, interest rates, natural gas prices and transportation costs in the normal course of business. To mitigate some of the near-term volatility in our earnings and cash flows, the Company manages certain of our exposures through the use of certain financial and derivative financial instruments. The Company’s objective with these instruments is to reduce exposure to fluctuations in earnings and cash flows. The Company’s policy is to use foreign currency, interest rate and commodity derivative financial instruments only to the extent necessary to manage exposures as described above. The Company does not enter into such transactions for trading purposes.

A discussion of the Company’s accounting policies for derivative financial instruments is included in the Notes to the Consolidated Financial Statements. Further information on the Company’s exposure to market risk is included in the Notes to the Consolidated Financial Statements.

The Company uses sensitivity analysis disclosures that express the potential loss in fair values of market risk sensitive instruments resulting from a 10% change in interest rates, foreign currency exchange rates, and commodity prices that assume instantaneous, parallel shifts in exchange rates, interest rate yield curves, and commodity prices. The following analysis provides such quantitative information regarding market risk. For options and instruments with nonlinear returns, models appropriate to the instrument are utilized to determine the impact of market shifts. There are certain shortcomings inherent in the sensitivity analyses presented, primarily due to the assumption that exchange rates change in parallel fashion and that interest rates change instantaneously. In addition, the analyses are unable to reflect the complex market reactions that normally would arise from the market shifts modeled.

Foreign Exchange Rate Risk

The Company has foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which it operates. The Company enters into various forward and option contracts, which change in value as foreign currency exchange rates change, to preserve the carrying amount of foreign currency-denominated assets, liabilities, commitments, and certain anticipated foreign currency transactions. The net fair value of financial instruments used to limit exposure to foreign currency risk was an asset of less than $1 million at December 31, 2005, and a liability of approximately $2 million at December 31, 2004. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would be approximately $12 million for each year.

Interest Rate Risk

The Company is subject to market risk from exposure to changes in interest rates due to its financing, investing, and cash management activities. The pre-petition bank facility is exposed to floating interest rates. The total outstanding balance of the pre-petition bank facility, including all accrued interest and fees, was approximately $2.186 billion as of December 31, 2005. The effective interest rate for 2005 was 8.9%. If the market interest rates underlying this facility increase by a full percentage point, interest expense for 2006 would increase by approximately $22 million. Annual cash flow is not impacted by interest rate changes since we are not currently paying interest on pre-petition debt while OCD is in bankruptcy. Upon emergence from bankruptcy, the Company plans to have a revolving credit facility and a senior term loan facility both of which will be exposed to floating interest rates and may impact cash flow.

During 2005 and 2004, the Company also held interest rate sensitive securities in the Fibreboard Settlement Trust. At December 31, 2005 and 2004, the net fair value of these investments was approximately $1.371 billion and $1.355 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $11 million for 2005 and $7 million for 2004.

Commodity Price Risk

The Company is exposed to changes in prices of commodities used in its operations, primarily associated with energy, such as natural gas, and raw materials, such as asphalt, PVC and polystyrene. The Company enters into cash-settled natural gas swap contracts to protect against changes in natural gas prices on a rolling 12-36 month forward basis; however, no financial instruments are currently used to protect against changes in raw material costs. At December 31, 2005, the net fair value of such swap contracts was an asset of approximately $21 million, compared to a liability of approximately $3 million at December 31, 2004. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be approximately $14 million and $6 million for 2005 and 2004, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

BUSINESS

Overview

Founded in 1938 and headquartered in Toledo, Ohio, Owens Corning is a leading global producer of residential and commercial building materials and glass fiber reinforcements and other similar materials for composite systems. We operate within two general product categories: building materials, which includes our Insulating Systems, Roofing and Asphalt, and Other Building Materials and Services reportable segments, and composites, which includes our Composite Solutions reportable segment. These segments comprised approximately 30%, 28%, 19%, and 23% of our total net sales, respectively, in 2005. Through these lines of business, we manufacture and sell products primarily in the United States, Canada, Europe, Asia Pacific and Latin America. We maintain leading market positions in all of our major product categories.

On October 5, 2000, OCD and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code to resolve asbestos claims against OCD and certain of its subsidiaries in a fair and equitable manner and protect the long-term value of OCD’s business. We expect to satisfy the conditions of our plan of reorganization and anticipate emerging from bankruptcy in the fourth quarter of 2006, focusing particularly on emerging on or about October 31, 2006, with our asbestos-related liabilities resolved through such plan of reorganization.

Owens Corning’s net sales, after intercompany eliminations, were $6.323 billion in 2005, and $3.323 billion for the six months ended June 30, 2006. Our EBITDA, income (loss) from operations, adjusted pro forma net income, adjusted pro forma EBITDA and adjusted pro forma income from operations were $(3.512) billion, $(3.743) billion, $230 million, $780 million and $530 million, respectively, in 2005. For the six months ended June 30, 2006, our EBITDA, income from operations, adjusted pro forma net income, adjusted pro forma EBITDA and adjusted pro forma income from operations were $407 million, $283 million, $123 million, $399 million and $265 million, respectively. See “—Summary Historical and Unaudited Pro Forma and Adjusted Pro Forma Condensed Consolidated Financial Data” for a reconciliation of net income to EBITDA and adjusted pro forma net income to adjusted pro forma EBITDA for each of the periods presented and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measure” for a discussion of our management’s use of non-GAAP figures.

Segment Overview

This section should be read in conjunction with “Management’s Discussion and Analysis of Financial condition and Results of Operations—Segment Results.”

Building Materials

Insulating Systems

According to various industry reports and Company estimates, Owens Corning is North America’s largest producer of residential, commercial and industrial insulation, and the second-largest producer of extruded polystyrene foam insulation. Our residential insulating systems help customers conserve energy, provide improved acoustical performance and offer convenience of installation and use, making them a preferred product for new home construction and remodeling. We sell our insulation products primarily to insulation installers, home centers, lumberyards, retailers and distributors. Our products are sold under well recognized brand names and trademarks such as Owens Corning PINK FIBERGLAS® Insulation.

Through continuous and extensive use of the color PINK since 1956, Owens Corning became the first owner of a single color trademark registration in the United States. For over 25 years, Owens Corning has licensed from MGM (the owner of the Pink Panther character) the exclusive right to use the Pink Panther in all of our major market segments and we make extensive use of the Pink Panther character in the marketing of our products. We believe our PINK trademark and the Pink Panther character are some of the most widely recognized marks in the building products industry.

Demand for Owens Corning’s products is driven by new residential construction, remodeling and repair activity, commercial and industrial construction activity, product substitution, increasingly stringent building codes and energy efficiency concerns. We focus our research and development efforts on improving performance characteristics. Our marketing efforts are designed to create demand for our products by promoting awareness of the Energy Policy Act, supporting enhanced building codes, and encouraging noise-control improvements, product conversions and substitutions.

Our Insulating Systems segment generated net sales before intercompany eliminations of $1.976 billion in 2005 and $1.041 billion in the six months ended June 30, 2006. Our Insulating Systems segment generated EBITDA of $492 million in 2005 and $273 million in the six months ended June 30, 2006.

The Company believes that in 2005 Insulating Systems’ revenue by end market was approximately: 60% U.S. and Canada new residential construction; 13% U.S. and Canada repair and remodeling; 19% U.S. and Canada commercial and industrial; and 8% outside of the U.S. and Canada.

Roofing and Asphalt

According to various industry reports and Company estimates, Owens Corning’s Roofing and Asphalt business is one of the two largest producers in the United States of asphalt roofing shingles and is the largest producer of industrial, specialty and roofing asphalts. Our products include both laminate and strip shingles as well as oxidized asphalt, which is used in our own manufacturing and sold to third-party customers for use in asphalt shingle manufacturing, commercial roofing, water proofing and industrial and specialty applications. Our flexible production capacity for producing asphalt roofing shingles has allowed us to take advantage of an industry shift towards laminate shingles in recent years. We have been able to meet growing demand for longer lasting, aesthetically attractive laminate products with modest capital investment.

We operate a network of 15 roofing plants located in close proximity to major roofing markets and its customers, which allows the Company to minimize shipping and distribution costs and maintain our profitability. We sell laminate and strip roofing shingles and roofing accessories through home centers, lumberyards, retailers, distributors and contractors. We utilize asphalt products internally to manufacture residential roofing products and also sell asphalt in bulk to other roofing manufacturers. The Owens Corning brand is among the best recognized brands in the roofing and asphalt markets. Owens Corning sells packaged asphalt under the Trumbull brand to roofing contractors and distributors for Built-Up Roofing Asphalt systems and to manufacturers in a variety of other industries, including automotive, chemical, rubber and construction.

Our Roofing and Asphalt segment generated net sales before intercompany eliminations of $1.806 billion in 2005 and $962 million in the six months ended June 30, 2006. Our Roofing and Asphalt segment generated EBITDA of $174 million in 2005 and $94 million in the six months ended June 30, 2006.

The Company believes that in 2005 Roofing and Asphalt’s revenue by end market was approximately: 21% U.S. and Canada new residential construction; 67% U.S. and Canada repair and remodeling; and 12% U.S. and Canada commercial and industrial.

Other Building Materials and Services

Our Other Building Materials and Services business manufactures and sells vinyl siding and manufactured stone veneer products.

According to various industry reports and Company estimates, Owens Corning is a leading manufacturer of vinyl siding, which we sell primarily under the Owens Corning, Norandex®/Reynolds and Vytec® brands. Our vinyl siding products are sold through home centers, lumberyards, retailers, distributors and contractors as well as through our Norandex®/Reynolds distribution centers. The segment also distributes other building products such as windows, doors, shutters, aluminum trim coil, gutters/downspouts, and other siding materials through our national network of 165 distribution centers. The vinyl siding market is split almost evenly between new residential construction and repair and remodeling activity.

Owens Corning is a leading manufacturer of manufactured stone veneer products, which we primarily sell under the Cultured Stone® brand name. Cultured Stone replicates the texture and colors of natural stone while offering improved features such as reduced weight, ease of installation and cost efficiency. Demand for Cultured Stone is driven by its increasing use in new residential construction and repair and remodeling activity as a result of changing consumer preferences. Our stone veneer products are sold through contractors, retailers, home centers and distributors.

Owens Corning’s Construction Services division provides builders, “Big Box” retailers and homeowners with innovative service and products in the remodeling and new construction industries. Construction Services consists of two businesses: Owens Corning HOMExperts and Owens Corning Franchising.

Owens Corning HOMExperts provides builders in 26 U.S. markets with a complete suite of pre- and post-home sale closing services that are designed to enhance the home buying experience for purchasers of homes. These services include preparation and detail services prior to move in and warranty and installation services following move in. Owens Corning HOMExperts programs help builders and retailers increase customer satisfaction, create higher customer loyalty and improve profitability.

The Owens Corning Franchising business offers remodeling solutions for the home, such as basement finishing systems and sunrooms. The franchise model has been employed to enable the business to grow quickly, with a low capital investment, and to enable the business to partner with some of the most notable remodelers in the building materials industry. Over the past six years, the franchise business has grown from offering one product, basement finishing systems, in two territories to 27 franchisees selling four distinct products in nearly 100 territories in the U.S.

Our Other Building Materials and Services segment generated net sales before intercompany eliminations of $1.234 billion in 2005 and $639 million in the six months ended June 30, 2006. Our Other Building Materials and Services segment generated EBITDA of $30 million in 2005 and $14 million in the six months ended June 30, 2006.

The Company believes that in 2005 Other Building Materials and Services’ revenue by end market was approximately: 55% U.S. and Canada new residential construction; 42% U.S. and Canada repair and remodeling; and 3% U.S. and Canada commercial and industrial.

Composites

Composite Solutions

According to various industry reports and Company estimates, our Composite Solutions business is the world’s largest producer of glass fiber reinforcement materials used in composites. Our products are sold to customers in the United States, Canada, Europe, Latin America and Asia Pacific. In addition to providing basic glass reinforcement materials, our Composite Solutions segment is increasingly fabricating more specialized composite systems that are designed for a particular end-use application, each of which entails a material, a proprietary process or a fully assembled part or system. Our Composite Solutions business provides integral solutions to selected strategic markets and end-users, such as the automotive, transportation, industrial, infrastructure, building products and consumer markets.

Within the building and construction market, our Composite Solutions business sells glass fiber and/or mat directly to a small number of major shingle manufacturers, including our own roofing business. Our glass fiber is also used in tubs, showers and other related internal building components. Composite Solutions products are also used in automotive applications, including body panels, door modules, integrated front-end systems, instrument panels, chassis and underbody components and systems, pick-up truck beds, and heat and noise shields. Non-automotive transportation applications include heavy truck components, rail cars, shipping containers, refrigerated containers, trailers and commercial ships. We also provide materials for use in thousands of applications within the consumer, industrial and infrastructure markets, which include sporting goods and marine applications.

Our Composite Solutions segment generated net sales before intercompany eliminations of $1.495 billion in 2005 and $784 million in the six months ended June 30, 2006. Our Composite Solutions segment generated EBITDA of $221 million in 2005, and $110 million in the six months ended June 30, 2006. Our Composite Solutions segment generated adjusted pro forma EBITDA, reflecting elimination of approximately $7 million in 2005 and approximately $35 million in the six months ended June 30, 2006 in gains related to the sale of metal used in certain production tooling, of $214 million in 2005 and $75 million for the six months ended June 30, 2006.

The Company believes that in 2005 Composite Solutions revenue by end market was approximately: 5% U.S. and Canada new residential construction; 14% U.S. and Canada repair and remodeling; 40% U.S. and Canada commercial and industrial; and 41% outside of the U.S. and Canada.

Industry Overview

Building Materials

Demand for our building materials products is affected by the level of new residential and commercial construction and the level of repair and remodeling activity, primarily in the United States.

U.S. new residential construction spending, a market valued by the Bureau of Economic Analysis, which we refer to as the BEA, at $491 billion in 2005, is dependent on the number of new homes constructed and the size of the new homes. Spending on new residential construction has grown at a compound annual growth rate of 12.2% from 2000 to 2005. Demographic trends, the replacement of an aging housing stock and second-home ownership have positively driven demand for new home construction, contributing in part to the growth in the new housing start level from 1.57 million homes in 2000 to 2.07 million homes in 2005 according to the BEA.

Changes in general economic conditions, interest rates and housing affordability contribute to the cyclicality of the residential construction industry. North American residential repair and remodeling spending reached $162 billion in 2005 according to the BEA. We believe that residential repair and remodeling is less cyclical than new residential construction spending and is driven by the aging housing stock. U.S. commercial construction spending, estimated to be $339 billion in 2005 by the BEA, is dependent on general economic conditions, including gross domestic product growth and new job creation. The United States has experienced sluggish growth in commercial construction annual spending, growing at 1.6% annually since 2000, according to the BEA.

Leading economic indicators and forecasts during the second half of 2006 have indicated that the new residential construction market in the United States is weakening from historic highs. For example: (1) according to the U.S. Census Bureau, privately-owned housing starts in August 2006 were at a seasonally adjusted annual rate of 1.665 million, 6% below the revised July estimate of 1.772 million and 19.8% below the August 2005 rate of 2.075 million; and (2) according to the NAHB, total housing starts in 2007 are estimated to be 1.620 million.

Demand for certain of our products is affected in part by the level of new residential construction, although typically a number of months after the change in the level of construction. The projected decline in housing starts ultimately would be expected to have a material negative impact on our future business results beginning in the near-term. While the Company does have certain businesses and products that are not as highly correlated with new residential construction, we cannot be certain that the revenue and income from these businesses would mitigate any decline in our results due to the forecasted weakening in residential housing construction activity.

Insulating Systems

U.S. demand for insulation products is mainly driven by new residential construction and commercial construction and residential repair and remodeling markets. We believe that a consumer’s desire to conserve energy in the face of rising energy costs and more stringent building codes will continue to drive demand. According to industry reports and Company estimates, the U.S. fiberglass insulation market grew at a compound annual growth rate of 3.6% from 4.1 billion pounds in 2000 to over 4.9 billion pounds in 2005. According to industry sources, the fiberglass insulation industry serves a variety of end-use markets, with approximately 65% of demand value spending coming from the residential construction market, 25% coming from the commercial construction market, and 10% coming from the industrial market.

Roofing and Asphalt

U.S. demand for roofing and asphalt products is generally driven by growth in residential repair and remodeling activity, rather than by the new construction markets. As a result, the residential roofing industry tends to be less cyclical than other building product categories. Each region of the United States has a different average roof life, due to seasonal weather patterns, but on average a roof needs to be replaced approximately every 19 years. Roof damage related to adverse weather, such as hurricanes and hail, can cause significant temporary spikes in demand. According to industry reports and Company estimates, U.S. demand for all types of roofing was 268 million “squares” (a “square” represents 100 square feet), representing $12.7 billion, in 2005.

Other Building Materials and Services

U.S. demand for products and services offered by our Other Building Materials and Services segment is primarily driven by the new residential construction and residential repair and remodeling markets. Manufactured stone veneer products have experienced strong demand driven by customer preferences, which is expected to continue as manufactured stone veneer increases its penetration into cladding applications. Vinyl siding has experienced relatively flat demand due to competition from vinyl siding alternatives. The construction services and franchising markets are expected to produce opportunities for growth in this segment as homebuilders and consumers outsource certain construction services.

Composites

Composite Solutions

Demand for composites is driven by general global economic activity and, more specifically, by the increasing replacement of traditional materials such as aluminum, wood and steel with composites that offer lighter weight and improved strength in the automotive, transportation, industrial, infrastructure, building products and consumer markets. We believe glass-reinforced composite materials represent a 3.0 million metric ton annual industry. According to Company estimates, global demand is expected to grow at a rate greater than 5% per year by volume.

Owens Corning Competitive Strengths

Owens Corning is focused on leveraging its following competitive strengths to enhance its position as a global company with market-leading businesses.

•	Market leadership in major businesses. We believe that we maintain leading market share positions within all of our major product categories, including the number one market position in North America in residential insulation, commercial and industrial insulation, residential shingles and roofing asphalts and the number one position worldwide in glass fibers. We believe that our leading market positions enhance our competitive position in those markets and provide an opportunity for growth in our other markets.

•	Strong and recognizable brands. We believe our products are differentiated in the marketplace by some of the most widely recognized trade names and trademarks in the building products industry. We emphasize our brands extensively in the marketing of our products. Primary among these are our Owens Corning logo, the color PINK and the licensed Pink Panther character. Other of our well-recognized brand names and trademarks, which we believe have developed strong brand equity with our customers, include Cultured Stone®, Trumbull®, Norandex®/Reynolds and Foamular®.

•	Customer service and relationships. Owens Corning has developed extensive and long-standing customer relationships by focusing on providing significant customer service and by delivering the right products through the right channels at the right price. We believe this enhances our competitive position, has enabled us to develop mutually beneficial relationships and has us well-positioned to service the home center and direct builder channels, which are some of the fastest growing channels in the industry. We are often our customers’ largest supplier within our product categories.

•	Varied end markets. Our business mix lessens our exposure to any one end market. The three reportable segments comprising our building materials product category sell products primarily throughout the U.S. and Canada, while our Composite Solutions business sells product on a more global basis. Our largest end markets include the U.S. and Canada new residential construction, U.S. and Canada residential repair and remodeling and U.S. and Canada commercial construction markets, which represented approximately 36%, 34% and 18% of sales, respectively, in both 2005 and the twelve months ended September 30, 2006. In 2005, 12% of our sales were outside of the United States and Canada. These markets have varied cycles and drivers and we believe that our participation in these markets can help decrease the potential volatility that we may experience.

•	Strong financial position and cash flow generation. The bankruptcy proceedings have enabled the Debtors to permanently resolve exposure to asbestos liability and to emerge from bankruptcy with a strong balance sheet and investment grade credit ratings from both Moody’s and Standard & Poor’s. Owens Corning historically has demonstrated strong cash flow from operations and has improved its generation of cash flow from operations 56% from the year ended December 31, 2001 to the year ended December 31, 2005. With the substantial net operating losses that will be created with the funding of the Asbestos Trust, as described in this offering memorandum, in connection with our emergence process, we expect to continue to pay little, if any, U.S. Federal income taxes for the near to medium term.

•	Cost-competitive asset base. We believe that our manufacturing and distribution assets are competitive on a delivered cost basis. We have continued to make maintenance and discretionary capital investments since filing for bankruptcy and have invested approximately $917 million in our plants and equipment from 2003 through June 30, 2006. Our manufacturing assets are generally located in close proximity to our end customers and are complemented by an extensive distribution network, providing us the ability to service our customers on a cost-competitive basis.

•	Management team with a proven track record. We have attracted and retained a strong senior executive team, which averages more than 16 years of experience at Owens Corning, supported by a team of experienced and accomplished functional managers. Under this management team, we have enhanced our historical income from operations adjusted to exclude items affecting comparability by 43% from 2003 to the most recent fiscal year ended December 31, 2005. This management team also improved our safety record, as measured by the Recordable Incident Rate, as defined by OSHA, which decreased from 5.61 per 200,000 employee hours in 2002 to 2.01 per 200,000 employee hours in 2005.

Owens Corning Business Strategy

The leadership of Owens Corning develops strategic and operating plans based on our stated purpose of delivering solutions, transforming markets and enhancing lives. The following fundamental business strategies frame the Company’s operating philosophy and are expected to contribute to Owens Corning’s future success:

•	Develop and maintain market-leading businesses. Developing and maintaining a leadership position in the businesses in which we choose to operate serves as the catalyst for growth and best-in-class performance. We intend to continue to leverage our brand reputation, manufacturing and distribution assets and customer relationships to achieve organic growth.

•	Improve productivity. We will focus on waste elimination to drive productivity, increase efficiency, improve margins and fuel profitability.

•	Pursue growth initiatives. We intend to continue to pursue organic growth opportunities by focusing on under-penetrated categories, markets and geographies. We also intend to explore acquisitions of companies in complementary lines of businesses, markets and geographies to enhance our competitive position; to offer additional solutions to our customers; and to create revenue and cost synergies.

•	Focus on providing solutions and innovation. New product innovation focused on our customers’ evolving needs will continue to be important to the growth and success of Owens Corning. Within our building materials category, we will strive to improve the performance characteristics of our products. This will allow us to create stronger demand and develop new adjacent product categories. Within our Composite Solutions segment, we will work with our customers and prospective customers to fabricate more specialized and sometimes proprietary solutions to meet their evolving needs.

•	Leverage the energy efficiency opportunity. Energy efficiency is a critical global need and a business opportunity for Owens Corning. For more than 65 years, Owens Corning PINK FIBERGLAS® Insulation has been synonymous with energy efficiency. We believe that demand for products that lead to energy efficiency and lower energy costs will continue to grow around the world, in both developed and emerging markets. We will focus on delivering energy-saving solutions in an effort to capitalize on this growth opportunity. For example, we are promoting state building code upgrades and enhanced code compliance, communicating the value of the U.S. Energy Policy Act of 2005 to builders and home owners, and highlighting in our advertising and marketing efforts the many Owens Corning products that result in energy efficiency and lower energy costs.

•	Promote environmental and product stewardship. We are committed to reducing our impact on the environment and to complying with all environmental laws and regulations applicable to our operations. We will maintain a strong product stewardship function designed to ensure that the products we sell are safe and perform as intended.

•	Emphasize an unconditional commitment to safety. Working safely is a condition of employment at Owens Corning. Our objective is zero workplace injuries. This organization-wide expectation drives a safer working environment for employees, improves our manufacturing processes, reduces our costs and enhances our reputation. Furthermore, striving to be a world-class leader in safety galvanizes employees and provides a platform for all employees to understand and apply the global resolve necessary to be a high-performing organization.

Seasonality

Sales in the segments aggregated under the building materials product category tend to follow seasonal home improvement, remodeling and renovation, and new construction industry patterns. The peak season for home construction and remodeling in our geographic markets generally corresponds with the second and third calendar quarters. Sales levels for those segments, therefore, are typically higher during these quarters and lower in the first and fourth quarters which generally correspond to the winter months in the United States.

Sales and Distribution

Insulating Systems

Owens Corning sells insulation systems primarily through home centers, lumberyards, retailers and distributors, and commercial and industrial insulation through specialty distributors. Foam insulation and related products are sold primarily to distributors and retailers who resell to residential builders, remodelers and do-it-yourself customers.

Roofing and Asphalt

Owens Corning sells shingles and roofing accessories primarily through home centers, lumberyards, retailers, distributors and contractors and sells other asphalt products internally to manufacture residential roofing products and for other roofing manufacturers. Owens Corning also sells asphalt to roofing contractors and distributors for built-up roofing asphalt systems and to manufacturers in a variety of other industries, including automotive, chemical, rubber and construction.

     Other Building Materials and Services

Owens Corning’s vinyl siding products are sold through home centers, lumberyards, retailers, distributors and contractors as well as through its Norandex®/Reynolds distribution centers. We also distribute other exterior building products and siding materials through our national network of distribution centers. Cultured Stone® products are sold through contractors, retailers, home centers and distributors.

    Composite Solutions

Glass fiber materials used in composites are sold to customers in the United States, Canada, Europe, Latin America and Asia Pacific. Within the building and construction market, OC sells glass fiber and/or mat directly to a small number of major shingle manufacturers, including its own roofing business.

Major Customers

Our largest customer comprised approximately 5% of our net sales and our top 10 customers accounted for approximately 23% of net sales in 2005.

With respect to individual segments major customers were as follows:

•	Insulating Systems. Masco Corporation accounted for approximately 12% of revenues in this segment for 2005. The remainder of the top 10 customers accounted for an additional 26% of revenues in this segment for 2005.

•	Roofing and Asphalt. Lowe’s Companies, Inc. accounted for approximately 13% of revenues in this segment for 2005. The remainder of the top 10 customers accounted for an additional 33% of revenues in this segment for 2005.

•	Other Building Materials and Services. No external customer accounted for more than 2% of the segment’s revenues in 2005. The segment’s top 10 external customers accounted for a total of approximately 10% of revenues in this segment in 2005.

•	Composite Solutions. No external customer accounted for more than 6% of the segment’s revenues in 2005. The segment’s top 10 external customers accounted for a total of approximately 29% of revenues in this segment in 2005.

Competition

We compete with manufacturers, both within and outside the United States, in the sale of glass fibers and glass fiber products, including insulation products. We also compete with other manufacturers in the sale of roofing materials, industrial asphalts, vinyl siding, windows and patio doors and other products. Principal methods of competition include quality of products, service, location, pricing, compatibility of systems, range of products and product design features.

In the Insulating Systems segment, major competitors include CertainTeed Corporation and Johns Manville. For the Roofing and Asphalt segment, major competitors include CertainTeed Corporation, ElkCorp, TAMKO and GAF Materials Corporation. Major competitors in the Other Buildings Materials and Services segment include Alside Incorporated, a division of Associated Materials Incorporated, Alcoa Incorporated, Eldorado Stone, LLC and Champion Window and Door Company. Significant competitors in the Composite Solutions segment include Johns Manville, PPG Industries, Saint-Gobain Vetrotex, Saartex Pvt. Ltd., Cam Elyaf San. A.S. as well as significant global competitors based in the Asia Pacific region, especially China, such as CPIC Fiberglass, Jushi Group Co., Ltd., Taishan Fiberglass Inc., Central Glass Co., Ltd., Taiwan Glass Ind. Corp., and NittoBoseki Co., Ltd.

Environmental Control

Owens Corning is committed to complying with all environmental laws and regulations that are applicable to our operations.

We have not experienced a material adverse effect upon our capital expenditures or competitive position as a result of environmental control legislation and regulations. Operating costs associated with environmental compliance were approximately $47 million in 2005. We continue to invest in equipment and process modifications to remain in compliance with applicable environmental laws and regulations worldwide.

The 1990 Clean Air Act Amendments provide that the EPA will issue regulations on a number of air pollutants over a period of years. The EPA issued final regulations for wool fiberglass and mineral wool in June 1999, for wet formed fiberglass mat manufacturing in April 2002, and for reinforced plastic composites manufacturing and asphalt roofing and processing in April 2003. The Company may also become subject to EPA regulations concerning large burners and boilers. Based on information now known by the Company, including the nature and limited number of regulated materials Owens Corning emits, we do not expect the 1990 Clean Air Act Amendments to have a materially adverse effect on our results of operations, financial condition or long-term liquidity.

We have been deemed by the EPA to be a PRP with respect to certain sites under the Comprehensive Environmental Response, Compensation and Liability Act. We have also been deemed a PRP under similar state or local laws. In other instances, other PRPs have brought suits against us as a PRP for contribution under such federal, state or local laws. At September 30, 2006, a total of 61 such PRP designations remained unresolved by us. In most cases we are only one of many PRPs with potential liability for investigation and remediation at the applicable site. We are also involved with environmental investigation or remediation at a number of other sites at which we have not been designated a PRP.

We estimate a reserve in accordance with generally accepted accounting principles to reflect environmental liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. At June 30, 2006, our reserve for such liabilities was $13 million. In connection with the Debtors’ bankruptcy filing, we initiated a program to identify and discharge contingent environmental liabilities as part of its plan or plans of reorganization. Under the program, we are seeking settlements, subject to approval of the USBC, with various federal, state and local authorities, as well as private claimants. On July 23, 2003, the USBC approved one such settlement agreement with the United States resolving certain environmental liabilities with respect to the EPA, including liabilities associated with some of the PRP designations noted above. We will continue to review our environmental reserve in light of such program and make such adjustments as may be appropriate.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” for additional information regarding environmental liabilities.

Number of Employees

Owens Corning had approximately 20,000 full time employees at September 30, 2006 and had approximately 20,000 full time employees at December 31, 2005. Approximately 10,000 of such employees are subject to collective bargaining agreements. We believe that our relations with employees are good.

Raw Materials

Our business relies heavily on certain commodities and raw materials used in our manufacturing and distribution processes, such as energy-related commodities (including natural gas), asphalt, PVC, polystyrene and diesel fuel. We consider the sources and availability of these commodities and raw materials necessary for the conduct of business in each of our segments to be adequate.

Patents and Trademarks

Owens Corning has numerous United States and foreign patents issued and applied for relating to our products and processes in each segment, resulting from research and development efforts.

We have issued royalty-bearing patent licenses to companies in several foreign countries. The licenses cover technology relating to our segments.

Including registered trademarks for the Owens Corning logo and the color PINK, Owens Corning has approximately 350 trademarks registered in the United States and approximately 1,300 trademarks registered in other countries.

We consider our patent and trademark positions to be adequate for the present conduct of business in each of our segments.

Properties

Our Insulating Systems segment operates out of approximately 32 manufacturing facilities. Principal manufacturing facilities for our Insulating Systems segment, all of which are owned by us, include the following:

Location of Manufacturing Facility	Square Footage of Facility
Newark, Ohio	1,726,583
Delmar, New York	696,702
Fairburn, Georgia	709,000
Kansas City, Kansas	629,366
Santa Clara, California	755,000
Toronto, Ontario, Canada	396,000
Waxahachie, Texas	878,559
Candiac, Quebec, Canada	243,800
Tallmadge, Ohio	55,684

Our Roofing and Asphalt segment operates out of approximately 35 manufacturing facilities. Principal manufacturing facilities for our Roofing and Asphalt segment include the following:

Location of Manufacturing Facility	Type	Square Footage of Facility
Atlanta, Georgia	Roofing	165,261
Irving, Texas	Roofing	315,000
Kearny, New Jersey	Roofing	127,150
Medina, Ohio	Roofing	110,000
Summit, Illinois	Roofing	500,000
Atlanta, Georgia	Asphalt	21,024
Irving, Texas	Asphalt	25,577
Kearny, New Jersey	Asphalt	38,400
Medina, Ohio	Asphalt	29,150
Summit, Illinois	Asphalt	20,000

Our Other Building Materials and Services segment operates out of 6 manufacturing facilities, all of which are owned by us except the Chester facility, which we lease:

Location of Manufacturing Facility	Square Footage of Facility
Napa, California	143,161
Chester, South Carolina	411,275
Navarre, Ohio	49,000
Claremont, North Carolina	405,000
Joplin, Missouri	300,000
London, Ontario, Canada	219,011

Our Composite Solutions segment operates out of approximately 24 manufacturing facilities. Principal manufacturing facilities for our Composite Solutions segment, all of which are owned by us except the Ibaraki facility, which we lease, include the following:

Location of Manufacturing Facility	Square Footage of Facility
Amarillo, Texas	566,738
Anderson, South Carolina	1,032,550
Battice, Belgium	492,201
Kimchon, Korea	465,176
L’Ardoise, France	277,472
Rio Claro, Brazil	328,231
Nappanee, Indiana	180,000
Ibaraki, Japan	615,800
Taloja, India	161,911

We believe that these properties are in good condition and well maintained, and are suitable and adequate to carry on our business. The capacity of each plant varies depending upon product mix.

In addition, we have approximately 165 distribution centers in 39 states in the United States, substantially all of which are leased. We also provide residential construction services through 22 leased locations in 12 states.

Our principal executive offices are located in the Owens Corning World Headquarters, Toledo, Ohio, a leased facility of approximately 400,000 square feet.

Our research and development activities are primarily conducted at our Science and Technology Center, located on approximately 500 acres of land outside Granville, Ohio. It consists of more than 20 structures totaling more than 600,000 square feet. In addition, we have application development and other product and market focused research and development centers in various locations.

Legal Proceedings

Proceedings Against the Debtors

Substantially all liabilities of the Debtors relating to outstanding legal proceedings will be resolved under the Plan. Please see “The Reorganization” for more detailed information regarding the Plan and the treatment of claims under the Plan.

Securities and Certain Other Litigation

On or about April 30, 2001, certain of OCD’s current and former directors and officers, as well as certain underwriters, were named as defendants in a lawsuit captioned John Hancock Life Insurance Company, et al. v. Goldman, Sachs & Co., et al. in the United States District Court for the District of Massachusetts. An amended complaint was filed by the plaintiffs on or about July 5, 2001. OCD is not named in the lawsuit. The suit purported to be a securities class action on behalf of purchasers of certain unsecured debt securities of OCD in offerings occurring on or about April 30, 1998 and July 23, 1998. The complaint alleged that the registration statements pursuant to which the offerings were made contained untrue and misleading statements of material fact and omitted to state material facts which were required to be stated therein and which were necessary to make the statements therein not misleading, in violation of sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended complaint sought an unspecified amount of damages or, where appropriate, rescission of the plaintiffs’ purchases. On September 21, 2006, the parties reached an agreement to settle all claims against the named director and officer defendants for an amount within their applicable insurance coverage. The settlement is subject to class notice and court approval.

On or about September 2, 2003, certain of OCD’s current and former directors and officers were named as defendants in a lawsuit captioned Kensington International Limited, et al. v. Glen Hiner, et al. in the Supreme

Court of the State of New York, County of New York. OCD is not named in the lawsuit. The suit, which was brought by Kensington International Limited and Springfield Associates, LLC, two assignees of lenders under the Pre-Petition Credit Facility, alleged causes of action (1) against all defendants for breach of fiduciary duty, and (2) against certain defendants for fraud in connection with certain loans made under the Pre-Petition Credit Facility. The complaint sought an unspecified amount of damages. On October 6, 2003, OCD filed in the USBC a Complaint for Temporary Restraining Order, Preliminary Injunction and Enforcement of the Automatic Stay, requesting a preliminary injunction against further prosecution of the suit until after confirmation of a plan of reorganization for the Company. By order of the USBC, the New York action was preliminarily enjoined, with limited exceptions, until the earlier of the entry of an order confirming a plan of reorganization for the Company or further order of the USBC. On February 7, 2005, all defendants filed a joint motion to dismiss. A hearing on the motion to dismiss was held on May 2, 2005, and the motion to dismiss was granted by the USBC on August 22, 2006.

OCD holds an indirect ownership interest in ServiceLane.com, Inc., which is in Chapter 7 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 01-36044-HCA-7 (Abrahamson, B.J.). Two former employees of ServiceLane.com, Inc., whom we refer to as the SL Plaintiffs, have filed proofs of claim (Claims No. 8651 and 8622) against OCD in the Chapter 11 Cases, alleging fraud and misrepresentation. Additionally, on July 24, 2003, the SL Plaintiffs, along with ServiceLane.com, Inc.’s Chapter 7 trustee, brought suit against two OCD officers, who also were directors of ServiceLane.com, Inc., in the United States District Court for the Northern District of Ohio, Western Division, under the caption ServiceLane.com, Inc., et al. v. Stein, et al. In the complaint, ServiceLane.com, Inc. alleged a breach of fiduciary duty against both officers and the SL Plaintiffs alleged fraud against one officer. OCD was not named in the lawsuit. On September 10, 2003, OCD filed in the USBC an objection to the proofs of claim filed by the SL Plaintiffs as well as a counterclaim seeking declaratory relief in the form of a declaration that neither OCD nor the two officers harmed the SL Plaintiffs. On October 1, 2003, the two officers filed a similar adversary proceeding in the USBC. In October 2003, the SL Plaintiffs filed a motion to dismiss OCD’s counterclaim and, in November 2003, the SL Plaintiffs filed a motion to dismiss the adversary proceeding by the two officers. Hearings on both motions to dismiss were held on January 23, 2004. The USBC denied the motion to dismiss OCD’s counterclaim and deferred action on the other motion to dismiss. Subsequently, the SL Plaintiffs and the two officers agreed to a dismissal of the Ohio action and a refiling in the USBC. As a result, all such proceedings were pending in the USBC. On January 19, 2005, the USBC denied the motion of the SL Plaintiffs for leave to amend their complaint. On December 21, 2005, the USBC issued an order dismissing the breach of fiduciary duty claim against the two officers. Subsequently the parties have reached an agreement to settle all claims relating to the Company and the individual defendants. The settlement is subject to approval by the USBC.

The named officer and director defendants in each of the above proceedings have filed contingent indemnification claims with respect to such litigation against Owens Corning.

On September 1, 2006, various current and former members of OCD’s Investment Review and Benefits Review Committees were named as defendants in a lawsuit captioned Brown v. Owens Corning Investment Review Committee, et al., in the United States District Court for the Northern District of Ohio (Western Division). OCD is not named in the lawsuit but such individuals would have a contingent indemnification claim against Owens Corning. The suit, brought by two former employees of OCD, was brought under ERISA alleging that the defendants breached their fiduciary duties to certain pension benefit plans and to class members in connection with investments in Owens Corning common stock.

From time to time, we may become a party to litigation and subject to claims incident to the ordinary course of our business and may be made party to industry wide litigation. Although the results of such litigation and claims in the ordinary course of business cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our business, results of operations or financial condition. Regardless of outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

MANAGEMENT

Directors and Executive Officers

Directors

Our Board of Directors immediately following emergence from bankruptcy will consist of 16 directors, including two vacancies. The directors appointed to our Board of Directors as of the Effective Date will consist of:

•	Twelve directors selected by OCD’s current board, who we refer to as the OCD Designated Directors, and

•	Two directors designated by the committee representing holders of OCD’s pre-petition bonds, who we refer to as the Bondholder Designated Directors.

Commencing on the day after the day on which the Contingent Shares are distributed to the Asbestos Trust as described in “The Reorganization—Contingent Note and Contingent Shares,” the Asbestos Claimants’ Committee and the Future Claimants’ Representative will each be entitled to designate an additional director, which we refer to as the ACC Designated Director and the FCR Designated Director, respectively. Neither the ACC Designated Director nor the FCR Designated Director will join our Board of Directors until the day after the day the Asbestos Trust receives the Contingent Shares; however, the Asbestos Claimants’ Committee and the Future Claimants’ Representative have indicated to the USBC who they currently intend to designate (while reserving their rights to change these designees) in the event the Contingent Shares are distributed to the Asbestos Trust. These individuals have not, as of the date of this offering memorandum, consented to serve on, or joined, our Board of Directors. See “—Potential FCR Designated Director and ACC Designated Director.”

As set forth in our amended and restated bylaws, the directors are to be divided into three classes, whereby:

•	the directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the Effective Date;

•	the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the Effective Date; and

•	the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the Effective Date.

Below is a summary of the class designations for our directors as set forth in our amended and restated bylaws.

Class I	Class II	Class III
• 3 OCD Designated Directors • 2 Bondholder Designated Directors	• 5 OCD Designated Directors	• 4 OCD Designated Directors • 1 ACC Designated Director* • 1 FCR Designated Director*

*	Assuming the Contingent Shares are distributed to the Asbestos Trust. These designees will not join our Board of Directors until the day after the day the Asbestos Trust receives the Contingent Shares. These individuals have not, as of the date of this offering memorandum, consented to serve on, or joined, our Board of Directors.

Additionally, our amended and restated bylaws provide certain rights with respect to nominations and vacancies on our Board of Directors:

•	the Board of Directors or a committee thereof shall nominate each Class I director serving at the first annual meeting following the Effective Date for reelection as a Class I director for a new three year term of office;

•	the OCD Designated Directors, prior to the second annual meeting of stockholders, have the right to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of any OCD Designated Director;

•	the Bondholder Designated Directors, prior to the second annual meeting of stockholders, have the right to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of any Bondholder Designated Director; and

•	the Asbestos Trust, during the period commencing on the day after the day the Asbestos Trust receives the Contingent Shares and ending when the Asbestos Trust no longer holds shares representing at least 1% of our issued and outstanding common stock, has the right to nominate individuals for election as the ACC Designated Director or FCR Designated Director and to fill any vacancy in the Board of Directors arising from the resignation, retirement, death, removal or incapacity of the ACC Designated Director or FCR Designated Director.

Current Directors

Set forth below is information relating to our Board of Directors. An asterisk indicates that the individual is a Bondholder Designated Director. All other directors not so identified are OCD Designated Directors.

Norman P. Blake, Jr. has been a Director of OCD since 1992. He is former Chairman, President and Chief Executive Officer of Comdisco, Inc., global technology services, Rosemont, Illinois. A graduate of Purdue University, Mr. Blake also previously has served as Chief Executive Officer of the United States Olympic Committee; Chairman, President and Chief Executive Officer of Promus Hotel Corporation; Chairman, President and Chief Executive Officer of USF&G Corporation; and Chairman and Chief Executive Officer of Heller International Corporation of Chicago. Mr. Blake is a member of the Purdue Research Foundation, Purdue University’s President’s Council and Dean’s Advisory Council, Krannert School of Management. He is the recipient of the degree of Doctor of Economics honoris causa from Purdue University, granted jointly by the Krannert School of Management and School of Liberal Arts. He has also been awarded The Ellis Island Medal of Honor.

David T. Brown has been a Director of OCD since January 2002, and, since April 18, 2002, has been President and Chief Executive Officer of OCD. A graduate of Purdue University, Mr. Brown became Executive Vice President and Chief Operating Officer in January 2001. Previously, he held numerous leadership positions in sales and marketing at the Company, including serving as President of the Insulating Systems Business beginning in 1997, President of Building Materials Sales and Distribution beginning in 1996, and President of the Roofing and Asphalt Business beginning in 1994. Mr. Brown joined the Company in 1978 after working for Procter & Gamble, Shearson Hammill and Eli Lilly. Mr. Brown is a Director of Borg Warner, Inc. He also is on the Board of Directors of the Toledo Museum of Art and the Dean’s Advisory Council for Purdue’s Krannert School of Management. Mr. Brown is a past board member of the Asphalt Roofing Manufacturers Association Executive Committee, National Roofing Contractors Association Advisory Board, Thermal Insulation Manufacturers Association and Executive Committee of the North American Insulation Manufacturers Association.

Gaston Caperton has been a Director of OCD since 1997. He is President and Chief Executive Officer of The College Board, a not-for-profit educational association located in New York, New York, and former Governor of the State of West Virginia. A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and Chief Operating Officer, and led the firm to become the tenth largest privately-owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. Mr. Caperton was elected Governor of West Virginia in 1988 and 1992. In 1997, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. Prior to beginning his current position in mid-1999, Mr. Caperton also taught at Columbia University, where he served as Director of the Institute on Education and Government at Teachers College. Mr. Caperton is a director of United Bankshares, Inc., Energy Corporation of America, and Prudential Financial. He was the 1996 Chair of the Democratic Governors’ Association, and served on the National Governors’ Association executive committee and as a member of the Intergovernmental Policy Advisory Committee on U.S. Trade. He also was Chairman of the Appalachian Regional Commission, Southern Regional Education Board, and the Southern Growth Policy Board.

William W. Colville has been a Director of OCD since 1995. He is now retired after formerly serving as Senior Vice President, General Counsel and Secretary of the Company. A graduate of Yale University and the Columbia University Law School, Mr. Colville began his career at the Company in 1984 as Senior Vice President and General Counsel. Prior to joining the Company, he was President of the Sohio Processed Minerals Group from 1982 to 1984, and General Counsel of Kennecott Corporation from 1980 to 1982. Mr. Colville is also a director of Nordson Corporation.

Ralph F. Hake was Chairman and Chief Executive Officer for the Maytag Corporation from June 2001 until the company was acquired by Whirlpool Corporation on April 1, 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and CFO for Fluor Corporation, a $12 billion California-based engineering and construction company. Mr. Hake served for 12 years from 1987 to 1999 in executive positions at Whirlpool Corporation. The positions held by Mr. Hake included: Senior Executive Vice President of global operations; Chief Financial Officer; President of the Whirlpool Bauknecht Appliance Group; and leader of the North American region operations for five years. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton Ohio. Mr. Hake also served on the Board of Directors for the National Association of Manufacturers and was chairman of the group’s taxation and economic policy group. He currently serves on the Board of Directors of ITT Industries. He received an MBA from the University of Chicago, and an undergraduate degree from the University of Cincinnati.

F. Philip Handy has served as the CEO of Strategic Industries, a worldwide diversified service and manufacturing company owned principally by Citigroup Ventures, since October 2001. From 1968 to 1970, Mr. Handy worked at Fidelity Management and Research. He then joined Donaldson, Lufkin and Jenrette where he served as Vice President from 1970 to 1976. In 1976, he became the CEO of Combanks, a multiple bank holding company based in Orlando, Florida. In 1980 he commenced his career in the private equity business. From 1996 through 1999, Mr. Handy was managing director of Equity Group Corporate Investments, a private investment firm controlled by Sam Zell. Mr. Handy currently serves on the public Board of Directors of Anixter International, Inc., Rewards Network, Inc. and WCI Communities, Inc. Mr. Handy serves as Chairman of the Florida Board of Education, a seven person board appointed by Governor Jeb Bush, which has constitutional responsibility for Florida’s educational system. He was recently appointed by President George W. Bush to the National Board of Education Sciences for a three year term (confirmed by the U.S. Senate), where he serves as vice chairman. He earned a Bachelor of Arts in Economics, and graduated Cum Laude from Princeton University and later earned an MBA from Harvard Business School. He completed the sixth forum at The Rugby School and graduated from Northfield Mount Hermon School. He also served six years in the U.S. Army Reserve and was honorably discharged in 1973.

Landon Hilliard has been a Director of OCD since 1989. He is a partner with Brown Brothers Harriman & Co., private bankers in New York, NY. A graduate of the University of Virginia, Mr. Hilliard began his career at Morgan Guaranty Trust Company of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979. Mr. Hilliard is a director of Norfolk Southern Corporation, Western World Insurance Company and Russell Reynolds Associates, Inc. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York, Chairman of the National Foundation for the Teaching of Entrepreneurship, and Secretary of The Economic Club of New York.

Ann Iverson has been a Director of OCD since 1996. She is President and Chief Executive Officer of International Link, an international consulting firm in Carefree, Arizona. Ms. Iverson began her career in retailing and held various buying and executive positions at retail stores in the U.S. through 1989, including Bloomingdales, Dayton Hudson, and U.S. Shoe. She then joined British Home Stores as Director of Merchandising and Operations in 1990; Mothercare as Chief Executive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley Holdings plc. as Group Chief Executive in 1995. In 1998, she founded and became President and Chief Executive Officer of International Link. Ms. Iverson is a Director of Shoe Pavilion and a member of the Board of Trustees of Thunderbird—The Garvin School of International Management, and a member of Financo Global Consulting.

Joseph F. Neely is currently the Chief Executive Officer of Gold Toe Brands, Inc., a leading manufacturer of hosiery sold under the Gold Toe brand names. Mr. Neely previously served as Senior Vice President of Sara Lee Corporation responsible for their knit products, hosiery, and intimate apparel groups. He also founded Raylen Vineyards and Winery, and serves on the North Carolina Grape Council. Mr. Neely received a Masters of Business Administration degree from Wharton School of the University of Pennsylvania and a Bachelor of Science degree from the University of South Carolina.

W. Ann Reynolds has been a Director of OCD since 1993. She is a former President and Professor of Biology at The University of Alabama at Birmingham, located in Birmingham, Alabama. A graduate of Kansas State Teachers College and the University of Iowa, where she earned a Ph.D. degree, Dr. Reynolds previously served as Chancellor of the City University of New York System for seven years and for eight years as Chancellor of the California State University System. Dr. Reynolds is a director of Humana, Inc., Abbott Laboratories, Invitrogen Corporation, and the Post-Gazette, Champaign-Urbana, Illinois. She is also a member of the Society for Gynecological Investigation, and the Perinatal Research Society.

Robert B. Smith, Jr. has been a Director of OCD since 2004. He is a Director of the Virginia Environmental Endowment, a nonprofit, funded, grant making corporation dedicated to improving the environment. Mr. Smith is also a Manager of Kentucky River Properties LLC, a land holding company whose primary business is leasing coal properties. A graduate of the University of North Carolina and the University of North Carolina Law School, Mr. Smith’s previous experience included serving as Trustee of the Dalkon Shield Claimants Trust, a public interest trust of $3 billion created by the Federal Bankruptcy Court to compensate those damaged by the Dalkon Shield, and as Vice President for Government Relations of the Pharmaceutical Manufacturers Association. His prior experience also included various positions related to the U.S. Senate, including: Chief Counsel and Staff Director, U.S. Senate Government Operations Committee; Chief Counsel, U.S. Senate Subcommittee on Revision and Codification of the Laws; Chief Legislative Assistant, Senator Sam J. Ervin, Jr.; Special Counsel, U.S. Senate Antitrust and Monopoly Subcommittee; and Counsel, U.S. Senate Subcommittee on Constitutional Rights.

Michael H. Thaman has been a Director of OCD since January 2002 and is Chairman of the Board and Chief Financial Officer of OCD. A graduate of Princeton University, Mr. Thaman joined the Company in 1992. He was elected Chairman of the Board in April 2002 and became Chief Financial Officer in 2000. Before assuming his current positions, Mr. Thaman held a variety of leadership positions at the Company, including serving as President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining the Company, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is a director of Florida Power and Light Group, Inc.

Daniel K. K. Tseung* is currently a Managing Director at Sun Hung Kai Properties Direct Investments Ltd., the private equity division of one of Asia’s largest conglomerates, as well as Director of Investments for SUNeVision Holdings Limited, an Asian Internet infrastructure and services provider. Mr. Tseung was previously a director in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital. He also currently serves as a director of RCN Corporation, Chinacast Communications, Cellon and Legend Silicon. Mr. Tseung holds a Bachelor’s degree from Princeton University and a Master’s Degree from Harvard University.

Additional Bondholder Designated Director

An additional Bondholder Designated Director has been elected to serve on our board of directors effective on the day after the Effective Date. Set forth below is information relating to this additional Bondholder Designated Director:

Marc Sole* is a Senior Vice President at D. E. Shaw & Co., L.P., where he focuses on public and private investments in credit-related opportunities. Prior to joining the D. E. Shaw group in 2001, Mr. Sole was an associate at Cravath, Swaine & Moore LLP in New York, where he practiced corporate law with a focus on mergers & acquisitions and securities law. He graduated with honors from Princeton University in 1993 with an A.B. from the Woodrow Wilson School of Public and International Affairs, and he received a J.D. in 1996 from the Columbia University School of Law, where he was a Harlan Fiske Stone Scholar. Mr. Sole serves as a director of various private companies.

Potential FCR Designated Director and ACC Designated Director

Although neither the FCR Designated Director nor the ACC Designated Director will join our Board of Directors until the day after the day Asbestos Trust receives the Contingent Shares, the Asbestos Claimants’ Committee and the Future Claimants’ Representative have indicated to the USBC who they currently intend to designate (while reserving their rights to change these designees) in the event the Contingent Shares are distributed to the Asbestos Trust.

Set forth below is information relating to the individual that the Asbestos Claimants’ Committee has indicated to the USBC it currently expects to designate (while reserving their rights to change this designee) to serve as the ACC Designated Director on the day after the day the Contingent Shares are distributed to the Asbestos Trust:

W. Howard Morris is a Vice President and Senior Portfolio Manager of Comerica Asset Management, a division of Comerica Bank, in Detroit, Michigan. He is the former Managing Partner of Prairie & Tireman Equity Investments in Detroit, Michigan (1998-2006), former CEO and Emergency Financial Manager of the Inkster Public School District in Inkster, Michigan (2002-2005), former Chief Financial Officer of the Detroit Public School District in Detroit, Michigan (1999-2000) and former Assistant Professor of Accounting/Finance at Hillsdale College in Hillsdale, Michigan (1991-1998). Mr. Morris is also a Certified Public Accountant (CPA, licensed in Michigan), a Chartered Financial Analyst (CFA) and a Personal Financial Specialist (PFS). Mr. Morris received his Masters of Business administration degree in 1988 from The Wharton School of the University of Pennsylvania and his Bachelors of Business Administration degree in 1981 from the Northwood University in Midland, Michigan.

Set forth below is information relating to the individual that the Future Claimants’ Representative has indicated to the USBC he currently expects to designate (while reserving his rights to change this designee) to serve as the FCR Designated Director on the day after the day the Contingent Shares are distributed to the Asbestos Trust:

James J. McMonagle has served as Of Counsel at Vorys, Sater, Seymour & Pease LLP since April, 2002. Mr. McMonagle has served as the Future Claimants’ Representative in our bankruptcy case and expects to serve in that capacity following the Effective Date. Mr. McMonagle also serves on the Corporate Board of Selected Family of Funds, where he has held a Director’s position since 1990 and has presided as Chairman of the Board since 1997. Mr. McMonagle served as Senior Vice President, General Counsel and Secretary at the University Hospitals Health System, Inc. and University Hospitals of Cleveland from September, 1990 through March, 2002. In 1976 Mr. McMonagle was elected as a Common Pleas Judge for Cuyahoga County, Ohio and was re-elected in 1982 and 1988 and served through 1990. Mr. McMonagle engaged in private practice from 1970 to 1977. Mr. McMonagle received his J.D. from the Cleveland Marshall School of Law in 1970, with a B.S., B.A. from Georgetown University in 1966.

Executive Officers

The name, age and business experience during the past five years of Reorganized Owens Corning’s executive officers as of October 1, 2006 are set forth below. Each executive officer holds the same position at Reorganized Owens Corning that he or she most recently held with OCD. Each executive officer holds office until his or her successor is elected and qualified or until his or her earlier resignation, retirement or removal. All those listed have been employees of Reorganized Owens Corning or OCD during the past five years except as indicated. All positions provided below refer to the position held with OCD, unless otherwise noted.

Name and Age	Position*
Sheree L. Bargabos (51)	Vice President and President, Roofing and Asphalt Business since October 2005; formerly Vice President and President, Exterior Systems Business (2002), and Vice President, Training and Development.

David T. Brown (58)	President and Chief Executive Officer since April 2002; formerly Executive Vice President and Chief Operating Officer. Director since January 2002.

Brian D. Chambers (40)	Vice President and President, Siding Solutions Business since October 2005; formerly Vice President and General Manager, Residential Roofing Business (2003), Product Manager, Residential Roofing Business (2002), and Sales/Market Leader, Specialty Roofing Business.

Charles E. Dana (51)	Vice President and President, Composite Solutions Business since February 2004; formerly Vice President—Corporate Controller and Global Sourcing (2002), and Vice President, Global Sourcing and eBusiness.

Roy D. Dean (47)	Vice President and President, Insulating Systems Business since March 2006; formerly Vice President and Corporate Controller (2004) Vice President and Controller, Insulating Systems Business.

Joseph C. High (52)	Senior Vice President, Human Resources since January 2004; formerly Vice President, Human Resources for ConocoPhillips.

William E. LeBaron (50)	Vice President and President, Owens Corning Construction Services since September 2006; formerly President and Managing Director of Landscape and Theme Park Services at OneSource (2005); President of All American Property Service (2002); and former President and Chief Operating Officer of American Residential Service.

David L. Johns (47)	Senior Vice President and Chief Supply Chain and Information Technology Officer since April 2001; formerly Vice President and Chief Technology Officer.

Name and Age	Position*
Stephen K. Krull (41)	Senior Vice President, General Counsel and Secretary since February 2003; formerly Vice President, Corporate Communications (2002), and Vice President and General Counsel, Operations.

Frank C. O’Brien-Bernini (50)	Vice President, Science and Technology since April 2003; formerly Vice President, Corporate Science and Technology (2002), and Vice President, Science and Technology, Insulating Systems Business.

Ronald Ranallo (47)	Vice President and Corporate Controller since March 2006; formerly Vice President and Acting General Manager of OC Construction Services (OCCS) (2005), Vice President and Controller of OCCS (2004), Vice President and Controller of Siding Solutions Business (2002) and various other leadership positions.

Charles W. Stein, Jr. (42)	Vice President and President, Cultured Stone Business since October 2005; formerly Vice President and General Manager, OC Construction Services (2005), Vice President and General Manager, HOMExperts (2003), Vice President, Residential Services and Solutions (2002), and Vice President, Remodeling Services.

Michael H. Thaman (42)	Chairman of the Board and Chief Financial Officer since April 2002; formerly Senior Vice President and Chief Financial Officer. Director since January 2002.

*	Information in parentheses indicates year in which service in position began.

Committees of the Board of Directors

Our Board of Directors has established five committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Governance and Nominating Committee, and the Executive Committee. In the future, our Board of Directors may also establish additional committees to assist in the discharge of its responsibilities.

The Audit Committee is responsible for selecting the independent auditors to be nominated for ratification by the stockholders and reviewing the independence of such auditors, approving the scope and costs of the annual audit activities of the independent auditors, reviewing the audit results with the independent auditors and reviewing and monitoring our financial reporting and accounting practices and internal controls. The Audit Committee is comprised entirely of independent directors, all of whom satisfy the independence requirements of the New York Stock Exchange applicable to audit committees. Norman P. Blake, Jr. (Chairman), Robert F. Hake, Ann Iverson, Joseph F. Neely, W. Ann Reynolds and Daniel K. K. Tseung serve on the Audit Committee.

The Compensation Committee is responsible for reviewing the performance and compensation of our chief executive officer, consulting with the chief executive officer with respect to the compensation of other of our executives and key employees and administering our incentive compensation and other employee benefit plans. The Compensation Committee also approves the compensation of non-employee directors. Each member of the

Compensation Committee satisfies the independence requirements of the New York Stock Exchange. Landon Hilliard (Chairman), Gaston Caperton, F. Philip Handy, Ann Iverson and Joseph F. Neely serve on the Compensation Committee. Marc Sole will serve on the Compensation Committee when his election to our Board of Directors becomes effective.

The Finance Committee is responsible for reviewing and, to the extent requested by the Board of Directors, authorizing or approving the terms of various financing activities engaged in by the Company. Gaston Caperton (Chairman), William W. Colville, Landon Hilliard and Robert B. Smith, Jr. serve on the Finance Committee. Marc Sole will serve on the Finance Committee when his election to our Board of Directors becomes effective.

The Governance and Nominating Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending corporate governance guidelines/principles to apply to our Board of Directors. Each member of the Governance and Nominating Committee satisfies the independence requirements of the New York Stock Exchange. W. Ann Reynolds (Chairman), Norman P. Blake, Jr., William W. Colville, Robert F. Hake, Robert B. Smith, Jr. and Daniel K. K. Tseung serve on the Governance and Nominating Committee.

The Executive Committee has the power to consider various matters delegated to it by the Board of Directors from time to time or that arise between meetings of the Board of Directors that the Board of Directors would otherwise consider. Michael H. Thaman, Norman P. Blake, Jr., David T. Brown, Gaston Caperton, Landon Hilliard and W. Ann Reynolds serve on the Executive Committee.

Audit Committee Financial Expert

Our Board of Directors has determined that Norman P. Blake, Jr. is an audit committee financial expert and that he is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, utilizing the definition for audit committee independence of the New York Stock Exchange.

Code of Ethics for Senior Financial Officers

Reorganized Owens Corning has adopted a code of ethics applicable to its Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), and Controller.

Executive Compensation

Reorganized Owens Corning

The following is a description of the compensation programs which have been assumed or adopted by Reorganized Owens Corning for its Named Executive Officers. The Named Executive Officers for Reorganized Owens Corning are the same individuals identified as Named Executive Officers in the OCD section below. Therefore, we provided information relating to the compensation and stock based awards received by OCD’s Named Executive Officers during 2003, 2004 and 2005.

Reorganized Owens Corning has assumed from OCD and will continue the following plans and/or programs as described herein that were established and maintained by OCD.

Retirement Benefits

Cash Balance Plan and Executive Supplemental Benefit Plan

Reorganized Owens Corning has assumed and will continue the tax-qualified Cash Balance Plan covering certain salaried and hourly employees in the United States, including each of the Named Executive Officers. The Cash Balance Plan was adopted by OCD in replacement of the qualified Salaried Employees’ Retirement Plan it maintained prior to 1996, which we refer to as the Prior Plan, and which provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, each year, eligible employees earn a benefit based on a percentage of such employee’s covered pay. For this purpose, covered pay includes base pay and certain annual incentive bonuses payable during the year. Accrued benefits earn monthly interest based on the average interest rate for five-year U.S. treasury securities. Employees vest in the Cash Balance Plan on completion of five years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

For employees who were at least age 40 with 10 years of service as of December 31, 1995, including Mr. Brown, the credit percentages applied to covered pay were increased pursuant to a formula based on age and years of service on such date. In addition, these employees are entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan (in each case including the Top Hat plan as described below).

In addition to the Cash Balance Plan, Reorganized Owens Corning has assumed and will continue the non-qualified Executive Supplemental Benefit Plan, which we refer to as the ESBP or Top Hat plan, to pay eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified retirement plan and those benefits which would have been payable except for limitations imposed by the Internal Revenue Code. Each of the Named Executive Officers is eligible to participate in both the Cash Balance Plan and the Top Hat plan.

Supplemental Executive Retirement Plan

Reorganized Owens Corning has assumed and will continue the Supplemental Executive Retirement Plan covering certain employees, including each of the Named Executive Officers. The Supplemental Executive Retirement Plan provides for a lump sum payment following termination of employment equal to a multiple of the covered employee’s Cash Balance Plan balance minus an offset equal to the present value of retirement benefits attributable to prior employment.

Other Arrangements

Certain individual Named Executive Officers have specific individual arrangements that were entered into with OCD and which have been assumed and will be continued by Reorganized Owens Corning. Among these agreements are a supplemental pension benefit for Mr. Dana under Owens Corning’s pension plan formula in existence on his employment date, determined as if he had earned 1 1/2 years of service for each year worked, provided that he remains an Owens Corning employee for no less than ten years following his November 15, 1995 employment date.

OCD established a Pension Preservation Trust for amounts payable under the Top Hat plan as well as under certain individual pension arrangements. Reorganized Owens Corning has assumed and will continue to maintain the Trust.

Employment, Severance and Certain Other Agreements

Long-Term Incentive Plan

Reorganized Owens Corning has assumed and will continue the Long-Term Incentive Plan adopted by OCD on January 1, 2003 applicable to certain key employees selected by the Compensation Committee. Reorganized Owens Corning intends to assume and continue to offer this Long-Term Incentive Plan to its Named Executive Officers. The Long-Term Incentive Plan is intended to create a strong link between compensation and predetermined business goals designed to increase the value of the Company over a long horizon and better align executive interests with those of the Company’s stakeholders. The Long-Term Incentive Plan provides for three-year performance cycles. At the beginning of each year, the Compensation Committee selects the eligible employees who will participate in each three-year performance cycle, as well as the award opportunities and corporate performance goals for each such performance cycle.

Outstanding three-year cycles commenced as of January 1, 2004 concluding on December 31, 2006, with payouts, if any, in early 2007; and as of January 1, 2005 concluding on December 31, 2007, with payouts, if any, in early 2008. In addition, a new three-year cycle was approved by the Compensation Committee of the OCD Board of Directors, commencing on January 1, 2006 and will conclude on December 31, 2008, with payouts, if any, in early 2009.

Corporate Incentive Plan

Reorganized Owens Corning has assumed and will continue to provide a Corporate Incentive Plan, with specific terms and conditions adopted annually, under which participating employees, including each of the Named Executive Officers, are eligible to receive annual cash incentive awards based on their individual performance and on corporate performance against annual performance goals set by the Compensation Committee.

Severance Arrangements

Reorganized Owens Corning assumed severance arrangements currently in place with each of the Named Executive Officers. These arrangements generally provide for the payment of an amount equal to two times base salary plus annual incentive bonuses (based on an average of the three previous years’ annual incentive payments or the average of the three previous years’ annual incentive targets, whichever is greater) plus continuation of insurance and certain other benefits for a period of up to two years. The 2006 base annual salary for each Named Executive Officer is equal to his 2005 base annual salary set forth in the Summary Compensation Table below, with the exception of Mr. Dana whose 2006 annual base salary is $400,000. Specific terms and amounts may vary in each individual case. In the case of Messrs. Brown and Thaman, a payment equal to the additional lump sum pension benefit that would have accrued had such individuals been three years older, with three additional years of service, at the time of actual or constructive employment termination, in the case of Messrs. Brown and Thaman, reimbursement with respect to certain taxes, and, in the case of Mr. Dana, a payment equal to the greater of (1) the additional lump sum pension benefit so calculated and (2) Mr. Dana’s supplemental pension arrangement as described above.

Owens Corning 2006 Stock Plan—Management and Employee Emergence Equity Program

Management Incentive Program

The Owens Corning 2006 Stock Plan, which we refer to as the Stock Plan, is established pursuant to the Plan and will be implemented by Reorganized Owens Corning. Under the Stock Plan, certain members of management will be granted awards upon emergence consisting of a combination of restricted shares of Reorganized Owens Corning common stock and options to purchase shares of Reorganized Owens Corning common stock pursuant to a management incentive plan. As of the Effective Date, awards under this program will be made to approximately 475 management level employees. 33.3% of each award will be made in the form of restricted shares of Reorganized Owens Corning common stock and 66.7% of each award will be made in the form of options to purchase Reorganized Owens Corning common stock. Dividends, if any, on restricted shares of Reorganized Owens Corning common stock will be accrued and received by the holder at vesting. The options will be issued with an exercise price of $30.00 per share of Reorganized Owens Corning common stock and will expire on the tenth anniversary of the Effective Date. Dividends will not accrue on the options. The options will contain protective language in the event of non-ordinary events such as stock dividends, extraordinary cash dividends, stock splits and recapitalizations. For employees receiving the grant who remain continuously employed by Reorganized Owens Corning for the entire vesting period, each award will vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting in the case of death, or continued vesting in the case of certain Company-approved retirements or in the event that the Company terminates the employee’s employment for a reason other than cause. As part of the Stock Plan, the Company will reserve 1,162,759 shares of Reorganized Owens Corning common stock for the issuance of restricted shares and 2,325,518 shares of Reorganized Owens Corning common stock for issuance upon exercise of options granted under this program as of the Effective Date. The Named Executive Officers will be granted awards upon emergence under the Stock Plan as follows: David T. Brown (75,000 restricted shares and 150,000 options), Michael H. Thaman (75,000 restricted shares and 150,000 options), Joseph C. High (35,000 restricted shares and 70,000 options), David L. Johns (35,000 restricted shares and 70,000 options), Charles E. Dana (35,000 restricted shares and 70,000 options).

As part of the Stock Plan, the Company will also reserve 1,000,000 shares of Reorganized Owens Corning common stock for future issuance of restricted shares and 2,000,000 shares of Reorganized Owens Corning common stock for issuance upon the exercise of options to be issued at a future date. These shares will be reserved and authorized for future issuance as determined by Reorganized Owens Corning’s Compensation Committee. Any options issued at a future date will be issued with an exercise price at the then fair market value.

Employee Incentive Program

In addition to the management incentive program described above, all full-time employees and regular part-time employees of OCD and its affiliates as of the Effective Date (excluding any employee who participates in the management incentive program portion of the Stock Plan as described above as of the Effective Date) will be eligible to receive a grant of 100 restricted shares of Reorganized Owens Corning common stock, or appropriate equivalent interest, on the Effective Date. For employees receiving the grant who remain continuously employed by Reorganized Owens Corning for the entire vesting period, each award will vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting in the case of death, or continued vesting in the case of Company-approved retirements or in the event that the Company terminates the employee’s employment for a reason other than cause. Dividends, if any, on such restricted shares of Reorganized Owens Corning common stock will be accrued and received by the holder at vesting. The Company will reserve 2,000,000 shares of Reorganized Owens Corning common stock for such issuance.

Non-employee Directors’ Compensation

Director Equity Program

As set forth in the Owens Corning 2006 Stock Plan, the Company will also maintain a director equity program. The Company will reserve 120,000 shares of Reorganized Owens Corning common stock as of the Effective Date for issuance as restricted shares under the director equity program. The Company will also reserve 240,000 shares of Reorganized Owens Corning common stock for issuance upon the exercise of options issued to Directors in the future. The distribution of any or all of the restricted shares and options to directors of Reorganized Owens Corning under this program will be determined by the Reorganized Owens Corning Compensation Committee. Dividends, if any, on restricted shares of Reorganized Owens Corning common stock will be accrued and received by the holder at vesting. The terms and conditions of the options will be the same as described above. Directors who are also employees will not be eligible to participate in this program. Each award will vest in its entirety on the third anniversary of the Effective Date, subject to accelerated or continued vesting as may be determined by the Reorganized Owens Corning Compensation Committee. The Compensation Committee has approved initial awards to non-employee directors under the Plan at emergence of 6,000 restricted shares of our common stock per director. Directors may elect to defer receipt of such awards. As noted above, additional shares and options to purchase shares of Reorganized Owens Corning common stock will be reserved and authorized for future issuance as will be determined by the Compensation Committee. Any options issued at a future date will be issued with an exercise price at the then fair market value.

Retainer and Meeting Fees

In addition to the award of restricted stock and stock options as described above, Reorganized Owens Corning intends to compensate each director who is not an Owens Corning employee pursuant to a standard annual retainer/meeting fee arrangement. Such arrangement provides each non-employee director an annual retainer as approved by the Compensation Committee. The Compensation Committee has approved a total annual retainer of $125,000 for each non-employee director, 50% of which will be provided in cash and 50% of which will be provided in equity of Reorganized Owens Corning. In addition, the Compensation Committee has approved a meeting fee of $1,500 for each board meeting attended by a non-employee director and for each committee meeting attended by a non-employee director who is a member of that committee. The Compensation Committee has also approved the payment of a $15,000 annual retainer to the Chairman of the Audit Committee and a $10,000 annual retainer to the Chairman of each of the Compensation Committee, the Governance and Nominating Committee and the Finance Committee.

Reorganized Owens Corning intends to adopt a Director’s Deferred Compensation Program under which non-employee directors will be permitted to elect to defer all or a portion of his or her annual cash retainer and meeting fees under a newly established Directors’ Deferred Compensation Plan. Such deferred compensation will be credited to an individual account and will accrue income or loss under a hypothetical investment fund, including a Company common stock fund, as chosen by the director at the time of such deferral election. The account, if, and to the extent, indexed to common stock, shall also be credited with the number of shares that dividends on credited shares could have purchased on dividend payment dates.

Indemnity Agreements

Reorganized Owens Corning expects to enter into an indemnity agreement with each current and future member of its Board of Directors. These agreements generally provide that, if the director or potential director becomes involved in a claim (as defined in the terms and conditions of such agreement) by reason of an indemnifiable event (as defined in the agreement), the Company will indemnify the director or potential director to the fullest extent authorized by the Company’s bylaws, notwithstanding any subsequent amendment, repeal or modification of the bylaws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim. Additional and specific terms and conditions will be as set forth in the individual indemnity agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee presently consists of Landon Hilliard (Chairman), Gaston Caperton, F. Philip Handy, Ann Iverson and Joseph F. Neely. Marc Sole will serve on the Compensation Committee when his election to our Board of Directors becomes effective.

Mr. Hilliard is a partner of Brown Brothers Harriman & Co., which we refer to as BBH, a private banking firm. BBH acts as one of the investment managers for the Fibreboard Settlement Trust, which holds certain assets that are available to fund asbestos-related liabilities of Fibreboard Corporation, a subsidiary of Owens Corning. As of September 30, 2006, BBH was paid fees of approximately $581,000 from the Trust for these services. In addition, BBH serves as the custodian and investment advisor of certain escrow accounts funded by the Company’s excess insurance carriers. During 2005, BBH earned fees of approximately $100,500 for these services.

OCD (Prior to its Emergence From Bankruptcy)

This section provides a summary of the executive compensation provided to the directors and officers of OCD prior to emergence from bankruptcy under OCD’s compensation plans. Except where otherwise noted, Reorganized Owens Corning intends to maintain these plans after emergence. As used in the remainder of this section, the term “OCD” refers to OCD and its subsidiaries prior to emergence.

The following tables provide information on compensation and stock-based awards received by OCD’s Chief Executive Officer serving during 2005 and the four other highest paid individuals who were serving as executive officers of OCD at the end of 2005 and who will serve as executive officers of Reorganized Owens Corning. We refer to these five individuals collectively as the Named Executive Officers.

Summary Compensation Table

Long-Term Compensation
	Annual Compensation						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)(2)		Restricted Stock Award(s) ($)(3)	Securities Underlying Options/ SARs(#)(4)	LTIP Payouts ($)		All Other Compensation ($)(5)
David T. Brown President and Chief Executive Officer	2005 2004 2003	750,000 750,000 750,000	2,856,195 3,062,640 1,470,000	(6) (6)					3,750,000 3,008,250 2,625,000	(6) (6)	10,500 6,250 10,000

Michael H. Thaman Chairman of the Board and Chief Financial Officer	2005 2004 2003	650,000 650,000 650,000	1,823,452 1,902,680 828,000	(6) (6)					3,185,000 2,483,000 2,145,000	(6) (6)	10,500 5,417 10,000

Joseph C. High(7) Senior Vice President, Human Resources	2005 2004	325,000 325,000	976,918 803,316	(6)	54,258	(3)			585,000 744,900	(6)	10,500 10,250

David L. Johns Senior Vice President and Chief Supply Chain and Information Technology Officer	2005 2004 2003	367,500 367,500 367,500	718,301 643,421 264,000	(6) (6)					992,250 842,310 771,750	(6) (6)	10,500 10,250 10,000

Charles E. Dana Vice President and President, Composite Solutions Business	2005 2004 2003	340,626 271,875 250,000	616,630 755,294 275,000	(6) (6)					776,250 623,137 525,000	(6) (6)	10,500 10,250 10,000

(1)	In addition to payments under OCD’s annual Corporate Incentive Plan, the amounts shown for 2005 include payments under OCD’s Key Employee Retention Plan as follows: Mr. Brown, $750,000; Mr. Thaman, $650,000; Mr. High, $325,000; Mr. Johns, $276,000 and Mr. Dana $275,000.
(2)	“Other Annual Compensation” includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer’s annual salary and bonus for the year, as well as certain other items of compensation. For the years shown, none of the Named Executive Officers received perquisites and/or personal benefits in excess of the applicable threshold. In 2004, Mr. High received $54,258 as payment of certain taxes on a sign-on bonus.
(3)	There were no restricted stock awards to any of the Named Executive Officers in 2003, 2004, or 2005. At the end of 2005, Messrs. Brown and Thaman each held a total of 3,333 shares of restricted stock, valued at $9,999; Messrs. Johns and Dana each held a total of 1,333 shares of restricted stock, valued at $3,999 and Mr. High held no shares of restricted stock. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the closing price of OCD common stock on December 31, 2005 (as reported on the Over The Counter Bulletin Board). Dividends are paid by OCD on restricted stock held by the Named Executive Officers if paid on stock generally.
(4)	No stock options or stock appreciation rights (SARs) were awarded to any of the Named Executive Officers in 2003, 2004, or 2005.
(5)	The amount shown for each of the Named Executive Officers represents contributions made by OCD to such officer’s account in the Owens Corning Savings Plan during the year.
(6)	The amounts reflected in the LTIP Payouts column for 2003 and 2004 represent amounts payable pursuant to OCD’s Long Term Incentive Plan with respect to one-year transition performance period cycles adopted in connection with the phase-in of the new plan, which became effective January 1, 2003.
(7)	Mr. High joined OCD in January 2004.

Option Grant Table

No stock options or stock appreciation rights (SARs) were granted to any of the Named Executive Officers during 2003, 2004, or 2005.

Option/SAR Exercises and Year-End Value Table

The following table contains information about the options for OCD common stock that were exercised in 2005 by the Named Executive Officers, and the aggregate values of these officers’ unexercised options at the end of 2005. None of the Named Executive Officers held stock appreciation rights (SARs) at December 31, 2005.

Aggregated Option/SAR Exercises in 2005, and 12/31/05 Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/05 (#)	Value of Unexercised In-the-Money Options/SARs at 12/31/05 ($)(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
David T. Brown	—0—	—0—	88,000/0	0/0
Michael H. Thaman	—0—	—0—	70,657/0	0/0
Joseph C. High	—0—	—0—	0/0	0/0
David L. Johns	—0—	—0—	27,478/0	0/0
Charles E. Dana	—0—	—0—	30,500/0	0/0

(1)	No options were in-the-money at December 31, 2005.

Long-Term Incentive Plan Awards Table

Under the Long Term Incentive Plan as described above, a three-year cycle commenced January 1, 2005 to conclude on December 31, 2007, with payouts, if any, in early 2008. Information concerning the awards for this cycle to the Named Executive Officers is set forth in the table below.

Long Term Incentive Plan—Three-Year Cycle Awards in 2005

			Estimated Future Payouts under Non-Stock Price-Based Plans(1)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
David T. Brown	0	1/1/05-12/31/07	0	1,875,000	3,750,000
Michael H. Thaman	0	1/1/05-12/31/07	0	1,592,500	3,185,000
Joseph C. High	0	1/1/05-12/31/07	0	438,750	877,500
David L. Johns	0	1/1/05-12/31/07	0	496,125	992,250
Charles E. Dana	0	1/1/05-12/31/07	0	510,471	1,020,942

(1)	Each award shown represents the opportunity to earn the amount shown in the “maximum” column of the table if certain “maximum” performance goals established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event these “maximum” performance goals are not attained, then the Named Executive Officers may earn the amounts shown in the “target” column if the “target” levels of performance are attained, or the amounts shown in the “threshold” column if the “threshold” levels of performance are attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels, and will earn no amounts for performance at or below the threshold level. The estimates of potential future payouts displayed in the table are based on salaries at the start of the current year; actual payouts, if any, will be based on average annualized salaries over the three-year performance cycle. The performance goals for this three-year cycle are based on OCD’s return on net assets.

Retirement Benefits

As described above, OCD maintained a tax-qualified Cash Balance Plan covering certain of its salaried and hourly employees in the United States, including each of the Named Executive Officers. In addition, OCD maintained a non-qualified Executive Supplemental Benefit Plan, referred to as the ESBP or Top Hat plan, as described above. Named Executive Officers are eligible to participate in both the Cash Balance Plan and the Top Hat plan.

Cash Balance Plan

The estimated annual annuity amounts payable under the Cash Balance Plan (including the Top Hat plan) to the Named Executive Officers at age 65 are: Mr. Brown, $374,638; Mr. Thaman, $341,690; Mr. High, $46,923; Mr. Johns, $120,315 and Mr. Dana, $86,725. These estimated amounts assume continued employment and current levels of base salary, plus target annual incentive, through age 65, and are based on estimated interest rates and currently applicable benefit accrual percentage.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan as described above provides for a lump sum payment following termination of employment equal to a multiple of the covered employee’s Cash Balance Plan balance minus an offset equal to the present value of retirement benefits attributable to prior employment. The applicable multiplier for each covered employee ranges from 0.5 to 4.0 (determined by the covered employee’s age when first employed by OCD) and is 2.4 in the case of Mr. High and 1.1 in the case of Mr. Johns. The estimated annual annuity amounts payable to Mr. High and Mr. Johns to satisfy the lump sum obligation under this plan at age 65, under the assumptions described in the preceding paragraph, are $112,615 and $132,346, respectively, less the annualized offset due to prior employment.

Other Arrangements

The estimated supplemental annual annuity amount payable to Mr. Dana, under the supplemental arrangement for Mr. Dana as described above, at age 65 to satisfy this benefit, assuming continued employment to age 65 and current levels of covered pay, is $268,535.

Employment, Severance, and Certain Other Agreements

Under the Corporate Incentive Plan as described above, for the 2005 annual performance period, the funding measures set by the Compensation Committee were based on “income from operations” (weighted at 75%) and “cash flow from operations” (weighted at 25%). Cash awards paid to the Named Executive Officers under the Corporate Incentive Plan for the 2005 performance period are reflected in the Summary Compensation Table above and as detailed in Footnote (2) to the Table.

Beginning with calendar year 2004, OCD maintained a Key Employee Retention Plan, which we refer to as the KERP, to provide an incentive to designated key employees to remain in the employ of OCD through the date of OCD’s emergence from Chapter 11. During 2005, the KERP applied to each of the Named Executive Officers; for 2006, the KERP applies to each of the Named Executive Officers except Messrs. Brown and Thaman. Under the KERP, each eligible employee is entitled to a cash payment equal to (1) a specified percentage of his or her annual base salary if such employee remains employed by OCD through the end of the applicable calendar year or (2) a prorated portion of such specified percentage in the event of OCD’s emergence from Chapter 11 proceedings (or such employee’s termination of employment due to death, disability, or termination other than for cause) prior to the end of the applicable calendar year. Cash awards paid to the Named Executive Officers under the KERP for calendar year 2005 are reflected in the Summary Compensation Table above. The KERP will automatically terminate by its own terms and pay out benefits, pro-rated if necessary as described above, as soon as practicable upon the Debtors’ emergence and will not continue after emergence.

The base salaries of the Named Executive Officers for 2005 were as follows: Mr. Brown, $750,000; Mr. Thaman, $650,000; Mr. High, $325,000; Mr. Johns, $367,500 and Mr. Dana $340,626.

CERTAIN TRANSACTIONS

In connection with our emergence from bankruptcy, we entered into certain agreements. The terms of the agreements summarized below are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these agreements.

Equity Commitment Agreement

OCD entered into the Equity Commitment Agreement with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to the Rights Offering that are not subscribed for and issued pursuant to the Rights Offering. In consideration for this commitment from J.P. Morgan Securities Inc., OCD paid a $100 million fee to J.P. Morgan Securities Inc.

In connection with the Equity Commitment Agreement, J.P. Morgan Securities Inc. entered into a syndication agreement with various other Backstop Purchasers, whereby each Backstop Purchaser agreed to each purchase from J.P. Morgan Securities Inc. its pro rata portion of any shares of our common stock purchased by J.P. Morgan Securities Inc. under the Equity Commitment Agreement. The other Backstop Purchasers will receive a pro rata portion of the Backstop Fee in consideration for their commitments under the syndication agreement. Subject to the terms of the Equity Commitment Agreement and related syndication agreement, the Backstop Purchasers will purchase the 70,013,140 shares which were not subscribed for and purchased under the Rights Offering. See “The Reorganization—Equity Commitment Agreement” for a more detailed description of the Equity Commitment Agreement.

Put/Call Arrangements

On July 7, 2006, the Company entered into Collar Agreements with each of the Investment Firms, granting certain put rights and call rights with respect to the Contingent Shares that may be issued to the Asbestos Trust pursuant to the Plan. Please see “The Reorganization—Contingent Note and Contingent Shares” for a detailed description of the Contingent Shares.

Each of the Collar Agreements has been approved by the Asbestos Claimants’ Committee and the Future Claimants’ Representative and will be assigned by the Company to the Asbestos Trust upon the effectiveness of the Plan. If the Contingent Shares are issued to the Asbestos Trust, each Investment Firm that is a party to a Collar Agreement shall have a call right to purchase all or a portion of the Contingent Shares set forth in its respective Collar Agreement from the Asbestos Trust at an exercise price of $37.50 per share. These call options will, in each case, expire twelve months after the date on which the Contingent Shares are delivered to the Asbestos Trust. In addition, each of the Collar Agreements grants the Asbestos Trust an option to sell all or a portion of the Contingent Shares to the Investment Firm that is a party to such Collar Agreement at an exercise price of $25.00 per share. These put options will, in each case, expire three months after the date on which the Contingent Shares are delivered to the Asbestos Trust. If the Contingent Shares are delivered to the Asbestos Trust on or after March 28, 2010, the Collar Agreements shall not become effective.

Each Investment Firm is either an affiliate of a Backstop Purchaser or entered into one or more separate agreements with certain Backstop Purchasers under which the individual Backstop Purchaser agreed to accept put and call rights for the Contingent Shares that were similar to the rights that the Investment Firm had granted to the Asbestos Trust.

The aggregate number of shares of our common stock that are subject to the Collar Agreements is equal to the aggregate number of Contingent Shares, such that, except as provided above, the Asbestos Trust will have an option to put, and is subject to a call option with respect to, each of the Contingent Shares.

Registration Rights Agreements

The Equity Commitment Agreement and the Plan contemplate that, on or before the Effective Date, OCD will have entered into a registration rights agreement with certain prospective holders of Reorganized Owens Corning common stock providing for registration of the resale of these holders’ Reorganized Owens Corning common stock. On July 7, 2006, OCD entered into a registration rights agreement with J.P. Morgan Securities Inc., which we refer to as the Investor Registration Agreement. The other Backstop Purchasers and certain other parties have the right to become parties to the Investor Registration Agreement, and joinders to, and agreements to be bound by, the Investor Registration Agreement have been executed by certain Backstop Purchasers.

Also on July 7, 2006, OCD, the Asbestos Claimants’ Committee and the Future Claimants’ Representative finalized the terms of a form of registration rights agreement to be entered into by the Company and the Asbestos Trust upon the effectiveness of the Plan. We refer to this definitive form registration agreement as the Trust Registration Agreement, and we refer to the Investor Registration Agreement and the Trust Registration Agreement together as the Registration Rights Agreements.

Among other things, pursuant to the terms of the Registration Rights Agreements:

•	the Company is required to file a registration statement to effect the initial registration of Reorganized Owens Corning common stock;

•	once that registration statement has been declared effective by the SEC, we will be required to use our reasonable best efforts to cause that registration statement to remain continually effective and properly supplemented and amended for so long as the registration statement can remain effective under the Securities Act of 1933 or, if earlier, for two years following the earlier of (x) the last day on which an Investment Firm’s call right to purchase a portion of the Contingent Shares expires pursuant to the Collar Agreements and (y) the purchase under the Collar Agreements of all the Reorganized Owens Corning common stock subject to the Collar Agreements;

•	in the event that registration statement ceases to be effective, we will be required to use our reasonable best efforts to:

•	cause a replacement registration statement to be filed with the SEC as promptly as practicable,

•	have that replacement registration statement declared effective by the SEC as promptly as practicable after its filing, and

•	cause that replacement registration statement to remain continually effective and properly supplemented and amended for two years following the first day of effectiveness of that replacement registration statement;

•	if the Company proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreements the opportunity to register all or part of their shares on the terms and conditions set forth in the Registration Rights Agreements; and

•	the other parties to the Registration Rights Agreements received the right, subject to certain conditions and exceptions, to request that the Company file registration statements (subject to certain limitations on the number of registration statements and the minimum number of shares covered thereby) with the SEC for an offering of all or part of their respective shares of Reorganized Owens Corning common stock, which registration statement is referred to as a demand registration, and the Company is required to cause the demand registration to be filed with the SEC as promptly as practicable following any demand.

All expenses of registration under the Registration Rights Agreements, including the legal fees of one counsel retained by or on behalf of J.P. Morgan Securities Inc. and/or the other Backstop Purchasers (considered together) and one counsel retained by or on behalf of the Asbestos Trust, as the case may be, will be paid by the Company.

The registration rights granted in the Registration Rights Agreements are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Registration Rights Agreements also contain customary indemnification and contribution provisions, and certain representations and warranties made by us to the other parties to the Registration Rights Agreements. Further details concerning these representations and warranties and the other terms of the Registration Rights Agreements may be obtained through a review of the Registration Rights Agreements.

The Registration Rights Agreements are governed by Delaware law.

DESCRIPTION OF INDEBTEDNESS

Senior Credit Facilities

Consistent with the terms of the Plan, on or prior to the Effective Date, Reorganized Owens Corning will enter into a credit agreement with Citibank, N.A., as administrative agent, and various lenders which have agreed to become parties thereto. The new credit agreement, which we refer to as the Credit Agreement, provides for the creation of the Credit Facilities, consisting of:

•	a $1.0 billion multi-currency senior revolving credit facility; and

•	a $1.4 billion delayed-draw senior term loan facility.

The Credit Facilities will each have a five-year maturity. Proceeds from the revolving credit facility will be available to refinance our existing debtor-in-possession financings, pay certain unsecured claims, administrative expenses and claims in connection with the Debtors’ emergence from bankruptcy, for general working capital needs and for other general corporate purposes. The term loan will be used to fund payments or prepayments of the Contingent Note. We anticipate that the proceeds of the term loan facility will be available in a single draw any time between the effective date of the Credit Facilities and January 31, 2007, or 30 days after the Effective Date if such Effective Date has not occurred by January 31, 2007. The delayed draw would be extendible for up to two years (at six month intervals) if the FAIR Act has been enacted but remains subject to constitutional challenge. We have requested that the revolving credit facility be comprised of a U.S. facility, a Canadian facility and European facility and that the Company be permitted to add Canadian and European borrowers and borrow funds in Canadian dollars and Euros as well as U.S. dollars. Letters of credit may be issued in an aggregate amount up to $250 million, swingline loans up to $250 million (in U.S. dollars only) and competitive bid loans up to $250 million (in U.S. dollars only).

The Company’s obligations under the Credit Facilities will be unconditionally and irrevocably guaranteed by the Company’s material wholly-owned domestic subsidiaries, whether now existing or later acquired, any other subsidiary of OCD, the equity interests of which are pledged to secure obligations of OCD under the Contingent Note, and OCD.

Borrowings under the Credit Agreement will bear interest as follows:

•	Borrowings denominated in U.S. dollars (other than competitive bid loans): at a rate per annum equal to, at the option of the Company (1) LIBOR plus an applicable margin based upon the then applicable corporate credit ratings of the Company, or (2) an alternative base rate equal to the highest of (i) Citibank, N.A.’s base rate; and (ii) the federal funds effective rate plus 1/2 of 1%, plus an applicable margin based upon the then applicable corporate credit ratings of the Company;

•	Borrowings denominated in Euros: at a rate per annum equal to Euro LIBOR (to be determined on a basis acceptable to Citibank, N.A. for the respective time period) plus an applicable margin based upon the then applicable corporate credit ratings of the Company;

•	Borrowings denominated in Canadian dollars: at a rate per annum equal to, at the option of the Canadian Subsidiary Borrower (1) Citibank, N.A.’s reference rate for commercials loans in Canadian dollars made to Canadian borrowers plus an applicable margin based upon the then applicable corporate credit ratings of the Company or (2) the CDOR average rate displayed by Reuters Money Market Service (or its successor) BA Rate (as defined below) plus an applicable margin based upon the then applicable corporate credit ratings of the Company where the loans are effected through the creation and issuance of Bankers’ Acceptances; and

•	Competitive bid advances: at the rates obtained from bids selected by Owens Corning in accordance with standard competitive auction procedures depending on market availability.

The Credit Agreement will also require payment to the lenders of a commitment fee on average daily unused commitments under the Credit Facilities at rates based upon the applicable corporate credit ratings of the

Company. Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Credit Facilities would be permissible without penalty, subject to certain conditions pertaining to minimum notice and payment/ reduction amounts.

The Credit Agreement will contain financial, affirmative and negative covenants that we believe are usual and customary for a senior unsecured credit agreement. Under the terms of the proposed financial covenants, Reorganized Owens Corning will have to ensure that:

•	its ratio of consolidated total net indebtedness to consolidated total capitalization does not exceed 0.65:1.0 at any time, and

•	its ratio of consolidated EBITDA to consolidated interest expense is not less than 2.0:1.0 for any twelve-month period ending on the last day of a fiscal quarter.

The negative covenants may include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•	incur additional indebtedness;

•	grant liens;

•	make loans and investments (including acquisitions);

•	declare dividends and make other distributions;

•	redeem and repurchase our capital stock;

•	prepay, redeem and repurchase these notes;

•	modify the terms of these notes;

•	restrict dividends from our subsidiaries;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

The Credit Agreement will also contain customary events of default (subject to grace periods, as appropriate) including among others:

•	nonpayment of principal or interest;

•	breach of the financial, affirmative or negative covenants;

•	breach of the representations or warranties in any material respect;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments entered against us or any of our subsidiaries;

•	certain ERISA violations;

•	actual or asserted invalidity of the guarantees or other documents associated with the Credit Facilities; and

•	a change of control.

Contingent Note and Contingent Shares

Pursuant to the Plan, the Asbestos Trust will be provided with contingent rights, evidenced by the Contingent Note, to receive:

•	payment by Reorganized Owens Corning of $1.390 billion in cash, plus 7% simple interest from the Effective Date to the date such payment is made, and

•	28.2 million shares of Reorganized Owens Corning common stock that will be reserved and held in treasury for future issuance and potential distribution.

The Company’s obligations under the Contingent Note and with respect to the issuance and delivery of the Contingent Shares will be secured by the pledge of 51% of the voting stock of OCD and any other direct subsidiaries of Reorganized Owens Corning.

If the FAIR Act is enacted and made law on or before the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or, is constitutionally challenged on or before March 31, 2007 but such challenge is unsuccessful, the Contingent Note will be cancelled and no Contingent Shares shall be distributed to the Asbestos Trust. In those circumstances, the Plan provides that former holders of OCD common stock will be entitled to exchange the warrants received under the Plan for 19,241,988 shares of our common stock, and the holders of certain subordinated claims will be entitled to exchange the warrants received under the Plan for 8,012,165 shares of our common stock. If the FAIR Act is enacted by the Trigger Date, but is subject to a constitutional challenge to its validity on or before March 31, 2007, the vesting of the payments to be made under the Contingent Note and the Contingent Shares will be suspended until the legal challenge is resolved by a final non-appealable judgment.

If the FAIR Act is not enacted and made law by the Trigger Date or the FAIR Act is enacted into law on or before the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful, the amounts payable under the Contingent Note will be paid and the Contingent Shares shall be issued and delivered to the Asbestos Trust. If the FAIR Act is not enacted into law by the Trigger Date, then the Contingent Note shall become payable and the Contingent Shares shall be issued and delivered to the Asbestos Trust no later than the later of January 8, 2007 or the tenth day after the conclusion of the 109th Congress. The Company’s funding obligation with respect to the Asbestos Trust is fixed under the Plan, depending only upon passage of the FAIR Act and the other factors described above. As set forth in the Plan, the Company will not be obligated to make additional payments to the Asbestos Trust beyond the payments described above.